    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 30, 1997



                                                      REGISTRATION NO. 333-34767

________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                 CD RADIO INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

                          DELAWARE                                                     52-1700207
              (STATE OR OTHER JURISDICTION OF                              (IRS EMPLOYER IDENTIFICATION NO.)
               INCORPORATION OR ORGANIZATION)

                      SIXTH FLOOR, 1001-22ND STREET, N.W.
                             WASHINGTON, D.C. 20037
                                  202-296-6192
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                DAVID MARGOLESE
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                 CD RADIO INC.
                      SIXTH FLOOR, 1001-22ND STREET, N.W.
                             WASHINGTON, D.C. 20037
                                  202-296-6192
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

                     LEONARD V. QUIGLEY                                            DAVID J. BEVERIDGE
                    MITCHELL S. FISHMAN                                           SHEARMAN & STERLING
          PAUL, WEISS, RIFKIND, WHARTON & GARRISON                                599 LEXINGTON AVENUE
                1285 AVENUE OF THE AMERICAS                                     NEW YORK, NEW YORK 10022
               NEW YORK, NEW YORK 10019-6064                                          212-848-4000
                        212-373-3000

                            ------------------------

     APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


________________________________________________________________________________

                                EXPLANATORY NOTE


     This Registration Statement contains two forms of prospectus: one to be used in connection with an underwritten public offering in the Unites States and Canada of 2,800,000 shares (the 'U.S. Prospectus'), and one to be used in a concurrent underwritten public offering outside the United States and Canada of 700,000 shares (the 'International Prospectus'). The two prospectuses are identical except for the front and back cover pages and the section entitled 'Underwriting' and the inclusion of the section entitled 'Certain United States Federal Tax Consequences to Non-United States Holders of Common Stock' in the International Prospectus. The form of U.S. Prospectus is included herein and is followed by the alternate pages to be used in the International Prospectus. Each of the alternate pages for the International Prospectus included herein is labeled 'International Prospectus -- Alternate Page.' Final forms of each Prospectus will be filed with the Securities and Exchange Commission under Rule 424(b) under the Securities Act of 1933.

                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED OCTOBER 30, 1997


PROSPECTUS
                                3,500,000 SHARES
                                     [LOGO]

                                  COMMON STOCK


                            ------------------------

     All of the shares of common stock, par value $.001 per share (the 'Common Stock'), offered hereby are being offered by CD Radio Inc. (the 'Company'). Of the 3,500,000 shares of Common Stock offered hereby, 2,800,000 shares are being offered in the United States and Canada (the 'U.S. Offering') and 700,000 shares are being offered outside the United States and Canada (the 'International Offering' and, together with the U.S. Offering, the 'Stock Offerings'). The public offering price per share and the underwriting discount per share will be identical for both Stock Offerings. See 'Underwriting.'


     The Stock Offerings are one component of a financing transaction which includes an offer to exchange (the 'Exchange Offer') shares of the Company's
10 1/2% Series C Convertible Preferred Stock (the 'Series C Preferred Stock') for shares of the Company's outstanding 5% Delayed Convertible Preferred Stock (the '5% Preferred Stock') and an underwritten public offering of Units (the 'Units') consisting of the Company's Senior Discount Notes due 2007 (the 'Notes') and warrants (the 'Warrants') to purchase Common Stock (the 'Units Offering' and, together with the Stock Offerings, the 'Offerings'). Separate registration statements have been filed for each of the Exchange Offer and the Units Offering, and such offers will be made by separate prospectuses. The consummation of the Stock Offerings is not conditioned upon the consummation of the Units Offering but is conditioned upon the consummation of the Exchange Offer and, after giving effect to the Stock Offerings, there having occurred one or more Qualifying Offerings (as defined herein) yielding gross proceeds in an aggregate cash amount of at least $100 million.


     Since October 24, 1997, the Company's Common Stock has traded on the Nasdaq National Market under the symbol 'CDRD.' On October 23, 1997, the closing bid price of the Common Stock as reported on the Nasdaq SmallCap Market was $23 3/4 per share.

     SEE 'RISK FACTORS' BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED
     UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                                      PRICE TO              UNDERWRITING            PROCEEDS TO
                                                       PUBLIC               DISCOUNT(1)              COMPANY(2)
Per Share....................................            $                       $                       $
Total(3).....................................            $                       $                       $

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See 'Underwriting.'

(2) Before deducting expenses payable by the Company estimated to be
    $           .


(3) The Company has granted to the U.S. Underwriters and the International Managers options, exercisable within 30 days of the date hereof, to purchase up to an additional 420,000 and 105,000 shares of Common Stock, respectively, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting Discount and
    Proceeds to Company will be $      , $      and $      , respectively. See
    'Underwriting.'

                            ------------------------

     The shares of Common Stock are being offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York, New York on or
about                , 1997.
                            ------------------------

MERRILL LYNCH & CO.
                               LEHMAN BROTHERS
                                                                UNTERBERG HARRIS
                            ------------------------

             The date of this Prospectus is                , 1997.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Inside front cover

Photograph of freeway traffic and CD Radio logo

Caption:   CD Radio
           50 Channels of Programming
           National Satellite Coverage
           Commercial-Free Music
           CD Quality Sound


Photographs of two satellites, the miniature satellite dish antenna and the radio card.

Caption:   National satellite coverage
           Local contracted to build
           Arianespace launch service provider
           Silver-dollar sized satellite dish
           Adhesive rear window mount
           Wireless transmission to radio card
           Plug and play radio card
           Inserts into existing cassette slot
           Activation 888-CD-RADIO

Programming Formats
Symphonic                 Classic Rock               Soft Rock
Chamber Music             50's Oldies                Singers & Songs
Opera                     60's Oldies                Beautiful Instrumentals
Today's Country           Folk Rock                  Album Rock
Traditional Country       Latin Ballads              Alternative Rock
Contemporary Jazz         Latin Rhythms              New Age
Classic Jazz              Reggae                     Broadway's Best
Blues                     Rap                        Gospel
Big Band/Swing            Dance                      Children's Entertainment
Top of the Charts         Urban Contemporary         World Beat

                         THE CD RADIO DELIVERY SYSTEM

Schematic diagram of the CD Radio delivery system.

Caption:   (1) National Broadcast Studio
           (2) CD Radio Satellite
           (3) Satellite Dish Antenna
           (4) Radio Card




     CERTAIN PERSONS PARTICIPATING IN THE STOCK OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE STOCK OFFERINGS, MAY BID FOR AND PURCHASE COMMON STOCK IN THE OPEN MARKET AND MAY IMPOSE PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES SEE 'UNDERWRITING.'



     IN CONNECTION WITH THE STOCK OFFERINGS AND THE EXCHANGE OFFER, CERTAIN UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON NASDAQ IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE 'UNDERWRITING.'

                         ILLUSTRATIVE CHANNEL LISTINGS

     The following channel list (which employs terminology common to the music industry) has been prepared by the Company to illustrate the manner in which the Company's music programming might be marketed. The Company intends to vary channel formats from time to time to reflect the results of its market research and subscriber tastes.


1.     Symphonic                                                    16.    Latin Rhythms
       Presenting the full range of the classical                          Move to the music of Ruben Blades, Albita, Juan Luis
       repertoire, with complete works from great composers                Guerra and the legendary Tito Puente.
       -- Beethoven, Mozart, Handel, Copland -- performed
       by world-class artists and orchestras, including the         17.    Reggae
       New York Philharmonic Orchestra, Itzhak Perlman,                    Reggae from legends like Bob Marley & the Wailers,
       Wynton Marsalis and Yo-Yo Ma.                                       Peter Tosh and Third World to new sounds from Steel
                                                                           Pulse, UB40, Shaggy, Ziggy Marley, Maxi Priest,
2.     Chamber Music                                                       Aswad and Lady Saw.
       The lighter side of classical music, featuring
       chamber music from small ensembles, as well as solo          18.    Rap
       performances. Composers like Vivaldi, Telemann and                  Pure rap from the masters of the genre, including
       Liszt performed by Ruth Laredo, the Juilliard String                Puff Daddy, Fugees, DJ Kool, Freak Nasty, Warren G
       Quartet, Julian Bream and Jean-Pierre Rampal.                       and M.C. Lyte.

3.     Opera                                                        19.    Dance
       Full-length operatic masterpieces from Verdi, Wagner                Techno, club and pop remixes from around the world
       and Puccini, along with arias and songs, showcasing                 make this one of the hottest spots on the dial.
       the world's great vocal artists, including Luciano
       Pavarotti, Dawn Upshaw, the Hilliard Ensemble,               20.    Urban Contemporary
       Placido Domingo and Cecilia Bartoli.                                The soulful sounds of Toni Braxton, Luther Vandross,
                                                                           Keith Sweat and Mary J. Blige.
4.     Today's Country
       The honest 90's sound of today's stars, including            21.    Soft Rock
       Tim McGraw, Leann Rimes, Vince Gill, Alan Jackson,                  Mainstream pop hits from artists like Celine Dion,
       Garth Brooks, Pam Tillis and Bryan White.                           Phil Collins, Gloria Estefan and George Michael.

5.     Traditional Country                                          22.    Singers & Songs
       Classic country hits from legends like Merle                        The greats sing the standards, with legends like
       Haggard, Conway Twitty, Waylon Jennings, Loretta                    Frank Sinatra, Nat King Cole, Tony Bennett and
       Lynn and George Jones.                                              Barbra Streisand.

6.     Contemporary Jazz
       The smooth instrumental sounds of David Sanborn,             23.    Beautiful Instrumentals
       Kenny G, Larry Carlton, Dave Koz and Bob James,                     Melodic relaxing orchestrations from Richard
       mixed with the vocal stylings of Manhattan Transfer,                Clayderman, Paul Mauriat, Zamfir, James Last, Roger
       Al Jarreau and Michael Franks.                                      Williams and James Galway.

7.     Classic Jazz                                                 24.    Album Rock
       Mainstream jazz at its finest. Features the artistry                Mainstream rock from veteran bands and new artists,
       of legends like Miles Davis, Oscar Peterson,                        including Aerosmith, Collective Soul, Dave Matthews
       Thelonious Monk, Sarah Vaughan and Dave Brubeck and                 Band and John Mellencamp.
       performers following in the tradition like Dianne
       Schuur and Branford Marsalis.                                25.    Alternative Rock
                                                                           Modern rock from such diverse bands as Beck, Live,
8.     Blues                                                               Stone Temple Pilots and Smashing Pumpkins.
       The Blues from A to Z -- from legends like Muddy
       Waters and Howlin' Wolf to John Lee Hooker, Etta             26.    New Age
       James, B.B. King, Robert Cray, Buddy Guy and                        Sounds that soothe and transport. Relax with Jim
       exciting new artists like Keb' Mo', Duke Robillard                  Brickman, Kitaro and Yanni.
       and Jonny Lang.

9.     Big Band/Swing                                               27.    Broadway's Best
       From the great bands of the 30s and 40s to bands                    The Great White Way shines with all your favorites
       today. Featuring the sounds of Artie Shaw, Tommy                    from the past and today's hot new shows. Rodgers and
       Dorsey, Glenn Miller, Benny Goodman, Harry James,                   Hammerstein, Marvin Hamlisch and Andrew Lloyd
       Duke Ellington and Count Basie.                                     Webber.

10.    Top of the Charts                                            28.    Gospel
       Today's hottest US hits. No Doubt, Mariah Carey,                    Soulful gospel sounds of joy. Mahalia Jackson, Al
       Spice Girls.                                                        Green and the Winans.

11.    Classic Rock                                                 29.    Children's Entertainment
       Classic tracks and deep album cuts from the legends                 Entertaining songs and storytelling for younger
       of rock, including the Who, the Beatles, the Rolling                listeners. Fred Penner, Raffi and Tom Chapin.
       Stones, Led Zeppelin, The Doors, Eric Clapton, Neil
       Young, Jimi Hendrix and Jethro Tull.                         30.    World Beat
                                                                           Spanning continents, select sounds from all over the
12.    50's Oldies                                                         world: Gipsy Kings, Cheb Khaled, The Chieftains, Zap
       Sock hops and going steady. Tune in and experience                  Mama, Ladysmith Black Mambazo and Youssou N'Dour.
       it all over again with Chuck Berry, Little Richard
       and Elvis Presley.

13.    60's Oldies
       Put the top down and cruise to the sounds of the sixties. The solid gold sounds of Motown, the British Invasion and Surfer Rock.

14.    Folk Rock
       Singer-songwriters and bands with thoughtful lyrics and melodies, including Joni Mitchell, Lyle Lovett,
       James Taylor, Shawn Colvin, Chris Isaak, Tori Amos and Indigo Girls.

15.    Latin Ballads
       Emotive romantic sounds from Julio Iglesias, Rocio
       Durcal, Roberto Carlos, Ana Gabriel, Gloria Estefan and Jon Secada.




  The artists named herein do not endorse the Company or the securities being offered hereby.

                             ADDITIONAL INFORMATION


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the 'Commission'). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511 and 13th Floor, 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information concerning the Company also can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006, which supervises the Nasdaq National Market on which the Company's Common Stock is traded. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.


     The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the 'Registration Statement') under the Securities Act of 1933, as amended (the 'Securities Act'), with respect of the securities covered by this Prospectus. This Prospectus, which forms part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and such securities, reference is hereby made to such Registration Statement, including the exhibits filed therewith. The Registration Statement and the exhibits thereto can be obtained by mail from or inspected and copied at the public reference facilities maintained by the Commission as provided in the prior paragraph.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the Commission, are incorporated herein by reference:

          1. The Company's Annual Report on Form 10-K, as amended by the Annual Report on Form 10-K/A, for the year ended December 31, 1996.

          2. The Company's Quarterly Report on Form 10-Q, as amended by the Quarterly Report on Form 10-Q/A, for the period ended March 31, 1997.

          3. The Company's Quarterly Report on Form 10-Q for the period ended June 30, 1997.


          4. The Company's Quarterly Report on Form 10-Q for the period ended September 30, 1997.



          5. The Company's Current Report on Form 8-K dated April 10, 1997.



          6. The Company's Current Report on Form 8-K dated May 2, 1997.



          7. The Company's Current Report on Form 8-K dated June 17, 1997.



          8. The Company's Current Report on Form 8-K dated July 8, 1997.



          9. The Company's Current Report on Form 8-K dated August 19, 1997.



          10. The Company's Current Report on Form 8-K dated October 7, 1997.



          11. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, as amended, filed pursuant to Section 12(b) of the Exchange Act.



          12. Issuer Tender Offer Statement on Form 13E-4.



          13. Consent Solicitation Statement on Schedule 14A, dated October 23, 1997.



     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the Stock Offerings shall be deemed to be incorporated by reference in and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in the Registration Statement containing this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon the request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to: Secretary, CD Radio Inc., Sixth Floor, 1001 22nd Street, N.W., Washington D.C. 20037.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the 'Reform Act'), the Company is hereby providing cautionary statements identifying important factors that could cause the Company's actual results to differ materially from those projected in forward-looking statements (as such term is defined in the Reform Act) made in this Prospectus. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as 'will likely result,' 'are expected to,' 'will continue,' 'is anticipated,' 'estimated,' 'intends,' 'plans,' 'projection' and 'outlook') are not historical facts and may be forward-looking and, accordingly, such statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the factors discussed throughout this Prospectus, and particularly in the risk factors set forth herein under 'Risk Factors.' Among the key factors that have a direct bearing on the Company's results of operations are the potential risk of delay in implementing the Company's business plan; increased costs of construction and launch of necessary satellites; dependence on satellite construction and launch contractors; risk of launch failure; unproven market and unproven applications of existing technology; and the Company's need for additional substantial financing. These and other factors are discussed herein under 'Risk Factors,' 'Management's Discussion and Analysis of Financial Condition and Results of Operations,' 'Business' and elsewhere in this Prospectus.

     The risk factors described herein could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements of the Company made by or on behalf of the Company and investors, therefore, should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors. Further, management cannot assess the impact of each such factor on the Company's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial data appearing elsewhere in this Prospectus. Prospective investors should carefully consider the factors set forth herein under the caption 'Risk Factors' and are urged to read this Prospectus in its entirety. Unless otherwise indicated, the information in this Prospectus does not give effect to the exercise of the Underwriters' over-allotment option and references herein to the 'Company' refer to CD Radio Inc. and, where appropriate, its subsidiary, Satellite CD Radio, Inc.

                                  THE COMPANY


     CD Radio Inc. was founded in 1990 to pioneer and commercialize a compact disc quality, multi-channel radio service broadcast directly from satellites to vehicles ('satellite radio'). In October 1997, the Company was granted one of two licenses ('FCC Licenses') from the Federal Communications Commission (the 'FCC') to build, launch and operate a national satellite radio broadcast system. The Company has begun construction of two satellites that it plans to launch into geosynchronous orbit to broadcast its radio service throughout the United States. The Company's service, which will be marketed under the brand name 'CD Radio,' is expected to consist of 30 channels of commercial-free, compact disc quality music programming and 20 channels of news, sports and talk programming. CD Radio will be broadcast over a frequency band (the 'S-band') that will augment traditional AM and FM radio bands. Under its FCC license, the Company has the exclusive use of a 12.5 megahertz portion of the S-band for this purpose. The Company currently expects to commence CD Radio broadcasts in late 1999 at a subscription price of $10 per month.


     The Company is positioning itself as an entertainment company and accordingly plans to design and originate programming on each of its 30 music channels. Each channel will be operated as a separate radio station with a distinct format. Certain music channels will offer continuous music while others will have program hosts, depending on the type of music programming. CD Radio will offer a wide range of music categories, such as:


  Symphonic                  Classic Rock           Soft Rock
  Chamber Music              50's Oldies            Singers & Songs
  Opera                      60's Oldies            Beautiful Instrumentals
  Today's Country            Folk Rock              Album Rock
  Traditional Country        Latin Ballads          Alternative Rock
  Contemporary Jazz          Latin Rhythms          New Age
  Classic Jazz               Reggae                 Broadway's Best
  Blues                      Rap                    Gospel
  Big Band/Swing             Dance                  Children's Entertainment
  Top of the Charts          Urban Contemporary     World Beat



                            THE CD RADIO OPPORTUNITY


     The Company believes that there is a significant market for music and other radio programming delivered through advanced radio technology. While television technology has advanced steadily -- from black and white to color, from broadcast to cable, and from ordinary to high-definition television -- the last major advance in radio technology was the introduction of FM broadcasts. CD Radio will provide a new generation of radio service, offering a wide variety of music formats available on demand, nearly seamless signal coverage throughout the United States and commercial-free, compact disc quality music programming. The Company's planned multiplicity of formats currently is not available to motorists in any market within the United States.


     CD Radio is primarily a service for motorists. The Yankee Group, a market research organization, estimates that there will be approximately 198 million registered private motor vehicles in the United States by the end of 1999, when the Company expects to commence broadcasting. At present, approximately 89% of all private vehicles have a radio that could easily be utilized to receive

CD Radio's broadcasts, with this number estimated to be approximately 182 million vehicles in 1999, and approximately 199 million in 2004. CD Radio initially will target a number of demographic groups among the drivers of these vehicles, including 110 million commuters, 34 million of whom spend between one and two hours commuting daily, three million truck drivers and three million owners of recreational vehicles. According to a 1996 market study, although almost all vehicles contain either a cassette or compact disc player, 87% of automobile commuters listened to the radio an average of 50 minutes a day while commuting.


     The Company believes that the ability to offer a wide variety of musical formats simultaneously throughout the United States will enable it to tap significant unmet consumer demand for specialized music programming. The economics of the existing advertiser supported local radio industry dictate that radio stations generally program for the greatest potential audience. Even in the largest metropolitan areas, station formats are limited. Nearly half of all commercial radio stations in the United States offer one of only three formats: country, adult contemporary and news/talk, and the next three most prevalent formats account for another 30% of all stations. Although niche music categories such as classical, jazz, rap, gospel, oldies, soundtracks, new age, children's and others accounted for approximately 27% of sales of recorded music in 1996, such formats generally are unavailable on existing radio stations in many markets. Even in New York City, the nation's largest radio market, there are no radio stations devoted solely to such programming as opera, blues, chamber music, soundtracks, reggae, children's programming and many others. CD Radio's wide choice of formats is expected to appeal to a large number of currently underserved listeners.



     In addition, due to the limited coverage area of conventional radio broadcasting, listeners often travel beyond the range of any single station. Unlike conventional FM stations, which have an average range of only approximately 30 miles before reception fades, CD Radio's signal is designed to cover the entire continental United States, enabling listeners almost always to remain within its broadcast range. The Company's satellite delivery system is designed to permit CD Radio to be received by motorists in all outdoor locations where a vehicle has an unobstructed line-of-sight with one of the Company's satellites or is within range of one of the Company's terrestrial repeating transmitters.


     The ability to broadcast nationwide will also allow the Company to serve currently underserved radio markets. In the United States, there are more than 45 million people aged 12 and over living in areas with such limited radio station coverage that the areas are not monitored by The Arbitron Company, a broadcast industry ratings organization ('Arbitron'). Of these, the Company believes that approximately 22 million people receive five or fewer FM stations,
1.6 million receive only one FM station and at least one million people receive no FM stations. This segment of the population also has a limited choice of radio music formats and is one of CD Radio's primary target markets.

     The Company also believes that CD Radio will have a competitive advantage over conventional radio stations because its music channels will be commercial-free. In contrast, conventional radio stations interrupt their broadcasts with up to 18 minutes of commercials in every hour of music programming, and most stations also frequently interrupt programming with news, promotional announcements, public service announcements and miscellaneous information. The Company believes that consumers dislike frequent radio commercial interruptions and that 'station surfing' to avoid them is common.

                              THE CD RADIO SERVICE

     CD Radio will offer motorists: (i) a wide range of finely focused music formats; (ii) nearly seamless signal coverage throughout the continental United States; (iii) commercial-free music programming; and (iv) plug and play convenience.

     Wide Choice of Programming. Each of CD Radio's 30 music channels will have a distinctive format, such as opera, reggae, classic jazz and children's entertainment, intended to cater to specific subscriber tastes. In most markets, radio broadcasters target their programming to broad audience segments. Even in the largest metropolitan markets the variety of station formats generally is limited, and many of the Company's planned formats are unavailable.

     'Seamless' Signal Coverage. CD Radio will be available throughout the continental United States, enabling listeners almost always to be within its broadcast range. The Company expects its nearly seamless signal will appeal to motorists who frequently travel long distances, including truck drivers and recreational vehicle owners, as well as commuters and others who outdrive the range of their FM signals. In addition, the Company expects its broadcasts will appeal to the 45 million consumers who live in areas that currently receive only a small number of FM stations.

     Commercial-Free Music Programming. The Company will provide commercial-free music programming. The Company's market research indicates that a principal complaint of radio listeners concerning conventional broadcast radio is the frequency of commercials. Because CD Radio, unlike most commercial AM and FM stations, will be a subscription and not an advertiser supported service, its music channels will not contain commercials.

     Plug and Play Convenience. Consumers will be able to receive CD Radio broadcasts by acquiring an adapter (a 'radio card') and an easily attachable, silver dollar-sized satellite dish antenna. Listeners will not be required to replace their existing car radios and will be able to use the radio card by plugging it into their radio's cassette or compact disc slot. CD Radio listeners using a radio card will be able to push a button to switch between AM, FM and CD Radio. Radio cards will have a visual display that will indicate the channel and format selected, as well as the title, recording artist and album title of the song being played. Radio cards will also be portable and will be able to be moved from car to car. Radio card activation will be accomplished directly via satellite by calling the Company's customer service center at 888-CD-RADIO.

                          THE CD RADIO DELIVERY SYSTEM

     The CD Radio delivery system will consist of three principal components:
(i) the satellites; (ii) the receivers; and (iii) the national broadcast studio.

     The Satellites. The Company has designed the CD Radio delivery system to transmit an identical signal from two satellites placed in geosynchronous orbit at 80[d] W and 110[d] W longitude. The Company believes that these two satellites will provide nearly continuous, 'seamless' signal coverage throughout the continental United States. When the line-of-sight to one satellite is obstructed, the line-of-sight to the other generally will be available. In certain urban areas with significant line-of-sight obstructions, the Company intends to install terrestrial repeating transmitters that will rebroadcast its signals and improve the quality of reception.


     There currently are no commercial satellites in orbit capable of transmitting radio signals on S-band frequencies to the United States. In order to provide CD Radio the Company must build and launch its own satellites. The Company has entered into a contract with Space Systems/Loral, Inc. ('Loral'), a subsidiary of Loral Space & Communications Ltd. ('Loral Space'), to build three satellites, one of which the Company intends to hold as a spare, and which grants an option to the Company to purchase an additional satellite (the 'Loral Satellite Contract'). The Company also has contracted for two launch slots (the 'Arianespace Launch Contract') with Arianespace S.A. ('Arianespace'), a leading supplier of satellite launch services.


     The Receivers. Subscribers to CD Radio will not need to replace their existing AM/FM car radios. Instead they will be able to receive CD Radio in their vehicles using a radio card similar in size to a cassette tape or compact disc that has been designed to plug easily into the cassette or compact disc slot of existing car radios. The radio card uses proprietary technology developed by the Company. In addition to radio cards, the Company expects that consumers will be able to receive CD Radio using a new generation of radios capable of receiving S-band as well as AM and FM signals ('S-band radios').

     In addition to a radio card or S-band radio, a vehicle must be equipped with an antenna in order to receive CD Radio. The Company has designed a battery powered, miniature silver dollar-sized satellite dish antenna, the base of which has an adhesive backing so that consumers will be able to easily attach the satellite dish antenna to a car's rear window. The base houses a wireless transmitter that will relay the CD Radio signal to the vehicle's radio card or S-band radio. The satellite dish antenna also uses proprietary technology developed by the Company.

     The Company expects that radio cards, S-band radios and miniature satellite dish antennas will be manufactured by one or more consumer electronics manufacturers and sold at retail outlets that sell consumer electronics, and that the miniature satellite dish antennas will be sold together with the radio cards or S-band radios. The Company believes that, when manufactured in quantity, S-band radios will be incrementally more expensive than today's car radios. The Company currently expects that the radio card together with the miniature satellite dish antenna will be sold at a retail price of approximately $200. Because subscribers will be able to use the radio card in almost all existing vehicles, the Company believes that the availability of plug and play radio cards will be of prime importance to its market penetration for a number of years.


     The Company does not intend to manufacture or distribute radio cards, S-band radios or miniature satellite dish antennas. The Company has entered into non-binding memoranda of understanding with two major consumer electronics manufacturers, and has commenced discussions with several other such manufacturers, regarding the manufacture of radio cards, S-band radios and miniature satellite dish antennas for retail sale in the United States.



     The National Broadcast Studio. The Company plans to originate its 50 channels of programming from a national broadcast studio (the 'National Broadcast Studio') to be located in the New York metropolitan region. The National Broadcast Studio will house the Company's music library, facilities for programming origination, programming personnel and program hosts, as well as facilities to uplink programming to the satellites, to activate or deactivate service to subscribers and to perform the tracking, telemetry and control of the orbiting satellites.

                                PROGRESS TO DATE

     The Company was formed in May 1990 and at that time proposed that the FCC create a satellite radio broadcast service and also filed an application with the FCC for a license to provide such a service. Since that time, the Company has:


1993      Contracted with Loral for construction of its satellites
          Contracted with Arianespace for launch of two of its satellites

1994      Completed an initial public offering of its Common Stock

1995 Completed development of its proprietary miniature satellite dish antenna

1996      Designed the radio card receiver

1997      Received one of two FCC national satellite radio broadcast licenses
          Completed a $135 million private placement of 5% Preferred Stock
          Commenced construction of two satellites
          Completed receipt of satellite broadcast patents
          Arranged $105 million of vendor financing with Arianespace Finance
          S.A.
          Recruited its key programming, marketing and financial management team
          Completed a strategic sale of $25 million of Common Stock to Loral
          Space


     See 'Business -- Progress to Date and Significant Development Milestones.'

                              CONCURRENT OFFERINGS



     The Stock Offerings are part of a financing transaction, which includes the Units Offering and the Exchange Offer, that is intended to raise capital to partially finance the construction and launch of the Company's satellites and for general corporate purposes. Pursuant to the terms of the Exchange Offer, the Company will offer to exchange shares of its Series C Preferred Stock for up to all of the outstanding shares of its 5% Preferred Stock. The Exchange Offer is intended to be consummated prior to the Offerings. The Company expects that the Offerings will result in net proceeds to the Company of approximately $218.4 million: $75.6 million from the Stock Offerings (based on an assumed offering price of $23.75 per share, the closing price of the Company's Common Stock at October 23, 1997) and $142.8 million from the Units Offering. The Company will receive no proceeds from the Exchange Offer. See 'Use of Proceeds.' The consummation of the Stock Offerings is not conditioned upon the consummation of the Units Offering but is conditioned upon the consummation of the Exchange Offer, and, after giving effect to the Stock Offerings, there having occurred one or more Qualifying Offerings (as defined herein) yielding gross proceeds in an aggregate cash amount of at least $100 million.



     There can be no assurance that the Units Offering will be completed.


                                  RISK FACTORS


     The Company's ability to meet its objectives will depend on several factors, including the timely receipt of necessary governmental approvals, obtaining additional financing, constructing and launching two satellites into orbit, developing and manufacturing radio cards, S-band radios and miniature satellite dish antennas by consumer electronics manufacturers, the rapid creation of an organization and the management of growth. The Company estimates that it will require approximately $659.6 million to develop and commence commercial operation of CD Radio by the end of 1999. Of this amount, the Company has raised approximately $266.6 million to date. After giving effect to the Offerings, the Company will have raised approximately $499.7 million of funds, leaving anticipated additional cash needs of approximately $159.9 million to fund its operations through 1999 (assuming the Company does not use up to $50 million of proceeds of the Stock Offerings to redeem preferred stock of the Company). The Company anticipates additional cash requirements of approximately $100.0 million to fund its operations through the year 2000. The Company expects to finance the remainder of its funding requirements through the issuance of debt or equity securities or a combination thereof. See 'Risk Factors' for a discussion of important factors that should be considered by prospective purchasers in the Stock Offerings.



                            ------------------------
     The Company was incorporated in the State of Delaware as Satellite CD Radio, Inc. on May 17, 1990. On December 7, 1992, the Company's name was changed to CD Radio Inc., and the Company formed a wholly-owned subsidiary, Satellite CD Radio, Inc., that is the holder of record of the Company's FCC License. The Company's executive offices are located at Sixth Floor, 1001 22nd Street, N.W., Washington, D.C. 20037, its telephone number is 202-296-6192 and its Internet address is www.cdradio.com.

                              THE STOCK OFFERINGS



Common Stock offered by the Company
     U.S. Offering...........................  2,800,000 shares
     International Offering..................    700,000 shares
                                               ---------
          Total..............................  3,500,000 shares
                                               =========
Common Stock outstanding after the Stock
  Offerings..................................  16,077,844 shares(1)
Use of Proceeds..............................  The net proceeds of the Stock Offerings, together with the net proceeds of the Units Offering, will be used to partially finance the construction and launch of the Company's satellites and for working capital and other general corporate purposes. In addition, the Company may use up to $50 million of the proceeds of the Stock
                                               Offerings to redeem preferred stock of the Company.
Nasdaq National Market Symbol................  CDRD
Dividend Policy..............................  The Company has never declared or paid any cash dividends on its capital stock and does not anticipate paying cash dividends in the foreseeable future. See 'Price Range of Common Stock' and
                                               'Dividend Policy.'


------------




(1) Based on the number of shares outstanding at September 30, 1997. Excludes
    (i) 2,013,000 shares of Common Stock issuable upon the exercise of certain outstanding and unexercised options as of September 30, 1997 (of which 1,652,000 shares are subject to currently exercisable options), (ii) 2,000,000 shares of Common Stock issuable upon the exercise of warrants issuable by the Company as of September 30, 1997, (iii) 9,204,062 shares of Common Stock issuable upon conversion of Series C Preferred Stock, assuming
    a Common Stock price of $21.00 per share, and (iv)         shares of Common
    Stock issuable upon exercise of the Warrants issued in connection with the Units Offering. See 'Description of Capital Stock.'

                      SUMMARY CONSOLIDATED FINANCIAL DATA


     The summary consolidated financial data for the Company set forth below with respect to the statements of operations for the years ended December 31, 1994, 1995 and 1996 and with respect to the balance sheets at December 31, 1995 and 1996 are derived from the consolidated financial statements of the Company, audited by Coopers & Lybrand L.L.P., independent accountants, incorporated herein by reference. The summary consolidated financial data for the Company, with respect to the balance sheets at December 31, 1992, 1993 and 1994 and with respect to the statement of operations data for the years ended December 31, 1992 and 1993, are derived from the Company's audited consolidated financial statements, which are not incorporated herein by reference. The financial information as of and for the nine months ended September 30, 1996 and 1997 is derived from unaudited consolidated financial statements incorporated herein by reference. In the opinion of management, the unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, that are necessary for a fair presentation of the financial position and results of operations for these periods. The selected consolidated financial data should be read in conjunction with the consolidated financial statements and related notes thereto incorporated herein by reference.




                                                           FOR THE YEAR ENDED DECEMBER 31,
                                                ------------------------------------------------------
                                                 1992       1993        1994        1995        1996
                                                -------    -------    --------    --------    --------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Operating revenues...........................   $    --    $    --    $     --    $     --    $     --
Net loss.....................................    (1,551)    (6,568)     (4,065)     (2,107)     (2,831)
Net loss per share of Common Stock...........      (.23)      (.79)       (.48)       (.23)       (.29)
Weighted average shares of Common Stock and
  Common Stock equivalents outstanding.......     6,715      8,284       8,398       9,224       9,642
Deemed dividend on 5% Preferred Stock........        --         --          --          --          --



                                                           FOR THE NINE MONTHS
                                                           ENDED SEPTEMBER 30,
                                                -------------------------------------
                                                      1996                 1997
                                                 -------------        -------------
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Operating revenues...........................
Net loss.....................................       $      --          $      --
Net loss per share of Common Stock...........          (1,871)            (1,489)
Weighted average shares of Common Stock and              (.20)             (4.97)(1)
  Common Stock equivalents outstanding.......
Deemed dividend on 5% Preferred Stock........           9,441             10,760
                                                           --          $ (51,975)







                                                                  AS OF DECEMBER 31,
                                                ------------------------------------------------------
                                                 1992       1993        1994        1995        1996
                                                -------    -------    --------    --------    --------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA (AT END OF PERIOD):
Cash and cash equivalents....................   $ 1,883    $   777    $  3,400    $  1,800    $  4,584
Designated cash(2)...........................        --         --          --          --          --
Working capital (deficit)....................     1,399       (250)      2,908       1,741       4,442
Total assets.................................     2,292      1,663       3,971       2,334       5,065
Deficit accumulated during the development
  stage......................................    (2,965)    (9,533)    (13,598)    (15,705)    (18,536)
Stockholders' equity.........................     1,791        505       3,431       1,991       4,898
Book value per share.........................                                                      .48


                                                    AS OF SEPTEMBER 30,
                                                    -------------------
                                                    1996           1997
                                                    ----           ----
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA (AT END OF PERIOD):
Cash and cash equivalents....................    $   1,371     $  29,386
Designated cash(2)...........................           --        66,677
Working capital (deficit)....................        1,293        29,871
Total assets.................................        1,874       148,430
Deficit accumulated during the development
  stage......................................      (16,909)      (72,000)
Stockholders' equity.........................        1,486        32,265
Book value per share.........................                       2.57


------------


(1) Includes a deemed dividend on the Company's 5% Preferred Stock of $52.0 million, or $4.83 per share. The deemed dividend relates to the discount feature associated with the 5% Preferred Stock, computed in accordance with the Commission's position on accounting for preferred stock which is convertible at a discount to the market price.





(2) Represents proceeds of the offering of the 5% Preferred Stock which were classified as designated cash reflecting the balance due to the FCC for the Company's FCC License. The Company paid this amount to the FCC in October 1997.

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before making an investment in the shares of Common Stock offered hereby. This Prospectus contains certain forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in the forward-looking statements due to a number of factors, including those set forth below and elsewhere in this Prospectus. See 'Special Note Regarding Forward-Looking Statements.'

EXPECTATION OF CONTINUING LOSSES; NEGATIVE CASH FLOW


     The Company is a development stage company and its proposed service, CD Radio, is in an early stage of development. Since its inception, the Company's activities have been concentrated on raising capital, obtaining required licenses, developing technology, strategic planning and market research. From its inception on May 17, 1990 through September 30, 1997, the Company has had no revenues and has incurred aggregate net losses of approximately $20.0 million, including net losses of approximately $2.8 million during the year ended December 31, 1996 and $1.5 million during the nine months ended September 30, 1997. The Company does not expect to generate any revenues from operations until late 1999 or 2000 at the earliest, and expects that positive cash flow from operations will not be generated until late 2000 at the earliest. The ability of the Company to generate revenues and achieve profitability will depend upon a number of factors, including the timely receipt of all necessary FCC authorizations, the successful and timely construction and deployment of its satellite system, the development and manufacture of radio cards, S-band radios and miniature satellite dish antennas by consumer electronics manufacturers, the timely establishment of its National Broadcast Studio and the successful marketing and consumer acceptance of CD Radio. There can be no assurance that any of the foregoing will be accomplished, that CD Radio will ever commence operations, that the Company will attain any particular level of revenues or that the Company will achieve profitability.


NEED FOR SUBSTANTIAL ADDITIONAL FINANCING


     The Company estimates that it will require approximately $659.6 million to develop and commence commercial operation of CD Radio by the end of 1999. Of this amount, the Company has raised approximately $266.6 million to date. After giving effect to the Offerings, the Company will have raised approximately $499.7 million of funds (assuming the Company does not use up to $50 million of the proceeds of the Stock Offerings to redeem preferred stock of the Company), leaving anticipated additional cash needs of approximately $159.9 million to fund its operations through 1999. The Company anticipates additional cash requirements of approximately $100.0 million to fund its operations through the year 2000. The Company expects to finance the remainder of its funding requirements through the issuance of debt or equity securities or a combination thereof. Additional funds, however, would be required in the event of delays, cost overruns, launch failure or other adverse developments. Furthermore, if the Company were to exercise its option under the Loral Satellite Contract to purchase and deploy an additional satellite, substantial additional funds would be required. See 'Use of Proceeds.' The Company currently does not have sufficient financing commitments to fund all of its capital needs, and there can be no assurance that the Company will be able to obtain additional financing on favorable terms, if at all, or that it will be able to do so on a timely basis. The AEF Agreements (as defined herein) contain, the indenture governing the Notes (the 'Indenture') will contain and documents governing any other future indebtedness are likely to contain provisions that limit the ability of the Company to incur additional indebtedness. The Company has substantial near-term funding requirements related to the construction and launch of its satellites. The Company is committed to make aggregate payments of $277.1 million under the Loral Satellite Contract and of $176.0 million under the Arianespace Launch Contract. Under the Loral Satellite Contract, payments are to be made in 22 installments, which commenced in April 1997. Payments due under the Arianespace Launch Contract commence November 1997 for the first launch, and February 1998 for the second launch. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital
Resources -- Funding Requirements.' Failure to secure the necessary financing on a timely basis could result in delays and increases in the cost of satellite construction or launch or other activities necessary to put CD Radio into operation, could cause the Company to default on its commitments to its satellite construction or satellite launch contractors, its creditors or others, could render the Company unable to put CD Radio into operation and could force the Company to discontinue operations or seek a purchaser for its business. The issuance by the Company of additional equity securities could cause substantial dilution of the interest in the Company of purchasers of the shares of Common Stock offered hereby.

POSSIBLE DELAYS AND ADVERSE EFFECT OF DELAY ON FINANCING REQUIREMENTS


     The Company currently expects to begin offering CD Radio in late 1999. The Company's ability to meet that objective will depend on several factors. For both of the two satellites required for the CD Radio service to be launched and in operation by the end of 1999, Loral will be required to deliver the second satellite three months prior to the delivery date specified in the contract, which cannot be assured. See 'Business -- The CD Radio Delivery System -- The Satellites -- Satellite Construction.' Furthermore, the launch of both satellites will have to occur within the early months of the launch periods reserved with Arianespace, which also cannot be assured. See 'Business -- The CD Radio Delivery System -- The Satellites -- Launch Services.' A significant delay in the planned development, construction, launch and commencement of operation of the Company's satellites would have a material adverse effect on the Company. Other delays in the development or commencement of commercial operations of CD Radio may also have a material adverse effect on the Company. Any such delays could result from a variety of causes, including delays associated with obtaining additional FCC authorizations, coordinating use of spectrum with Canada and Mexico, inability to obtain necessary financing in a timely manner, delays in or modifications to the design, development, construction or testing of satellites, the National Broadcast Studio or other aspects of the CD Radio system, changes of technical specifications, delay in commercial availability of radio cards, S-band radios or miniature satellite dish antennas, failure of the Company's vendors to perform as anticipated or a delayed or unsuccessful satellite launch or deployment. During any period of delay, the Company would continue to have significant cash requirements, including capital expenditures, administrative and overhead costs, contractual obligations and debt service requirements that could materially increase the aggregate amount of funding required to permit the Company to commence operating CD Radio. Additional financing may not be available on favorable terms or at all during periods of delay. Delay also could cause the Company to be placed at a competitive disadvantage in relation to any competitor that succeeds in beginning operations earlier than the Company. See ' -- Unavailability of Radio Cards, S-band Radios and Miniature Satellite Dish Antennas,' ' -- Continuing Oversight by the FCC,' 'Business -- The CD Radio Delivery System -- The Receivers' and
'Business -- Government Regulations -- Communications Laws.'


RELIANCE ON UNPROVEN APPLICATIONS OF TECHNOLOGY


     CD Radio is designed to be broadcast from two satellites in geosynchronous orbit that transmit identical signals to radio cards or S-band radios through miniature satellite dish antennas. This design involves new applications of existing technology which have not been deployed and there can be no assurance that the CD Radio system will work as planned. In addition, radio cards, S-band radios and miniature satellite dish antennas are not currently available. In certain areas with high concentrations of tall buildings and other obstructions, such as large urban areas, or in tunnels, signals from both satellites will be blocked and CD Radio reception will be adversely affected. In urban areas, the Company plans to install terrestrial repeating transmitters to rebroadcast CD Radio; however, certain areas with impediments to satellite line-of-sight may still experience 'dead zones.' Although management believes that the technology developed by the Company will allow the CD Radio system to operate as planned, there can be no assurance that it will do so. See ' -- Unavailability of Radio Cards, S-band Radios or Miniature Satellite Dish Antennas,' 'Business -- The CD Radio Delivery System' and 'Business -- Technology and Patents.'

DEPENDENCE UPON SATELLITE AND LAUNCH CONTRACTORS

     The Company's business will depend upon the successful construction and launch of the satellites which will be used to transmit CD Radio. The Company will rely upon its satellite vendor, Loral, for the construction and timely delivery of these satellites. Failure by Loral to deliver functioning satellites in a timely manner could materially adversely affect the Company's business. Although the Loral Satellite Contract provides for certain late delivery penalties, Loral will not be liable for indirect or consequential damages or lost revenues or profits resulting from late delivery or other defaults. Title and risk of loss for the first and second satellites are to pass to the Company at the time of launch. The satellites are warranted to be in accordance with the performance specifications in the Loral Satellite Contract and free from defects in materials and workmanship at the time of delivery, which for the first two satellites will be deemed to occur at the time of arrival of the satellites at the launch base. After delivery, no warranty coverage applies if the satellite is launched. See 'Business -- The CD Radio Delivery System -- The
Satellites -- Satellite Construction.'


     The Company is dependent on its satellite launch vendor, Arianespace, for the construction of launch vehicles and the successful launch of the Company's satellites. Failure of Arianespace to launch the satellites in a timely manner could materially adversely affect the Company's business. The Arianespace Launch Contract entitles Arianespace to postpone either of the Company's launches for a variety of reasons, including technical problems, lack of co-passenger(s) for the Company's launch or the need to conduct a replacement launch for another customer, a launch of a scientific satellite whose mission may be degraded by delay, or a launch of another customer's satellite whose launch was postponed. Although the Arianespace Launch Contract provides liquidated damages for delay, depending on the length of the delay, and entitles the Company to terminate the agreement for delay exceeding 12 months, there can be no assurance that these remedies will adequately mitigate any damage to the Company's business caused by launch delays. See ' -- Possible Delays and Adverse Effect of Delay on Financing Requirements.' The liability of Arianespace in the event of a launch failure is limited to providing a replacement launch in the case of a total launch failure or paying an amount based on lost satellite capacity in the case of a partial launch failure. See 'Business -- The CD Radio Delivery System -- The
Satellites -- Launch Services.'


SATELLITE LAUNCH RISKS


     Satellite launches are subject to significant risks, including launch failure, satellite destruction or damage during launch and failure to achieve proper orbital placement. Launch failure rates may vary depending on the particular launch vehicle and contractor. Although past experience is not necessarily indicative of future performance, Arianespace has advised the Company that as of October 20, 1997, 86 of 91 Arianespace launches (or approximately 94.5%) have been completed successfully since May 1984. See 'Business -- The CD Radio Delivery System -- The Satellites -- Launch Services.' However, the Ariane 5, the particular launch vehicle intended for the launches of the Company's satellites, has had only one launch, which was a failure, and is untested in flight. The next launch of an Ariane 5 currently is planned for late October 1997. In the event of a significant delay in the Ariane 5 program, the Company has the right to request launch on an Ariane 4 launch vehicle. There is no assurance that Arianespace's launches of the Company's satellites will be successful. Satellites also may fail to achieve a proper orbit or be damaged in space. See ' -- Limited Life of Satellites; In-orbit Failure.' As part of its risk management program, the Company plans to construct a third, backup satellite and to obtain insurance covering a replacement launch to the extent required to cover risks not assumed by Arianespace under the Arianespace Launch Contract. See ' -- Insurance Risks.' The launch of a replacement satellite would delay the commencement or continuation of the Company's commercial operations for a period of at least several months, which could have a material adverse effect on the demand for the Company's services and on its revenues and results of operations. See 'Business -- The CD Radio Delivery System -- The
Satellites -- Launch Services.'


UNCERTAIN MARKET ACCEPTANCE

     There is currently no satellite radio service such as CD Radio in commercial operation in the United States. As a result, the extent of the potential demand for such a service and the degree to which the Company's proposed service will meet that demand cannot be estimated with certainty, and there can be no assurance that there will be sufficient demand for CD Radio to enable the Company to achieve significant revenues or cash flow or profitable operations. The success of CD Radio in gaining market acceptance will be affected by a number of factors beyond the Company's control, including the willingness of consumers to pay subscription fees to obtain satellite radio broadcasts, the cost, availability and consumer acceptance of radio cards, S-band radios and miniature satellite dish antennas, the marketing and pricing strategies of competitors, the development of alternative technologies or services and general economic conditions. See 'Business -- The Radio Market,' 'Business -- The CD Radio Service,' 'Business -- Marketing Strategy,'
'Business -- The CD Radio Delivery System' and 'Business -- Competition.'

LIMITED LIFE OF SATELLITES; IN-ORBIT FAILURE

     A number of factors will affect the useful lives of the Company's satellites, including the quality of construction, the expected gradual environmental degradation of solar panels, the amount of fuel on board and the durability of component parts. Random failure of satellite components could result in damage to or loss of a satellite. In rare cases, satellites could also be damaged or destroyed by electrostatic storms or collisions with other objects in space. If the Company is required to launch the spare satellite, due to failure of the launch or in-orbit failure of one of the operational satellites, its operational timetable would be delayed for approximately six months or more. The launch or in-orbit failure of two satellites would require the Company to arrange for additional satellites to be built and could delay the commencement or continuation of the Company's operations for three years or more. The Company's satellites are expected to have useful lives of approximately 15 years, after which their performance in delivering CD Radio is expected to deteriorate. There can be no assurance, however, of the specific longevity of any particular satellite. The Company's operating results would be adversely affected in the event the useful life of its initial satellites is significantly shorter than 15 years.

INSURANCE RISKS

     Pursuant to the Loral Satellite Contract and the Arianespace Launch Contract, the Company is the beneficiary of certain limited warranties with respect to the services provided under each agreement. However, these limited warranties do not cover a substantial portion of the risks inherent in satellite launches or in-orbit operations, and the Company will have to obtain insurance to adequately protect against such risks.

     The Arianespace Launch Contract contains a provision entitling the Company to a replacement launch in the event of a launch failure caused by the launch vehicle used to launch the Company's satellites. In such event, the Company would utilize the spare satellite that it is having constructed. Thus, the Company does not intend to purchase additional insurance for launch failure of the launch vehicle. The Company intends to insure against other contingencies, including a failure during launch caused by factors other than the launch vehicle and/or a failure involving the second or third satellite in a situation in which the spare satellite has been used to replace the first or second satellite. Any adverse change in insurance market conditions may result in an increase, which may be substantial, in the insurance premiums paid by the Company. There is no assurance that launch insurance will be available or, if available, that it can be obtained at a cost or on terms acceptable to the Company.

     If the launch of either of the Company's two satellites is a full or partial failure or if, following launch, either of the satellites does not perform to specifications, there may be circumstances in which insurance will not fully reimburse the Company for its expenditures with respect to the applicable satellite. In addition, the Company has not acquired insurance that would reimburse the Company for business interruption, loss of business and similar losses which might arise from such events or from delay in the launch of either of the satellites. Any insurance obtained by the Company also will likely contain certain exclusions and material change conditions that are customary in the industry. See 'Business -- The CD Radio Delivery System -- The
Satellites -- Risk Management and Insurance.'

RISK ASSOCIATED WITH CHANGING TECHNOLOGY

     The industry in which the Company operates is characterized by rapid technological advances and innovations. There is no assurance that one or more of the technologies utilized or under development by the Company will not become obsolete, or that its services will be in demand at the time they are offered. The Company will be dependent upon technologies developed by third parties to implement key aspects of its proposed system, and there can be no assurance that more advanced technologies will be available to the Company on a timely basis or on reasonable terms or that more advanced technologies will be used by the Company's competitors and that such technologies will be available to the Company. In addition, unforeseen problems in the development of the Company's satellite radio broadcasting system may occur that could adversely affect performance, cost or timely implementation of the system and could have a material adverse effect on the Company.

UNAVAILABILITY OF RADIO CARDS, S-BAND RADIOS OR MINIATURE SATELLITE DISH
ANTENNAS


     The Company's business strategy requires that subscribers to CD Radio purchase radio cards or S-band radios as well as the associated miniature satellite dish antennas in order to receive the service. See 'Business -- The CD Radio Delivery System.' Neither the radio cards, S-band radios nor miniature satellite dish antennas currently are available, and the Company is unaware of any manufacturer currently developing such products. The Company does not intend to manufacture or distribute radio cards, S-band radios or miniature satellite dish antennas. The Company has entered into non-binding memoranda of understanding with two major consumer electronics manufacturers, and has commenced discussions with several other such manufacturers, regarding the manufacture of radio cards, S-band radios and miniature satellite dish antennas for retail sale in the United States. The Company currently intends to select one manufacturer of these products on an exclusive basis for the first year of CD Radio broadcasts. There can be no assurance, however, that these discussions or memoranda of understanding will result in a binding commitment on the part of any manufacturer to produce radio cards, S-band radios and miniature satellite dish antennas in a timely manner and at an affordable price so as to permit the widespread introduction of CD Radio in accordance with the Company's business plan or that sufficient quantities of radio cards, S-band radios and miniature satellite dish antennas will be available to meet anticipated consumer demand. The failure to have one or more consumer electronics manufacturers develop these products for commercial sale in a timely manner, at an affordable price and with mass market nationwide distribution would have a material adverse effect on the Company's business. In addition, the FCC, in its order granting the FCC License, conditioned the Company's license on certification by the Company that its final receiver design is interoperable with respect to the final receiver design of the other licensee, which has proposed to use a significantly different transmission technology from that of the Company. The Company believes that it can design an interoperable receiver, but there can be no assurance that this effort will be successful or result in a commercially feasible receiver. See 'Business -- The CD Radio Delivery System,' 'Business -- Marketing Strategy,' and 'Business -- Technology and Patents.'


NEED TO OBTAIN RIGHTS TO PROGRAMMING

     In connection with its music programming, the Company will be required to negotiate and enter into royalty arrangements with performing rights societies, such as The American Society of Composers, Authors and Publishers ('ASCAP'), Broadcast Music, Inc. ('BMI') and SESAC, Inc. ('SESAC'). These organizations collect royalties and distribute them to songwriters and music publishers. Copyright users negotiate a fee with these organizations based on a percentage of advertising and/or subscription revenues. Broadcasters currently pay a combined total of approximately 3% of their revenues to the performing rights societies. The Company also will be required to negotiate similar arrangements, pursuant to the Digital Performance Right in Sound Recordings Act of 1995 (the 'Digital Recording Act'), with the owners of the sound recordings. The determination of certain royalty arrangements with the owners of sound recordings under the Digital Recordings Act currently are subject to arbitration proceedings. The Company believes that it will be able to negotiate royalty arrangements with these organizations and the owners of sound recordings, but there can be no assurance as to the terms of any such royalty arrangements ultimately negotiated or established by arbitration.

DEVELOPMENT OF BUSINESS AND MANAGEMENT OF GROWTH

     The Company has not yet commenced CD Radio broadcasts. The Company expects to experience significant and rapid growth in the scope and complexity of its business as it proceeds with the development of its satellite radio system and the commencement of CD Radio. Currently, the Company has only ten employees and does not have sufficient staff to program its broadcast service, manage operations, control the operation of its satellites, handle sales and marketing efforts or perform finance and accounting functions. Although the Company has recently retained experienced executives in several of these areas, the Company will be required to hire a broad range of additional personnel before its planned service begins commercial operations. Growth, including the creation of a management infrastructure and staffing, is likely to place a substantial strain on the Company's management and operational resources. The failure to develop and implement effective systems or to hire and train sufficient personnel for the performance of all of the functions necessary to the effective provision of its service and management of its subscriber base and business, and the failure to manage growth effectively, would have a material adverse effect on the Company.


CONTINUING OVERSIGHT BY THE FCC



     In order to offer CD Radio, the Company was required to obtain a license from the FCC to launch and operate its satellites. The Company was a winning bidder in the April 1997 FCC auction for an FCC license to build, launch and operate a national satellite radio broadcast service (the 'FCC License'), and the FCC's International Bureau issued such a license to the Company on October 10, 1997 (the 'IB Order'). Although the FCC License is effective immediately, for a period of 30 days following the grant of the FCC License, certain parties can petition either the International Bureau or the full FCC to reconsider the decision to grant the FCC License to the Company. If any such petition is filed and denied, the complaining party may file an appeal with the U.S. Court of Appeals, which must find that the decision of the International Bureau or the FCC was not supported by substantial evidence, or was arbitrary, capricious or unlawful in order to overturn the grant of the Company's FCC License. The Company cannot predict whether any such petitions will be filed or, if a petition is filed, the ultimate outcome of any related proceeding. See 'Business -- Government Regulation -- Communications Laws.'



     In order to ensure compliance with the transfer of control rule restrictions contained in the Communications Act of 1934, as amended (the 'Communication Act'), any future assignments or transfers of control of the Company's license must be approved by the FCC. There can be no assurance that the FCC would approve any such transfer or assignment.



     The term of the FCC License with respect to each satellite is eight years, commencing from the date each satellite is declared operational after having been inserted into orbit. Upon the expiration of the term with respect to each satellite, the Company will be required to apply for a renewal of the relevant license. Although the Company believes that the FCC will grant such renewals absent significant misconduct on the part of the Company, there can be no assurance that such renewals in fact will be obtained.



     The CD Radio system is designed to permit CD Radio to be received by motorists in all outdoor locations where the vehicle has an unobstructed line-of-sight with one of the Company's satellites. However, in certain areas with high concentrations of tall buildings, such as urban cores, or in tunnels, signals from both satellites will be blocked and reception will be adversely affected. Therefore, the Company plans to install terrestrial repeating transmitters to rebroadcast CD Radio in certain urban areas. The FCC has not yet established rules governing the application procedure for obtaining authorizations to construct and operate terrestrial repeating transmitters. The Company cannot predict the outcome of this process. In addition, in connection with the installation and operation of the terrestrial repeating transmitters, the Company will need to obtain the rights to use the roofs of certain structures where the repeating transmitters will be installed. There can be no assurance that the Company can obtain such roof rights on acceptable terms or in appropriate locations for the operation of CD Radio. Also, the FCC Licensing Rules (as defined herein) require that the Company complete frequency coordination with Canada and Mexico. There can be no assurance that the Company will be able to coordinate use of this spectrum or will be able to do so in a timely manner.

     Changes in law, FCC regulations or international agreements relating to communications policy generally or to matters relating specifically to the services to be offered by the Company could affect the Company's ability to retain the FCC License and obtain or retain other approvals required to provide CD Radio or the manner in which CD Radio would be offered or regulated. See 'Business -- Government Regulation.'



     The IB Order determined that as a private carrier, the Company is not subject to the current provisions of the Communications Act restricting ownership in the Company by non-U.S. private citizens or organizations. The Executive Branch of the U.S. government has expressed interest in changing this policy, which could lead to restrictions on foreign ownership of the Company's shares in the future. The IB Order stated that its finding that the Company is not subject to the foreign ownership restrictions of the Communications Act is subject to being revisited in a future proceeding.


     The FCC has indicated that it may in the future impose public service obligations, such as channel set-asides for educational programming, on satellite radio licensees. The Company cannot predict whether the FCC will impose public service obligations or the impact that any such obligations, if imposed, would have on the Company.

DEPENDENCE ON KEY PERSONNEL

     The Company is highly dependent on the services of David Margolese, Chairman and Chief Executive Officer, who is responsible for the Company's operations and strategic planning. The loss of the services of Mr. Margolese could have a material adverse effect upon the business and prospects of the Company. See 'Business -- Government Regulation' and 'Management.'

APPLICATION OF EXPORT CONTROL REGULATIONS


     Shipment of the Company's satellites to territory outside the United States is subject to U.S. export control regulation. Because Arianespace, the Company's satellite launch vendor, intends to launch the Company's satellites from an Arianespace launch facility in French Guiana, a department of France, export licenses will be required under U.S. export control regulations. There can be no assurance, however, that the required export licenses will be obtained.


RISK OF SIGNAL THEFT

     The CD Radio signal, like all broadcasts, is subject to the risk of piracy. Although the Company plans to use encryption technology to mitigate signal theft, the Company does not believe that any such technology is infallible. Accordingly, there can be no assurance that theft of the CD Radio signal will not occur. Signal theft, if widespread, could have a material adverse effect on the Company.

COMPETITION


     The Company will be seeking market acceptance of its proposed service in a new, untested market and will compete with established conventional radio stations, which do not charge subscription fees or require the purchase of radio cards or S-band radios and associated miniature satellite dish antennas to receive their services. Many radio stations also offer information programming of a local nature such as local news or traffic reports which the Company will be unable to offer. In addition, the Company expects that, prior to the commercial launch of CD Radio, some traditional FM radio broadcasting stations will begin to transmit digital, compact disc quality signals. The Company also expects to compete directly with American Mobile Radio Corporation ('AMRC'), a subsidiary of American Mobile Satellite Corporation ('AMSC'), which is the holder of the other FCC License. AMSC, which is owned in part by the Hughes Electronics Corporation subsidiary of General Motors Corporation, has financial, management and technical resources that greatly exceed those of the Company. See 'Business -- Competition.' In addition, the FCC could grant new licenses which would enable further competition to broadcast satellite radio. Finally, there are many portions of the electromagnetic spectrum that are currently licensed for other uses and certain other portions for which licenses have been granted by the FCC without restriction as to use, and there can be no assurance that these portions of the spectrum could not be utilized for satellite radio broadcasting in the future. Although any such licensees would face cost and competition barriers, there can be no assurance that there will not be an increase in the number of competitors in the satellite radio industry or any assurance that one or more competitors will not design a satellite radio broadcast system that is superior to the Company's system, either of which events could have a material adverse effect on the Company. See 'Business -- Competition.'


UNCERTAIN PATENT PROTECTION


     The Company has been granted certain U.S. patents covering various features of satellite radio technology including, among other features, signal diversity and memory reception. There can be no certainty that the Company's system or products will be covered by the Company's patents. If the Company's system or products are not covered by the Company's patents, others may duplicate the Company's system or products without liability to the Company. In addition, there can be no assurance that the Company's U.S. patents will not be challenged, invalidated or circumvented by others. Litigation, which could result in substantial cost to the Company, may be necessary to enforce the Company's patents or may occur to determine the scope and validity of other parties' proprietary rights, and there can be no assurance of success in any such litigation. There can be no assurance that there are no patents, or pending patent applications which will later mature into patents, or inventions developed earlier which will later mature into patents, of others which may block the Company's ability to operate its system or license its technology. The earliest of the Company's patents is due to expire, upon payment of all necessary fees, on April 10, 2012. See 'Business -- Technology and Patents.'


NO DIVIDENDS


     The Company has not declared or paid any dividends on its Common Stock since its inception, and does not currently anticipate paying any such dividends. The AEF Agreements contain and the Indenture will contain provisions that limit the Company's ability to pay dividends.


LIMITED PUBLIC MARKET FOR COMMON STOCK


     The Common Stock is traded on the Nasdaq National Market. There can be no assurance that an active public market will continue to exist for the Common Stock or as to the liquidity of any such market, the ability of holders of the Common Stock to sell their securities or the price at which such holders would be able to sell. Such price may be influenced by many factors, including, but not limited to, investor perception of the Company and its industry and general economic and market conditions.


VOLATILITY OF STOCK PRICE

     The trading price of the Common Stock has been volatile, and it may continue to be so. Such trading price could be subject to wide fluctuations in response to announcements of business and technical developments by the Company or its competitors, quarterly variations in operating results, and other events or factors, including expectations by investors and securities analysts and the Company's prospects. In addition, stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of development stage companies, at times for reasons unrelated to their operating performance. Such broad market fluctuations may adversely affect the price of the Common Stock.


ANTI-TAKEOVER PROVISIONS



     The Company's Board of Directors has the authority to issue up to 50,000,000 shares of preferred stock (the 'Preferred Stock') in one or more series and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. Of that amount, 8,000,000 shares have been designated as 5% Preferred Stock, of which 5,222,608 shares were issued and outstanding as of September 30, 1997. A further 7,000,000 shares of Preferred Stock have been designated Series C Preferred Stock, of which up to 1,932,073 shares will be issued and outstanding following the completion of the Exchange Offer. In addition, the Company has adopted a stockholders rights plan and in connection with the stockholders rights plan, 300,000 shares of Preferred Stock have been designated Series B Preferred Stock. Any issuance of Preferred Stock, including Preferred Stock with voting and conversion rights, as well as the Series C Preferred Stock which are convertible into shares of Common Stock, may adversely affect the voting power of the holders of Common Stock. The stockholders rights plan and any issuance of Preferred Stock may be deemed to have anti-takeover effects and may delay, deter or prevent a change in control of the Company that a stockholder might consider to be in his or her best interest. The Company may also become subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. The effect of these provisions could have the effect of delaying or preventing a change of control of the Company or adversely affect the market price of the Company's Common Stock. Furthermore, the severance provisions of employment agreements with certain members of the Company's management provide for payments that could discourage an attempted change in control of the Company.


     Any change in the composition of the Company's ownership after Arianespace Finance S.A. ('AEF') has determined that the Tranche A Loans are eligible for Conversion (as defined below), which could reasonably be expected to have a Material Adverse Effect (as defined in the AEF Agreements), would constitute a default under the AEF Agreements. Therefore, upon the occurrence of such change in the Company's ownership, AEF would have the right to accelerate its loans to the Company and the Company may be required to prepay all of its outstanding obligations under the AEF Agreements. See 'Description of Certain
Indebtedness -- Vendor Financing.' There can be no assurance that the Company will satisfy the conditions for Conversion. However, any other financing obtained by the Company to repay or refinance the Tranche A Loans likely would contain restrictions on significant changes in the Company's stock ownership.


     Upon the occurrence of any Change of Control (as defined in the Indenture), or a Change in Control (as defined in the Series C Preferred Stock certificate of designations), the Company will be required to make an offer to purchase the Notes, after issuance thereof, and the Series C Preferred Stock. If such an offer is made, there can be no assurance that the Company will have available funds sufficient to pay the purchase price for any or all of the Notes and the Series C Preferred Stock that might be delivered by holders of the Notes or the Series C Preferred Stock seeking to accept the offer. After the issuance of the Notes the failure of the Company to make or consummate the Change of Control offer or to pay the purchase price for the Notes when due will give the trustee under the Indenture and the holders of the Notes the right to require the Company to prepay all of its outstanding indebtedness and other obligations under the Notes. The failure of the Company to make or consummate the offer to purchase or pay the purchase price for the Series C Preferred Stock when due will give the holders of a majority of the Series C Preferred Stock the right, voting as a separate class, to elect a number of directors of the Company equal to the lesser of two directors and the number of directors constituting at least 25% of the Board of Directors of the Company.


     In addition, a change in control of the Company could require FCC approval. See 'Business -- Regulation.'


CONTROL BY EXISTING STOCKHOLDERS



     As of September 30, 1997, the executive officers and directors of the Company beneficially owned, or had voting power with respect to, approximately 41.2% of the outstanding Common Stock, and upon consummation of the Stock Offerings, such executive officers and directors are expected to beneficially own, or have voting power with respect to, approximately 32.3% of the outstanding Common Stock (assuming none of the executive officers, directors, any grantor under a voting trust granting voting power over shares of Common Stock purchased by such grantor or such grantor's affiliates to any of such executives or directors, or such grantor's affiliates purchases any shares of Common Stock in the Stock Offerings). This concentration of ownership will enable such stockholders, either acting alone or together with other existing stockholders, to exert considerable influence over the management and policies of the Company. Such a concentration of ownership may have the effect of delaying, deferring or preventing a change of control.

INVESTMENT COMPANY ACT OF 1940


     On July 22, 1997, the Company filed an application with the Securities and Exchange Commission for an order declaring that the Company is not an 'investment company' as that term is defined in the Investment Company Act of 1940, as amended (the '1940 Act'). The 1940 Act defines an investment company to include a company that owns or proposes to acquire 'investment securities' (as that term is defined in the 1940 Act) exceeding 40% of the value of such company's assets (exclusive of U.S. government securities and cash items). Because the Company had temporarily invested the proceeds from its recent public and private offerings in investment securities prior to their expenditure, the Company could have fallen within the definition of an investment company. Investment companies must be registered and are subject to extensive regulation by the Commission under the 1940 Act.



     The filing of the application gave the Company an automatic 60-day exemption (the final day of which was September 19, 1997) from the provisions of the 1940 Act pending a final determination of the merits of its application. Because the Commission has not yet acted on the Company's application, the Company has now invested in U.S. government securities at least that proportion of its assets as the Company believes will be sufficient to avoid any determination that it is an 'investment company' within the meaning of the 1940 Act.



     If the requested relief is ultimately denied, the Company may be required to register as an investment company or, in the alternative, to invest a substantial portion of the proceeds from the sale of the Common Stock offered hereby in U.S. government securities, pending expenditure of such proceeds by the Company for its corporate purposes.


SHARES ELIGIBLE FOR FUTURE SALE






     Upon the consummation of the Stock Offerings, the Company will have 16,077,884 shares of Common Stock outstanding, assuming no exercise of (i) the Underwriters' over-allotment option, (ii) outstanding options, and (iii) Warrants issued in connection with the Units Offering. Of these shares, 9,795,896 shares will be freely tradeable without restriction under the Securities Act unless such shares are purchased in the Stock Offerings by 'affiliates' of the Company, as such term is defined in Rule 144 under the Securities Act (the 'Affiliates'). Of the remaining 6,281,988 shares of Common Stock, 3,547,488 shares are 'restricted securities' as that term is defined in Rule 144 under the Securities Act (the 'Restricted Shares'). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act. Up to 1,642,000 of the Restricted Shares held by the directors and certain officers of the Company will be eligible for sale, subject to the restrictions of Rule 144, upon expiration of certain lock-up agreements entered into between each of such directors and officers of the Company and the underwriters of the Stock Offering (the 'Lock-up Agreements'), which shall expire, with respect to a Lock-up Agreement concerning 1,600,000 of such shares, on a cumulative basis as to 25% of such 1,600,000 shares at the expiration of each of the 15th, 18th, 21st and 24th month following August 26, 1997, and, with respect to Lock-up Agreements concerning the remaining 42,000 shares, 180 days after the effective date of the Stock Offerings. The remaining 1,905,488 Restricted Shares will not become eligible for resale until August 1998, and then only pursuant to the restrictions under Rule 144. In addition, the Company's largest stockholder has entered into a lock-up agreement relating to 2,734,500 shares lasting for a period ending, on a cumulative basis, as to 25% of the shares of Common Stock owned by such holder, on the expiration of the 15th, 18th, 21st and 24th month following August 26, 1997. As such shares become free of such lock-up, they will be eligible for sale without restriction.



     The Company is unable to predict the effect that sales made under Rule 144, pursuant to future registration statements, or otherwise, may have on any then prevailing market price for shares of the Common Stock. Nevertheless, sales of a substantial amount of Common Stock in the public market, or the perception that such sales could occur, could adversely affect market prices.

                                USE OF PROCEEDS


     The net proceeds to the Company from the Stock Offerings are estimated to be approximately $75.6 million ($87.0 million if the Underwriters' over-allotment option is exercised in full) (based on an assumed offering price of $23.75 per share, the closing price of the Company's Common Stock at October 23, 1997) after deducting estimated underwriting discounts and estimated expenses relating thereto. Concurrently with the sale of the shares of Common Stock, the Company intends to complete the Units Offering and consummate the Exchange Offer. The net proceeds to the Company from the Units Offering are estimated to be approximately $142.8 million after deducting estimated underwriting discounts and estimated expenses of the Units Offering. The Company will receive no proceeds from the Exchange Offer.



     The Company expects to use the net proceeds of the Offerings to partially finance the construction and launch of the Company's satellites. In addition, the Company may use up to $50 million of the proceeds of the Stock Offerings to redeem preferred stock of the Company. The remainder of the net proceeds of the Offerings will be used for general corporate purposes, including marketing and working capital.



     The Company estimates that it will require approximately $659.6 million to develop and commence commercial operation of CD Radio by the end of 1999. Of this amount, the Company has raised approximately $266.6 million to date. After giving effect to the Offerings, the Company will have raised $499.7 million of funds, leaving anticipated additional cash needs of approximately $159.9 million to fund its operations through 1999 (assuming the Company does not use up to $50 million of proceeds of the Stock Offerings to redeem preferred stock of the Company). The Company anticipates additional cash requirements of approximately $100.0 million to fund its operations through the year 2000. The Company expects to finance the remainder of its funding requirements through the issuance of debt or equity securities or a combination thereof. There can be no assurance, however, that the Company's cash requirements will not increase or that such funds will be sufficient. In addition, although the Company's business plan is based upon the deployment of two satellites and the construction of a third spare satellite, it has the right to exercise an option under the Loral Satellite Contract to acquire an additional satellite. If the Company elects to exercise this option, substantial additional funds would be required and the Company would have to obtain additional regulatory approvals. Deployment of an additional satellite also could result in a delay in the introduction of CD Radio. Any decision to deploy a three satellite system would have to be made prior to the launch of the Company's first satellite. The Company intends to seek additional financing through the issuance of debt or equity securities in the public or private markets. However, there can be no assurance that the Company will be able to obtain additional financing on favorable terms, or at all, or that such financing will be available in a timely manner. See 'Risk Factors -- Need for Substantial Additional Financing.'


SOURCES AND USES OF FUNDS BY CD RADIO

     The following table describes the estimated sources and uses of funds by the Company from its inception through the end of 1999 when CD Radio is targeted to commence commercial operations. The projection of total sources and total uses of funds is forward looking and could vary, perhaps substantially, from actual results, due to events outside the Company's control, including unexpected costs and unforeseen delays.

                           PRE-OPERATIONAL PERIOD(1)

                                             SOURCES OF FUNDS
                                             ----------------
                                                                                             (IN MILLIONS)
                                                                                             -------------
Funds Committed to Date:
     Net proceeds from equity investments prior to the FCC auction(2).....................      $  21.6
     Net proceeds from issuance of 5% Preferred Stock(3)..................................        120.5
     Net proceeds from sale of Common Stock to Loral Space(4).............................         24.5
     Vendor financing(5)..................................................................        100.0
                                                                                             -------------
          Total to Date...................................................................        266.6
Gross proceeds of the Offerings...........................................................        233.1
                                                                                             -------------
Pro forma funds to date...................................................................        499.7
Net future funds(6).......................................................................        159.9
                                                                                             -------------
          Total pre-operational sources...................................................      $ 659.6
                                                                                             -------------
                                                                                             -------------


                                              USES OF FUNDS
                                              -------------
CD Radio system:
     Satellite contract(7)................................................................      $ 246.8
     Launch services and insurance(8).....................................................        191.1
     Ground segment(9)....................................................................         47.3
                                                                                             -------------
          Subtotal........................................................................        485.2
FCC License...............................................................................         83.3
Operating expenses and working capital(10)................................................         60.6
Net cash interest expense(11).............................................................          2.2
Estimated fees and expenses of the Offerings, Exchange Offer and partial redemption of
  outstanding 5% Preferred Stock(12)......................................................         28.3
                                                                                             -------------
          Total pre-operational uses......................................................      $ 659.6
                                                                                             -------------
                                                                                             -------------


------------


 (1) Assumes that CD Radio will commence commercial operations in December 1999. The Company anticipates that it will require total net future funds of $159.9 million following the Offerings to finance additional expenses through 1999. The Company anticipates additional funding requirements of $100.0 million to fund its operations through year end 2000. Many factors, including the Company's ability to generate significant revenues, could affect this estimate. This table assumes the Company does not use up to $50 million of proceeds of the Stock Offerings to redeem preferred stock. See 'Risk Factors' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'



 (2) Includes (i) proceeds from sales of Common Stock and units of $14.5 million, (ii) proceeds from exercise of warrants of $4.6 million, (iii) proceeds from exercise of options of $0.2 million, (iv) issuance of Common Stock in satisfaction of notes and interest of $1.4 million and (v) issuance of Common Stock for services rendered of $0.9 million.



 (3) In April 1997, the Company issued a total of 5,400,000 shares of 5% Preferred Stock for aggregate consideration of $135 million in a private placement transaction. The net proceeds to the Company after fees payable to the placement agent and the Company's financial advisor and related expenses were approximately $120.5 million.


 (4) On August 5, 1997, the Company completed the sale of 1,905,488 shares of Common Stock to Loral Space for aggregate consideration of $25 million, less fees of $0.5 million.


 (5) The Company has available up to $105 million under the AEF Vendor Financing to finance a portion of the costs of launching two satellites, and $20 million of deferred payments under the Loral Satellite Contract. Under the AEF Agreements not more than $80 million may be converted into term loans that mature beyond the launch date of the satellites. The Company may be unable to comply with certain conditions of conversion or to comply with the covenants of such term loans if converted, in which case the Company will need to refinance the amounts outstanding under the AEF Agreements. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity' and 'Description of Certain Indebtedness -- Vendor Financing.'


 (6) The Company currently expects to satisfy its future funding requirements through the incurrence of additional debt and/or the issuance of additional equity securities in the public or private markets. Although the Company believes that it will be able to meet its additional funding requirements, there can be no assurance that such financing will be available on favorable terms, on a timely basis, or not at all. Among other things, any financing is subject to market conditions at the time of any proposed financing. See 'Risk Factors -- Need for Substantial Additional Financing' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

                                              (footnotes continued on next page)

(footnotes continued from previous page)


 (7) As of September 30, 1997, the Company had incurred $31.1 million of this amount. See 'Risk Factors -- Dependence upon Satellite and Launch Contractors.' The amount shown excludes $29.8 million related to the purchase of the Company's ground spare (third) satellite which is payable subsequent to December 31, 1999. The total contract amount of $277.1 million assumes a one-time inflation adjustment (estimated by Loral to be 2%) for the period from November 1996 to September 1997.



 (8) Includes $176 million for launch services and an estimated $15.1 million for insurance. As of September 30, 1997, the Company had incurred $3.5 million of the launch services amount. See 'Risk Factors -- Dependence on Satellite and Launch Contractors' and 'Business -- The CD Radio Delivery System -- The Satellites.'



 (9) Includes an estimated $6.7 million for the National Broadcast Studio, $38.2 million for terrestrial repeaters and $2.4 million for corporate office capital expenditures.



(10) Includes cumulative historical operating expenses through September 30, 1997 of $23.1 million, and projected operating expenses from October 1, 1997 through the end of the pre-operational period of $39.8 million.


(11) Includes estimated cash interest expense of $17.1 million, less cash interest income of $14.9 million, based on assumed interest rates, cash balances, borrowing levels and the timing, amount and structure of future financings.


(12) Includes estimated fees and expenses for the Offerings and the Exchange Offer of $18.6 million and $9.7 million of existing cash for redemption of 5% of the outstanding shares of 5% Preferred Stock.


                          PRICE RANGE OF COMMON STOCK


     The Common Stock began trading on the Nasdaq SmallCap Market on September 13, 1994 under the symbol 'CDRD' and traded there until October 24, 1997, when it began trading on the Nasdaq National Market. The following table sets forth the high and low prices for the Common Stock, as reported by the Nasdaq SmallCap Market for the periods indicated below. The prices set forth below reflect interdealer quotations, without retail markups, markdowns, fees or commissions and do not necessarily reflect actual transactions.



                                                                                          HIGH      LOW
                                                                                          ----      ---

1994
     Third Quarter (commencing September 13, 1994).....................................   $4 1/2    $3 3/4
     Fourth Quarter....................................................................    3 7/8     1 5/8
1995
     First Quarter.....................................................................    4 5/8     1 7/8
     Second Quarter....................................................................    3 15/16   2 5/8
     Third Quarter.....................................................................    4 5/8     2 15/16
     Fourth Quarter....................................................................    4 3/8     2 15/16
1996
     First Quarter.....................................................................    9 1/8     2 15/16
     Second Quarter....................................................................   13 3/4     7 1/8
     Third Quarter.....................................................................    9 5/8     6 3/4
     Fourth Quarter....................................................................    8 1/2     3 7/16
1997
     First Quarter.....................................................................    8         3 9/16
     Second Quarter....................................................................   20 1/4    10 3/4
     Third Quarter ....................................................................   20        14
     Fourth Quarter (through October 23, 1997).........................................   25 1/4    18 13/16



     On October 23, 1997, the closing bid price of the Common Stock on the Nasdaq SmallCap Market was $23 3/4 per share. On September 30, 1997, there were approximately 105 record holders of the Common Stock.


                                DIVIDEND POLICY


     The Company has never paid cash dividends on its capital stock. The Company currently intends to retain earnings, if any, for use in its business and does not anticipate paying any cash dividends in the foreseeable future. The AEF Agreements contain, and the Indenture will contain, provisions that limit the Company's ability to pay dividends on the Common Stock.

                                    DILUTION



     The pro forma net tangible book value of the Company's Common Stock at September 30, 1997 was approximately $65.0 million, or $2.87 per share. Pro forma net tangible book value per share represents the amount of the Company's stockholders' equity, less intangible assets (including amounts that represent deposits and designated cash for the Company's FCC License), divided by the number of shares of Common Stock outstanding as of September 30, 1997, assuming conversion of each outstanding share of 5% Preferred Stock into approximately
1.9297 shares of Common Stock.



     Pro forma net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in the Stock Offerings and the pro forma net tangible book value per share of Common Stock immediately after completion of the Stock Offerings. After giving effect to the sale of the 3,500,000 shares of Common Stock being offered by the Company hereby and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, the pro forma net tangible book value at September 30, 1997 would have been approximately $140.7 million, or $5.38 per share. This represents an immediate increase in pro forma net tangible book value of $2.51 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $18.37 per share to purchasers of Common Stock in the Stock Offerings as illustrated in the following table:



Initial public offering price per share.........................................................            $23.75
     Pro forma net tangible book value per share at September 30, 1997..........................   $2.87
     Increase per share attributable to new investors...........................................    2.51
                                                                                                   -----
Pro forma net tangible book value per share after the Stock Offerings...........................              5.38
                                                                                                            ------
Pro forma net tangible book value dilution per share to new investors...........................            $18.37
                                                                                                            ------
                                                                                                            ------



     The following table sets forth, as of September 30, 1997, the number of shares of Common Stock purchased from the Company (assuming conversion of each share of 5% Preferred Stock into approximately 1.9297 shares of Common Stock), the total consideration paid and the average price per share paid by existing stockholders and the new investors purchasing shares in the Stock Offerings (after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company):



                                                         SHARES PURCHASED       TOTAL CONSIDERATION          AVERAGE
                                                      -----------------------   -----------------------       PRICE
                                                         NUMBER       PERCENT       AMOUNT       PERCENT    PER SHARE
                                                      ------------    -------    ------------    -------    ---------
                                                     (IN THOUSANDS)             (IN THOUSANDS)

Existing stockholders..............................      22,656          86.6%     $166,600         68.8%    $  7.35
New investors......................................       3,500          13.4        75,600         31.2     $ 21.60
                                                      ------------    -------    ------------    -------    ---------
     Total.........................................      26,156         100.0%     $242,200        100.0%
                                                      ------------    -------    ------------    -------
                                                      ------------    -------    ------------    -------



     The foregoing assumes no exercise of stock options outstanding at September 30, 1997. At September 30, 1997, there were outstanding stock options to purchase an aggregate of 1,733,000 shares of Common Stock.

                                 CAPITALIZATION



     The following table sets forth the cash and capitalization of the Company as of September 30, 1997 (i) on an historical basis; (ii) as adjusted for payment by the Company of the balance due to the FCC for the FCC License in October 1997 and the Exchange Offer (assuming 100% acceptance by holders of 5% Preferred Stock) after deducting Dealer Manager fees and other estimated expenses; and (iii) as adjusted for the estimated net proceeds from the sale of 3,500,000 shares of Common Stock pursuant to the Stock Offerings (at an assumed offering price of $23.75 per share, the closing price of the Company's Common Stock at October 23, 1997, after deducting the underwriting discounts and commissions and estimated offering expenses) and the sale of Units for net proceeds of $142.8 million pursuant to the Units Offering.



                                                                                   AS OF SEPTEMBER 30, 1997
                                                                          -------------------------------------------
                                                                                         AS ADJUSTED
                                                                                           FOR THE       AS FURTHER
                                                                                          EXCHANGE      ADJUSTED FOR
                                                                            ACTUAL          OFFER       THE OFFERINGS
                                                                          -----------    -----------    -------------
                                                                               (IN THOUSANDS, EXCEPT SHARE DATA)

Cash and cash equivalents..............................................    $  29,386      $  25,221       $ 243,621
Designated cash(1).....................................................       66,667         --             --
                                                                          -----------    -----------    -------------
Total cash and cash equivalents........................................    $  96,053      $  25,221       $ 243,621
                                                                          -----------    -----------    -------------
                                                                          -----------    -----------    -------------
Senior Discount Notes(2)...............................................    $  --          $  --           $ 150,000
5% Delayed Convertible Preferred Stock, 5,222,608 shares issued and
  outstanding, actual(3)...............................................      116,083         --             --
10 1/2% Series C Convertible Preferred Stock, no par value, 1,932,853 shares issued and outstanding, as adjusted and as further
  adjusted(4)..........................................................       --            193,285         193,285
Common Stock, $.001 par value; 12,577,884 shares issued and
  outstanding, actual and as adjusted; and 16,077,884 shares issued and
  outstanding, as further adjusted(5)..................................           13             13              16
Additional paid in capital.............................................      104,252         52,252         128,295
Deficit accumulated during the development stage.......................      (72,000)      (101,367)       (101,367)
                                                                          -----------    -----------    -------------
     Total capitalization(6)...........................................    $ 148,348      $ 144,183       $ 370,229
                                                                          -----------    -----------    -------------
                                                                          -----------    -----------    -------------



------------



(1) Represents proceeds of the offering of the 5% Preferred Stock which have been classified as designated cash reflecting the balance due to the FCC for the Company's FCC License. The Company paid this amount to the FCC in October 1997.





(2) In accordance with generally accepted accounting principles, a portion of the issue price of the Units will be allocated to the Warrants to reflect their fair market value at the date of issuance.



(3) All capitalization excludes warrants issuable by the Company as of September 30, 1997 to purchase 486,000 shares of 5% Preferred Stock.



(4) Assumes no redemption of Series C Preferred Stock after consummation of the Exchange Offer.



(5) All capitalization excludes: (i) options outstanding as of September 30, 1997 to purchase 2,013,000 shares of Common Stock, of which 1,652,000 shares are subject to currently exercisable options, and (ii) warrants issuable as of September 30, 1997 to purchase 2,000,000 shares of Common Stock.



(6) Total capitalization does not include any amounts for the AEF Agreements (as defined herein).

                   SELECTED HISTORICAL FINANCIAL INFORMATION



     The selected consolidated financial data for the Company set forth below with respect to the statements of operations for the years ended December 31, 1994, 1995 and 1996 and with respect to the balance sheets at December 31, 1995 and 1996 are derived from the consolidated financial statements of the Company, audited by Coopers & Lybrand L.L.P., independent accountants, incorporated herein by reference. The selected consolidated financial data for the Company with respect to the balance sheets at December 31, 1992, 1993 and 1994 and with respect to the statement of operations data for the years ended December 31, 1992 and 1993, are derived from the Company's audited consolidated financial statements, which are not incorporated herein by reference. The financial information as of and for the nine months ended September 30, 1996 and 1997 is derived from unaudited consolidated financial statements incorporated herein by reference. In the opinion of management, the unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, that are necessary for a fair presentation of the financial position and results of operations for these periods. The selected consolidated financial data should be read in conjunction with the consolidated financial statements and related notes thereto incorporated herein by reference.


                                                                      FOR THE YEAR ENDED DECEMBER 31,
                                                             -------------------------------------------------
                                                              1992      1993      1994       1995       1996
                                                             -------   -------   -------    -------    -------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)

STATEMENT OF OPERATIONS DATA:
Operating revenues.........................................  $    --   $    --   $    --    $    --    $    --
Net loss...................................................   (1,551)   (6,568)   (4,065)    (2,107)    (2,831)
Net loss per share of Common Stock.........................     (.23)     (.79)     (.48)      (.23)      (.29)
Weighted average shares of Common
  Stock and Common Stock equivalents
  outstanding..............................................    6,715     8,284     8,398      9,224      9,642
Deemed dividend on 5% Preferred Stock......................       --        --        --         --         --


                                                                     FOR THE
                                                                    NINE MONTHS
                                                                       ENDED
                                                                    SEPTEMBER 30,
                                                             -------------------------
                                                               1996            1997
                                                             -------         --------
                                                             (IN THOUSANDS, EXCEPT
                                                                PER SHARE DATA)

STATEMENT OF OPERATIONS DATA:
Operating revenues......................................... $    --       $     --
Net loss...................................................  (1,871)        (1,489)
Net loss per share of Common Stock.........................    (.20)         (4.97)(1)
Weighted average shares of Common
  Stock and Common Stock equivalents
  outstanding..............................................   9,441         10,760
Deemed dividend on 5% Preferred Stock......................      --       $(51,975)






                                                                              AS OF DECEMBER 31,
                                                              --------------------------------------------------
                                                               1992      1993       1994       1995       1996
                                                              -------   -------   --------   --------   --------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)

BALANCE SHEET DATA (AT END OF PERIOD):
Cash and cash equivalents...................................  $ 1,883   $   777   $  3,400   $  1,800   $  4,584
Designated cash(2)..........................................       --        --         --         --         --
Working capital (deficit)...................................    1,399      (250)     2,908      1,741      4,442
Total assets................................................    2,292     1,663      3,971      2,334      5,065
Deficit accumulated during the development stage............   (2,965)   (9,533)   (13,598)   (15,705)   (18,536)
Stockholders' equity........................................    1,791       505      3,431      1,991      4,898
Book value per share........................................                                                 .48

                                                                       AS OF SEPTEMBER 30,
                                                               -----------------------------
                                                                   1996            1997
                                                                ----------       --------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA (AT END OF PERIOD):
Cash and cash equivalents...................................     $  1,371         $ 29,386
Designated cash(2)..........................................           --           66,677
Working capital (deficit)...................................        1,293           29,871
Total assets................................................        1,874          148,430
Deficit accumulated during the development stage............      (16,909)         (72,000)
Stockholders' equity........................................        1,486           32,265
Book value per share........................................                          2.57



------------



(1) Includes a deemed dividend on the Company's 5% Preferred Stock of $52.0 million, or $4.83 per share. The deemed dividend relates to the discount feature associated with the 5% Preferred Stock, computed in accordance with the Commission's position on accounting for preferred stock which is convertible at a discount to the market price.





(2) Represents proceeds of the offering of the 5% Preferred Stock which were classified as designated cash reflecting the balance due to the FCC for the Company's FCC License. The Company paid this amount to the FCC in October 1997.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This Prospectus contains certain forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in the forward-looking statements due to a number of factors, including those set forth under 'Risk Factors' and elsewhere in this Prospectus. See 'Special Note Regarding Forward-Looking Statements.'

OVERVIEW


     The Company was organized in May 1990 and is in its development stage. The Company's principal activities to date have included technology development, pursuing regulatory approval for CD Radio, market research, design, development, contract negotiations with satellite and launch vehicle contractors, technical efforts with respect to standards and specifications, strategic planning and securing adequate financing for working capital and capital expenditures. The Company does not expect to derive any revenues from operations prior to the commercial launch of CD Radio, which is expected to occur no earlier than the end of 1999. The Company has incurred substantial losses to date and expects to incur substantial losses until at least a year after the commercial launch of CD Radio. In addition, the Company will require substantial additional capital to complete development and commence commercial operations of CD Radio. There can be no assurance that CD Radio will ever commence operations, that the Company will attain any particular level of revenues or that the Company will achieve profitability.



     Upon commencing commercial operations, the Company expects its primary source of revenues to be monthly subscription fees. The Company currently anticipates that its subscription fee will be approximately $10 per month to receive CD Radio broadcasts, with a one time, modest activation fee per subscriber. To receive CD Radio, subscribers will need to purchase a radio card or S-band radio together with the associated miniature satellite dish antenna. The Company does not intend to manufacture these products and thus will not receive any revenues from their sale. Although the Company holds patents covering various features of its satellite broadcasting system, which system includes, among other features, certain technology to be used in the radio cards, S-band radios and miniature satellite dish antennas, the Company expects to license its technology to manufacturers at no charge. As the number of subscribers to CD Radio increases, the Company also may derive revenues from payments from producers of sports, news and talk programming for providing national distribution of their programming to subscribers.



     The Company expects that the operating expenses associated with commercial operations will consist primarily of costs to acquire programming; costs to maintain and operate its satellite broadcasting system and National Broadcasting Studio; and sales, general and administrative costs. Costs to acquire programming are expected to include payments to build and maintain an extensive music library and royalty payments for broadcasting music (calculated based on a percentage of revenues). Sales, general and administrative costs are expected to consist primarily of advertising costs, salaries of executives, studio personnel, program hosts, administrators, technical staff, rent and other administrative expenses. The Company expects that the number of its employees will increase from 11 to approximately 100 by the time it commences commercial operations.


     In addition to funding initial operating losses, the Company will require funds for working capital, interest and financing costs on borrowings and capital expenditures. The Company's interest expense will increase significantly as a result of its financing plan. However, a substantial portion of its planned indebtedness will not require cash payments of interest and principal for some time.


RESULTS OF OPERATIONS
NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED WITH NINE MONTHS ENDED SEPTEMBER 30, 1996



     The Company recorded net losses of $1,489,000 and $1,872,000 for the nine months ended September 30, 1997 and 1996, respectively, and $654,000 and $667,000 for the three months ended September 30, 1997 and 1996, respectively. The Company's total operating expenses were $4,357,000 and $1,921,000 for the nine months ended September 30, 1997 and 1996, respectively, and were

$2,230,000 for the three months ended September 30, 1997 compared to $682,000 for the three months ended September 30, 1996.



     Legal, consulting and regulatory fees increased for the nine months ended September 30, 1997 to $2,603,000 from $979,000 for the nine months ended September 30, 1996, and increased to $1,357,000 from $372,000 for the three months ended September 30, 1997 and 1996, respectively. These levels of expenditures are the result of increased activity since winning an auction for a national satellite radio broadcast license conducted by the FCC in April 1997.



     Research and development costs were $43,000 and $77,000 for the nine months ended September 30, 1997 and 1996, respectively, and $8,000 and $24,000 for the three months ended September 30, 1997 and 1996, respectively. The Company completed the majority of such activities in 1994.



     Other general and administrative expenses increased for the nine months ended September 30, 1997 to $1,711,000 from $866,000 for the nine months ended September 30, 1996 and to $865,000 from $285,000 for the three months ended September 30, 1997 and 1996, respectively. General and administrative expenses are expected to continue to increase as the Company continues to develop its business. The Company also incurred a non-cash charge of $240,000 for the nine month period ended September 30, 1996, attributable to the recognition of compensation expense in connection with stock options issued to officers of the Company.



     The increase in interest income to $2,873,000 for the nine months ended September 30, 1997, from $62,000 in the nine months ended September 30, 1996 and to $1,575,000 from $17,000 for the three months ended September 30, 1997 and 1996, respectively, was the result of a higher average cash balance during 1997. The cash and cash equivalents on hand were primarily obtained from the 5% Preferred Stock offering and the sale of Common Stock to Loral Space in 1997.



YEAR ENDED DECEMBER 31, 1996 COMPARED WITH YEAR ENDED DECEMBER 31, 1995


     The Company recorded net losses of $2,831,000 ($.29 per share) and $2,107,000 ($.23 per share) for the years ended December 31, 1996 and 1995, respectively. The Company's total operating expenses were $2,930,000 in 1996 compared to $2,230,000 in 1995.

     Legal, consulting and regulatory fees increased in 1996 to $1,582,000 from $1,046,000 in 1995, as the result of increased efforts to obtain the FCC License.

     Research and development costs were $117,000 in 1996, compared with $122,000 in 1995. Non-recurring costs associated with the design and development of the CD Radio demonstration system were substantially completed in 1993. Costs incurred in subsequent years relate to the operations of the demonstration system, including leasing satellite time, taking transmission measurements, and testing multipath fading.

     Other general and administrative expenses increased in 1996 to $1,231,000 from $1,062,000 in 1995. The increase is due to the Company requiring general administrative support for the effort to obtain the FCC License.

     Interest income decreased to $113,000 in 1996 from $143,000 in 1995 as a result of the Company having a higher average cash balance in 1995. Proceeds relating to the exercise of stock warrants were not received until late 1996 and, therefore, did not generate a significant amount of interest income. Interest expense decreased from $20,000 in 1995 to $13,000 in 1996 as a result of the Company repaying a promissory note due to an officer of the Company in 1996.

YEAR ENDED DECEMBER 31, 1995 COMPARED WITH YEAR ENDED DECEMBER 31, 1994

     The Company recorded net loss of $2,107,000 ($.23 per share) and $4,065,000 ($.48 per share) for the years ended December 31, 1995 and 1994, respectively. The Company's total operating expenses were $2,230,000 in 1995 compared to $4,076,000 in 1994.

     Legal, consulting and regulatory fees decreased from $1,245,000 in 1994 to $1,046,000 in 1995 as the Company continued to reduce costs while awaiting action by the FCC on the Company's application for an FCC License.

     Other general and administrative expenses also decreased from $2,455,000 in 1994 to $1,062,000 in 1995 reflecting a reduction of costs such as payroll, rent and compensation expense in connection with issuance of stock options.

     The Company completed the majority of the research and development necessary for product development prior to FCC licensing by 1994 which was reflected in the decrease of research and development costs from $375,000 in 1994 to $122,000 in 1995.

     The increase in interest income from $51,000 in 1994 to $143,000 in 1995 was the result of a higher average cash balance in 1995. The cash and cash equivalents on hand were originally obtained from the Company's initial public offering in September 1994, which raised $4.8 million.

LIQUIDITY AND CAPITAL RESOURCES


     At September 30, 1997, the Company had working capital of approximately $29,870,000 compared to $4,442,000 at December 31, 1996. The increase in working capital was primarily the result of remaining cash proceeds from the offering of 5% Preferred Stock and the sale of Common Stock to Loral Space in 1997.


FUNDING REQUIREMENTS


     The Company is a development stage company and as such will require substantial amounts of continued outside financing to acquire and develop its assets and commence commercial operations. The Company estimates that it will require approximately $659.1 million to develop and commence commercial operation of CD Radio by the end of 1999. Of this amount, the Company has raised approximately $266.6 million to date. After giving effect to the Offerings, the Company will have raised approximately $499.7 million, leaving anticipated additional cash needs of approximately $159.9 million to fund its operations through 1999 (assuming the Company does not use up to $50 million of proceeds of the Stock Offerings to redeem preferred stock of the Company). The Company anticipates additional cash requirements of approximately $100.0 million to fund its operations through the year 2000. The Company expects to finance the remainder of its funding requirements through the issuance of debt or equity securities or a combination thereof. Furthermore, if the Company were to exercise its option under the Loral Satellite Contract to purchase and deploy an additional satellite, substantial additional funds would be required. See 'Use of Proceeds.'



     In April 1997, the Company was the winning bidder in an FCC auction for one of two national satellite broadcast licenses with a winning bid of $83.3 million, of which $16.7 million was paid as a deposit. The Company paid the balance due the FCC in October 1997 and was awarded the FCC License on October 10, 1997.



     To build and launch the satellites necessary for the operations of CD Radio, the Company has entered into the Loral Satellite Contract and the Arianespace Launch Contract. The Loral Satellite Contract provides for Loral to construct for the Company three satellites, two of which the Company intends to launch and the third of which will be kept in reserve as a spare, and for an option to be granted to the Company to purchase a fourth satellite. Under the Arianespace Launch Contract, Arianespace has agreed to launch two of the Company's satellites into orbit. See 'Business -- The CD Radio Delivery
System -- The Satellites.' The Company is committed to make aggregate payments of $277.1 million under the Loral Satellite Contract and of $176.0 million under the Arianespace Launch Contract. Under the Loral Satellite Contract, with the exception of a payment made at the time of the signing of the Loral Satellite Contract in March 1993, payments are to be made in 22 installments commencing in April 1997 and ending in November 2000, the expected delivery date for the third satellite. Approximately half of these payments are contingent on Loral meeting specified milestones in the manufacture of the three satellites. In addition, Loral has agreed to defer a total of $20.0 million of the contract price, which is to be paid in four equal installments of $5.0 million commencing November 2001 until March 2003. See ' -- Sources of Funding.' Amounts due under the Arianespace Launch

Contract, except for payments made prior to the execution of the Arianespace Launch Contract, are payable on various dates between November 1997 and July 1999 for the first launch, and, for the second launch, are payable on various dates between February 1998 and the earlier of October 1999, or ten days prior to the second launch.



     The Company also will require funds for construction of its National Broadcast Studio, working capital, interest on borrowings, acquisition of programming, financing costs and operating expenses until some time after the commencement of commercial operations of CD Radio. The Company's interest expense will increase significantly as a result of its financing plan; however, a substantial portion of its planned indebtedness will not require immediate cash payments. The Notes are not expected to require cash payments until 2003. Interest on funds borrowed by the Company under the AEF Agreements is deferred until repayment of such amounts.


SOURCES OF FUNDING


     The Company historically has funded its operations through equity capital. As of September 30, 1997, the Company had received a total of $166.6 million in equity capital and had no outstanding indebtedness. A significant portion of the Company's equity capital was received in April 1997 as a result of the Company's issuance of 5,400,000 shares of 5% Preferred Stock for aggregate net proceeds of $120.5 million in a private placement transaction. These proceeds were used primarily to finance the payment of the purchase price for the FCC License and for working capital.



     On July 22, 1997, the Company entered into two loan agreements (collectively the 'AEF Agreements') with AEF, a subsidiary of Arianespace, to finance approximately $105 million of the estimated $176 million price of the launch services to be provided by Arianespace (the 'AEF Vendor Financing'). Under these agreements, the Company is able to borrow funds to meet the progress payments due to Arianespace for the construction of each launch vehicle and other launch costs (the 'Tranche A Loans'). The Company has the opportunity upon satisfying a variety of conditions specified in the AEF Agreements to extend the term of the Tranche A Loans. If the term is not extended, or if the Company is unable to comply with the terms and covenants of such extended loans, the Company will be required to repay the Tranche A Loans in full, together with accrued interest and all fees and other amounts due, approximately three months before the applicable launch date, which will be prior to the time CD Radio commences commercial operations. There can be no assurance that the Company will have sufficient funds to make such repayment.


     The AEF Agreements impose restrictions on the Company's ability to incur additional indebtedness, make investments or permit liens on certain assets of the Company, other than liens in favor of AEF. If AEF determines that the Tranche A Loans are eligible for conversion into term loans, the Company will also be subject to provisions restricting its ability to change its capital structure or organizational documents or to merge, consolidate or combine with another entity. If the Tranche A Loans are converted, the Company's obligations to AEF will be secured by a lien on specified assets of the Company, including the satellites and, to the extent permitted by applicable law, the FCC License. See 'Description of Certain Indebtedness -- Vendor Financing.'

     Pursuant to a Multiparty Agreement among the Company, AEF and Arianespace in connection with the AEF Agreements, if the Company is unable to obtain sufficient financing to complete the construction and launch of the satellites, or if the Company terminates the Arianespace Launch Contract, the Company will be required to pay Arianespace a termination fee ranging from 5% to 40% of the launch services price, based on the proximity of the date of termination to the scheduled launch date. The termination fee will be payable prior to the time the Company commences commercial operations and there can be no assurance that the Company will have sufficient funds to pay this fee.


     The Loral Satellite Contract provides for payments to be made in installments commencing in April 1997 and ending in November 2000, subject to achievement by Loral of certain milestones in the manufacture of the satellites. Loral has agreed to defer payment of $20.0 million from two milestone payments due in June and September of 1998. The deferred amount will be paid in four installments of $5.0 million, with the first payment to be made 27 months after the delivery of the first satellite, the second payment to be made 27 months after delivery of the second satellite, the third payment to be made 365 days after the first payment date and the fourth payment to be made 365 days after the second payment date.


     In the event of a satellite or launch failure, the Company will be required to pay Loral the full deferred amount for the affected satellite no later than 120 days after the date of the failure. If the Company should elect to put a satellite into ground storage, rather than having it shipped to the launch site, the full deferred amount for the affected satellite will become due within 60 days of such election.



     As a condition to the deferred payments, the Company has agreed to provide Loral a security interest in the properties and assets of the Company and its subsidiaries, of substantially the same nature and quality, and of substantially equivalent value relative to the amount of the secured obligations, and on the same terms and covenants, as the Company has provided or may provide to any other party under any and all of its loan, credit and other similar agreements. There currently is no such security interest.



     After giving effect to the Offerings and the AEF Agreements, the Company expects it will require an additional $159.9 million in financing through 1999. However, there can be no assurance that the Company's actual cash requirements will not increase. Potential sources of additional financing include the sale of debt or equity securities in the public or private markets. There can be no assurance that the Company will be able to obtain additional financing on favorable terms, or at all, or that it will be able to do so in a timely fashion. The AEF Agreements contain, the Indenture will contain and documents governing any indebtedness incurred in the future are expected to contain provisions limiting the ability of the Company to incur additional indebtedness. The issuance by the Company of additional equity securities could cause substantial dilution of the interest in the Company of purchasers of the shares of Common Stock offered hereby. If additional financing were not available on a timely basis, the Company would be required to delay satellite and/or launch vehicle construction in order to conserve cash to fund continued operations, which would cause delays in the commencement of operations and increased costs. See 'Risk Factors -- Need for Substantial Additional Funding.'


     The amount and timing of the Company's actual cash requirements will depend upon numerous factors, including costs associated with the construction and deployment of its satellite system and the rate of growth of its business subsequent to commencing service, costs of financing and the possibility of unanticipated costs. Additional funds would be required in the event of delay, cost overruns, launch failure, launch services or satellite system change orders, or any shortfalls in estimated levels of operating cash flow, or to meet unanticipated expenses.


     As a result of the issuance of the Notes and the expected incurrence of significant additional indebtedness required to meet its capital requirements, the Company will have substantial indebtedness. The Company's ability to meet all of its debt service obligations when due may require it to refinance its then outstanding indebtedness. No assurance can be given that the Company will be able to generate sufficient cash flow to service its indebtedness or be able to refinance indebtedness. The Indenture will contain, and debt instruments governing any future indebtedness of the Company are expected to contain, restrictions on, among other things, the ability of the Company to incur additional indebtedness.

                                    BUSINESS

     This Prospectus contains certain forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in the forward-looking statements due to a number of factors, including those set forth under 'Risk Factors' and elsewhere in this Prospectus. See 'Special Note Regarding Forward-Looking Statements.'

GENERAL


     CD Radio Inc. was founded in 1990 to pioneer and commercialize a compact disc quality, multi-channel radio service broadcast directly from satellites to vehicles. In October 1997, the Company was granted one of two licenses from the FCC to build, launch and operate a national satellite radio broadcast system. The Company has begun construction of two satellites that it plans to launch into geosynchronous orbit to broadcast its radio service throughout the United States. The Company's service, which will be marketed under the brand name 'CD Radio,' is expected to consist of 30 channels of commercial-free, compact disc quality music programming and 20 channels of news, sports and talk programming. CD Radio will be broadcast over a frequency band, the 'S-band', that will augment traditional AM and FM radio bands. Under its expected FCC license, the Company has the exclusive use of a 12.5 megahertz portion of the S-band for this purpose. The Company currently expects to commence CD Radio broadcasts in late 1999 at a subscription price of $10 per month.


     The Company is positioning itself as an entertainment company and accordingly plans to design and originate programming on each of its 30 music channels. Each channel will be operated as a separate radio station, with a distinct format. Certain music channels will offer continuous music while others will have program hosts, depending on the type of music programming. CD Radio will offer a wide range of music categories, such as:

  Symphonic                 Classic Rock               Soft Rock
  Chamber Music             50's Oldies                Singers & Songs
  Opera                     60's Oldies                Beautiful Instrumentals
  Today's Country           Folk Rock                  Album Rock
  Traditional Country       Latin Ballads              Alternative Rock
  Contemporary Jazz         Latin Rhythms              New Age
  Classic Jazz              Reggae                     Broadway's Best
  Blues                     Rap                        Gospel
  Big Band/Swing            Dance                      Children's Entertainment
  Top of the Charts         Urban Contemporary         World Beat


     The Company's 50 music and non-music stations will be housed at the National Broadcast Studio. The National Broadcast Studio will contain the Company's music library, facilities for programming origination, programming personnel and program hosts, as well as facilities to uplink programming to the satellites, to activate or deactivate service to subscribers and to perform the tracking, telemetry and control of the orbiting satellites.

THE CD RADIO OPPORTUNITY


     The Company believes that there is a significant market for music and other radio programming delivered through advanced radio technology. While television technology has advanced steadily -- from black and white to color, from broadcast to cable, and from ordinary to high-definition television -- the last major advance in radio technology was the introduction of FM broadcasts. CD Radio will provide a new generation of radio service, offering a wide variety of music formats available on demand, 'seamless' signal coverage throughout the United States and commercial-free, compact disc quality music programming. The Company's planned multiplicity of formats currently is not available to motorists in any market within the United States.


     CD Radio is primarily a service for motorists. The Yankee Group, a market research organization, estimates that there will be approximately 198 million registered private motor vehicles in the United States by the end of 1999, when the Company expects to commence broadcasting. At present, approximately 89% of all private vehicles have a radio that could easily be utilized to receive

CD Radio's broadcasts, with this number estimated to be approximately 182 million vehicles in 1999, and approximately 199 million in 2004. CD Radio will initially target a number of demographic groups among the drivers of these vehicles, including 110 million commuters, 34 million of whom spend between one and two hours commuting daily, three million truck drivers and three million owners of recreational vehicles, among other groups.

     According to Arbitron, in 1996, despite the fact that almost all vehicles contain either a cassette or compact disc player, 87% of automobile commuters listened to the radio an average of 50 minutes a day while commuting. According to the Radio Advertising Bureau, each week radio reaches approximately 95% of all Americans over the age of 12, with the average listener spending more than three hours per weekday and more than five hours per weekend listening to the radio. More than 40% of all radio listening is done in cars. In addition, in 1996, approximately 79% of total radio listening was to FM stations, which primarily provides music programming, as compared with AM stations which devote a greater proportion of their programming to talk and news.

     The Company believes that its ability to offer a wide variety of musical formats simultaneously throughout the United States will enable it to tap significant unmet consumer demand for specialized musical programming. The economics of the existing advertiser supported radio industry dictate that conventional radio stations generally program for the greatest potential audience. Even in the largest metropolitan areas, station formats are limited. Nearly half of all commercial radio stations in the United States offer one of only three formats: country, adult contemporary and news/talk, and the next three most prevalent formats account for another 30% of all stations. Although niche music categories such as classical, jazz, rap, gospel, oldies, soundtracks, new age, children's programming and others accounted for approximately 27% of sales of recorded music in 1996, such formats generally are unavailable on existing radio stations in many markets. Even in New York City, the nation's largest radio market, there are no radio stations devoted solely to such programming as opera, blues, chamber music, soundtracks, reggae, children's programming and many others. CD Radio's wide choice of formats is expected to appeal to a large number of currently underserved listeners.


     In addition, the limited coverage area of conventional radio broadcasting means that listeners often travel beyond the range of any single station. Unlike conventional FM stations, which have an average range of only approximately 30 miles before reception fades, CD Radio's signal is designed to cover the entire continental United States enabling listeners almost always to remain within its broadcast range. The Company's satellite delivery system is designed to permit CD Radio to be received by motorists in all outdoor locations where the vehicle has an unobstructed line-of-sight with one of the Company's satellites or is within range of one of the Company's terrestrial repeating transmitters.


     The ability to broadcast nationwide will also allow the Company to serve currently underserved radio markets. In the United States, there are more than 45 million people aged 12 and over living in areas with such limited radio station coverage that the areas are not monitored by Arbitron. Of these, the Company believes approximately 22 million people receive five or fewer FM stations, 1.6 million receive only one FM station and at least one million people receive no FM stations. This segment of the population also has a limited choice of radio music formats and is one of CD Radio's primary target markets.

     The Company also believes that CD Radio will have a competitive advantage over conventional radio stations due to its music channels being commercial-free. In contrast, conventional radio stations interrupt their broadcasts with up to 18 minutes of commercials in every hour of music programming, and most stations also frequently interrupt programming with news, promotional announcements, public service announcements and miscellaneous information. The Company believes that consumers dislike frequent radio commercial interruptions and that 'station surfing' to avoid them is common.

PROGRESS TO DATE AND SIGNIFICANT DEVELOPMENT MILESTONES


     The following chart sets forth the Company's past and projected development milestones. There can be no assurance that the Company will be able to meet any of its projections for 1998 or 1999, including completion of construction of its National Broadcast Studio, completion of its satellite launches, or commencement of its commercial operations in late 1999 as planned. See 'Risk Factors -- Possible Delays and Adverse Effect of Delay on Financing Requirements.'

1990:     CD Radio Inc. incorporated
          Proposed FCC create satellite radio service and filed license application

1991:     Conducted stationary service simulation
          Conducted nationwide focus groups

1992:     Satellite radio spectrum allocated at WARC-92
          Conducted radio manufacturer discussions

1993:     Contracted with Loral for construction of its satellites
          Contracted with Arianespace for launch of two of its satellites
          Conducted additional nationwide focus groups

1994:     Completed an initial public offering of its Common Stock

1995:     Completed Loral satellite design
          Filed orbital slot registrations
          Completed development of its proprietary miniature satellite dish antenna

1996:     Designed the radio card receiver

1997:     Won auction for FCC license
          Received one of two FCC national satellite radio broadcasting licenses
          Completed a $135 million private placement of 5% Preferred Stock
          Commenced construction of two satellites
          Completed receipt of satellite broadcast patents
          Arranged $105 million of vendor financing with Arianespace Finance S.A.
          Recruited its key programming, marketing and financial management team
          Completed a strategic sale of $25 million of Common Stock to Loral Space
          Executed radio manufacturer memoranda of understanding

1998:     Select radio card manufacturer
          Select non-music channel content providers
          Complete significant satellite construction milestones
          Begin terrestrial repeating transmitter build-out

1999:     Complete construction of National Broadcast Studio
          Begin commercial production of radio cards
          Complete satellite launches
          Test markets
          Begin commercial operations


THE CD RADIO SERVICE

     CD Radio will offer motorists (i) a wide choice of finely focused music formats; (ii) nearly seamless signal coverage throughout the continental United States; (iii) commercial-free music programming; and (iv) plug and play convenience.

     Wide Choice of Programming. Each of CD Radio's 30 music channels will have a distinctive format, such as opera, reggae, classic jazz and children's entertainment, intended to cater to specific subscriber tastes. In most markets, radio broadcasters target their programming to broad audience segments. Even in the largest metropolitan markets the variety of station formats generally is limited, and many of the Company's planned formats are unavailable.

     'Seamless' Signal Coverage. CD Radio will be available throughout the continental United States, enabling listeners almost always to be within its broadcast range. The Company expects its nearly seamless signal will appeal to motorists who frequently travel long distances, including truck drivers and recreational vehicle owners, as well as commuters and others who outdrive the range of their FM signals. In addition, the Company expects its broadcasts will appeal to the 45 million consumers who live in areas that currently receive only a small number of FM stations.

     Commercial-Free Music Programming. The Company will provide commercial-free music programming. The Company's market research indicates that a principal complaint of radio listeners concerning conventional broadcast radio is the frequency of commercials. Because CD Radio, unlike most commercial AM and FM stations, will be a subscription and not an advertiser-supported service, its music channels will not contain commercials.

     Plug and Play Convenience. Consumers will be able to receive CD Radio broadcasts by acquiring a radio card and an easily attachable, silver dollar-sized satellite dish antenna. Listeners will not be required to replace their existing car radios and will be able to use the radio card by plugging it into their radio's cassette or compact disc slot. CD Radio listeners using a radio card will be able to push a button to switch between AM, FM and CD Radio. Radio cards will be portable and will be able to be moved from car to car. Radio card activation will be accomplished directly via satellite by calling the Company's customer service center at 888-CD-RADIO.

     The Company intends to offer 30 channels of commercial-free, all-music programming and 20 additional channels of other formats that do not require compact disc quality audio, such as all-news, all-sports and all-talk programming. Each music channel will have a distinctive format, intended to cater to specific subscriber tastes. The Company expects the initial subscription fee for CD Radio, which will entitle subscribers to receive all CD Radio channels, will be $10 per month.


     The Company intends to recruit program managers from the recording, broadcasting and entertainment industries to manage the development of daily programming for each CD Radio channel. In order to be accessible to these industries, the Company plans to locate its programming operations and the National Broadcast Studio in the New York metropolitan region. Program managers also will coordinate the Company's continuing market research to measure audience satisfaction, refine channel definitions and themes and select program hosts for those channels that have hosts.



     Music programming will be selected from the Company's music library. The Company intends to create an extensive music library which will consist of a deep range of recorded music in each genre broadcast. In addition to updating its music library with new recordings as they are released, the Company will seek to acquire recordings that in certain cases are no longer commercially available.


     The Company believes that CD Radio will provide an opportunity for the recording industry to expose and promote new releases and artists to targeted listener groups nationwide. The Company plans to solicit promotional copies of new recordings, and contemplates showcasing these releases as part of a service to be developed for record companies. The Company intends to work with the recording industry and performing artists to develop innovative programming formats.

     In connection with its music programming, the Company will be required to negotiate and enter into royalty arrangements with performing rights societies, such as ASCAP, BMI and SESAC. These organizations collect royalties and distribute them to songwriters and music publishers. Copyright users negotiate a fee with these organizations based on a percentage of revenues. Broadcasters currently pay a combined total of approximately 3% of their revenues to the performing rights societies. The Company also will be required to negotiate similar arrangements, pursuant to the Digital Recordings Act, with the owners of the sound recordings. The determination of certain royalty arrangements with the owners of sound recordings under the Digital Recordings Act currently are subject to arbitration proceedings. The Company believes that it will be able to negotiate satisfactory royalty arrangements with the above organizations and the owners of sound recordings, but there can be no assurance as to the terms of any such royalty arrangements ultimately negotiated or established by arbitration.

     In addition to its music channels, the Company expects to offer 20 channels of news, sports and talk programming. The Company does not intend to produce the programming for these non-music channels. The Company believes, based on its discussions to date, that there is sufficient interest on the part of providers of news, sports and talk programming in CD Radio to permit the Company to offer a variety of non-music programming. News, talk and sports programming obtained from third party sources will include commercial advertising. To date, the Company has not reached any understandings or entered into any agreements with respect to the supply of such programming.

MARKETING STRATEGY

     The Company plans to offer a high quality broadcast service with targeted music formats, nearly seamless signal coverage throughout the continental United States, commercial-free music programming and compact disc quality fidelity. The Company's marketing strategy for CD Radio has three interrelated components: (i) the strategy for creating consumer awareness of CD Radio, (ii) the strategy for generating subscriptions to CD Radio and (iii) the strategy for generating purchases of radio cards and S-band radios and their associated miniature satellite dish antennas.

CREATING CONSUMER AWARENESS

     The Company believes that the introduction of CD Radio will have high news value, which it expects will result in significant national and local publicity prior to and during the initial launch of the service. In addition, the Company plans to engage in extensive marketing, advertising and promotional activities to create consumer awareness of CD Radio. This includes an ongoing major advertising campaign funded principally by the Company, together with expected significant manufacturer and retailer cooperative advertising. A major national umbrella campaign will utilize a full mix of media, including network and cable television, radio, print and billboard.

GENERATING SUBSCRIPTIONS TO CD RADIO

     The Company also intends to focus its initial efforts on a number of demographic groups that it believes represent potential target markets for CD Radio, including commuters, niche music listeners, truck drivers, recreational vehicle owners, consumers in areas with sparse radio coverage and operators of rental car fleets. In addition, the Company intends to aggressively target early adopters of new technologies, who it believes are likely to have a high level of interest in CD Radio.

     Commuters. Of the 110 million commuters, the Company has identified 34 million as highly addressable by virtue of their commute times averaging between one and two hours daily. To reach these commuters, the Company plans to purchase radio advertising spots on stations with frequent traffic reports, purchase outdoor billboard advertising on long commute roads and place inserts in gasoline credit card bills.

     Niche Music Listeners. Niche music categories, such as classical, jazz, rap, gospel, soundtracks, oldies and children's programming, constitute approximately 27% of the market for recorded music sales. To reach niche music listeners, the Company intends to work with the recording industry to include print material about CD Radio inside niche music compact disc packaging, place print advertising in specialty music magazines targeted to niche music listeners and members of fan clubs, conduct direct mailings to specialized music mailing lists of record clubs and sponsor and advertise at certain music events.

     Truck Drivers. According to the U.S. Department of Transportation, there are approximately three million professional truck drivers in the United States, of whom approximately 1.1 million are long-distance haulers. The Company intends to place sampling displays at truck stops and to advertise in publications and on internet sites which cater to truck drivers.

     Recreational Vehicle Owners. There are approximately three million recreational vehicles in the United States. The Company plans to advertise in magazines targeted to recreational vehicle enthusiasts, conduct direct mailings targeted to these individuals and place sampling displays at recreational vehicle dealerships.

     Sparse Radio Zones. More than 45 million people aged 12 and over live in areas with such limited radio station coverage that the areas are not monitored by Arbitron. The Company believes that of these people, approximately 22 million people receive five or fewer FM stations, 1.6 million receive only one FM station and at least one million people receive no FM stations. To reach these consumers, the Company plans to utilize local newspaper advertisements during the Company's initial launch period and target direct mailings to music enthusiasts in these areas.

     Rental Car Fleets. The Company intends to conduct a major promotional effort with car rental companies to provide CD Radio in the approximately 1.4 million rental cars in the United States. The Company has begun discussions with car rental companies in this regard.

SALES OF RADIO CARDS AND S-BAND RADIOS

     Consumers will receive CD Radio through radio cards or S-band radios and associated miniature satellite dish antennas. Although the Company does not intend to manufacture or distribute radio cards, S-band radios or miniature satellite dish antennas, their availability will be critical to the Company because they are the only means by which to receive CD Radio. Accordingly, the Company has devised strategies to make radio cards and S-band radios together with their associated miniature satellite dish antennas widely available to consumers.

     Sales of Radio Cards. The Company believes that the availability of radio cards will be critical to the Company's market penetration for a number of years following the introduction of CD Radio. The Company expects that radio cards will be sold at retail outlets and mass merchandisers that sell consumer electronics. The retail price of the radio card together with the miniature satellite dish currently is expected to be approximately $200.

     Sales of S-band Radios. Distribution of S-band radios is an important element in the Company's marketing strategy. In 1996, U.S. consumers spent approximately $3 billion on autosound equipment for aftermarket installation in their vehicles, which the Company believes included approximately 4.6 million new AM/FM radios. The Company believes that this autosound equipment market is comprised largely of young, music oriented early adopters of new technology and that, in the course of purchasing a new car radio, some of these consumers would select one with built-in S-band capability. The Company expects S-band radios to be sold at retail outlets that sell consumer electronics, as well as at autosound specialty dealers. Like existing autosound equipment, S-band radios will require installation by the retailer or a third party.

     The Company's long term objective is to promote the adoption of S-band radios as standard equipment or a factory-installed option in every vehicle sold in the United States. The Company, however, expects sales of radio cards and S-band radios through the consumer electronics retail distribution system to be the primary distribution channel for receivers capable of receiving CD Radio for many years.

SUBSCRIPTION AND BILLING

     The Company intends to contract out customer service and billing functions to a national teleservices company, whose functions will include the handling of orders from subscribers, establishing and maintaining customer accounts, inbound telemarketing, billing and collections.

     Access to the Company's customer service center will be via the Company's toll-free number, 888-CD-RADIO, with all interaction with subscribers being conducted under the CD Radio name. Payment to the Company's selected teleservices company is expected to be based on transaction volumes, and the Company plans to charge subscribers a modest one-time activation fee to cover certain transaction costs. The Company will require payment for CD Radio with a national credit or debit card.

THE CD RADIO DELIVERY SYSTEM


     The Company has designed the CD Radio delivery system to transmit an identical signal from two satellites placed in geosynchronous orbit. The two satellite system will permit CD Radio to provide 'seamless' signal coverage throughout the continental United States. This means that listeners will almost always be within the broadcast range of CD Radio, unlike current FM radio broadcasts, which have an average range of only approximately 30 miles. The CD Radio system is designed to provide clear reception in most areas despite variations in terrain, buildings and other obstructions. The system is designed to enable motorists to receive CD Radio in all outdoor locations where the vehicle has an unobstructed line-of-sight with one of the Company's satellites or is within range of one of the Company's terrestrial repeating transmitters.


     The portion of the S-band located between 2320 MHz and 2345 MHz has been allocated by the FCC exclusively for national satellite radio broadcasts, and will augment traditional AM and FM radio bands. This portion of the spectrum was selected because there are virtually no other users of this frequency band in the United States, thus minimizing potential signal interference. In addition, this frequency band is relatively immune to weather related attenuation, which is not the case with higher frequencies.

     The Company expects to use 12.5 MHz of bandwidth in the 7025.0-7075.0 MHz band (or some other suitable frequency) for uplink transmissions from the National Broadcast Studio to the Company's satellites. Downlink transmission from the satellites to subscribers' radio cards or S-band radios will use 12.5 MHz of bandwidth in the 2320-2332.5 MHz frequency band.

     The CD Radio delivery system will consist of three principal components:
(i) the satellites; (ii) the receivers; and (iii) the National Broadcast Studio.




THE SATELLITES


     Satellite Design. The Company's satellites are of the Loral FS-1300 model series. This family of satellites has a total in-orbit operation time of 270 years, and to date more than 62 such satellites have been built or ordered, including 24 that are currently in production. The satellites are designed to have a useful life of approximately 15 years. To ensure the durability of its satellites, the Company has selected components and subsystems that have a demonstrated track record on operational FS-1300 satellites, such as N-STAR, INTELSAT VII and TELSTAR. In addition, a full series of ground tests will be performed on each of the Company's satellites prior to launch in order to detect assembly defects and avoid premature satellite failure.


     The satellites will utilize a three-axis stabilized design. Each satellite will contain an active attitude and position control subsystem; a telemetry, command and ranging subsystem; a thermal control subsystem and an electrical power subsystem. Power will be supplied by silicon solar arrays and, during eclipses, by nickel-hydrogen batteries. Each satellite after deployment will be
27.2 meters long, 8.65 meters wide and 3.8 meters tall.

     Simple Design ('Bent Pipe'). The Company's satellites will incorporate a repeater design which will act essentially as a 'bent pipe,' relaying received signals directly to the ground. The Company's satellites will not contain on-board processors or switches. All of the Company's processing operations will be on the ground where they are accessible for maintenance and continuing technological upgrade without the need to launch replacement satellites.

     Spread Spectrum (Code Division Multiplex). The Company's radio transmission system will utilize Code Division Multiplex ('CDM') and spread spectrum technology which permits a large number of program channels to utilize a single radio frequency band. The system, incorporating CDM and spread spectrum modulation, combined with multiple satellite coverage and terrestrial repeating transmitters, is designed to provide a high capacity, high quality service.

     Signal Diversity. The Company believes that two satellites are the minimum number required to provide nearly seamless signal coverage throughout the continental United States. The Company plans to position its two satellites in complementary orbital locations so as to achieve efficient signal diversity and thereby mitigate service interruptions which can result from signal blockage and fading. The Company currently expects that its two satellites will be placed in a geosynchronous orbit at equatorial crossings of 80[d] W and 110[d] W longitude. Each of the Company's satellites will broadcast the same signal. The Company's transmission design also incorporates the use of a memory reception buffer contained within radio cards and S-band radios, designed to work in conjunction with signal diversity. The Company has been granted patents on its satellite broadcasting system, which incorporate a multi-satellite design and memory reception features.


     As with any wireless broadcast service, the Company expects to experience occasional 'dead zones' where the service from one satellite will be interrupted by nearby tall buildings, elevations in topography, tree clusters, highway overpasses and similar obstructions; however, in most such places the Company expects subscribers will continue to receive a signal from its other satellite. In certain areas with high concentrations of tall buildings, such as urban cores, or in tunnels, however, signals from both satellites will be blocked and reception will be adversely affected. In such urban areas, the Company plans to install terrestrial repeating transmitters to rebroadcast its satellite signals, improving the quality of reception. The FCC has not yet established rules governing such terrestrial repeaters, and the Company cannot predict the outcome of the FCC's current rule making on this subject. See 'Business -- Government Regulation.' The Company also will need to obtain the rights to use of roofs of certain structures where the repeaters will be installed. There can be no assurance that the Company can obtain such roof rights on acceptable terms or in appropriate locations for the operation of CD Radio.

     Satellite Construction. The Company has entered into the Loral Satellite Contract, pursuant to which Loral is building three satellites, two of which the Company intends to launch and one of which it intends to keep in reserve as a spare. Loral has agreed to deliver the first satellite to the launch site in Kourou, French Guiana by August 11, 1999, to deliver the second satellite to the launch site five months after the delivery of the first satellite and to deliver the third satellite to a Company designated storage site within eleven months of delivery of the second satellite. Loral has also agreed to endeavor to accelerate delivery of the second satellite to October 1999 and of the third satellite to April 2000. There can be no assurance, however, that Loral will be able to meet such an accelerated schedule. Although the Loral Satellite Contract provides for certain late delivery payments, Loral will not be liable for indirect or consequential damages or lost revenues or profits resulting from late delivery or other defaults. Under the Loral Satellite Contract, the Company has an option to order, at any time prior to March 10, 1999, a fourth satellite identical to the first three on preset price and delivery terms.

     Title and risk of loss for the first and second satellites are to pass to the Company at the time of launch. Title for the third satellite is to pass to the Company at the time of shipment of the satellite to the designated storage site. The satellites are warranted to be in accordance with the performance specifications in the Loral Satellite Contract and free from defects in materials and workmanship at the time of delivery. After delivery, no warranty coverage applies, unless a satellite is not launched, in which case the warranty extends two years from the date of delivery. In the event of any delay in the construction of the satellites that is caused by the Company, the Loral Satellite Contract provides that the terms of the contract will be equitably adjusted.

     Following the launch of each satellite, Loral will conduct in-orbit performance verification. In the event that such testing shows that a satellite is not meeting the satellite performance specifications contained in the Loral Satellite Contract, Loral and the Company have agreed to negotiate an equitable reduction in the final payment to be made by the Company for the affected satellite.

     Launch Services. The Company entered into the Arianespace Launch Contract for two satellite launches with Arianespace on July 22, 1997. The initial launch period for the first launch extends from August 1, 1999 to January 31, 2000. The initial launch period for the second launch extends from October 1, 1999 to March 31, 2000. These initial launch periods will be reduced to three-month periods at least twelve months prior to the start of the respective initial launch periods. One-month launch slots will be selected for each of the launches at least eight months prior to the start of the respective shortened launch periods. Launch dates will be selected for each of the launches at least four months prior to the start of the respective launch periods. The Company is entitled to accelerate the second launch by shipping the satellite to the launch base and preparing the satellite for launch at the next available launch opportunity.

     If the Company's satellites are not available for launch during the prescribed periods, the Company will arrange to launch the satellites on the first launch dates available after the satellites are completed. While the Company has been able to reschedule its reserved launch dates with Arianespace in the past, there can be no assurance that it will be able to do so in the future. If the Company postpones a launch for more than 12 months, or postpones a launch within 12 months of a scheduled launch, postponement fees may be charged under the terms of the Arianespace Launch Contract.


     Satellite launches are subject to significant risks, including satellite destruction or damage during launch or failure to achieve proper orbital placement. Launch failure rates vary depending on the particular launch vehicle and contractor. Arianespace, one of the world's leading commercial satellite launch service companies, has advised the Company that as of October 20, 1997, 86 of 91 Arianespace launches (approximately 94.5%) have been completed successfully since May 1984. See 'Risk Factors -- Dependence upon Satellites,' 'Risk Factors -- Dependence upon Satellite and Launch Contractors' and 'Risk Factors -- Satellite Launch Risks.' However, the Ariane 5, the particular launch vehicle being planned for the launch of the Company's satellites, has had only one launch, which was a failure, and is untested in flight. The next launch of the Ariane 5 currently is planned for late October 1997. There is no assurance that Arianespace's launches of the Company's satellites will be successful. If the second and third qualification flights of the Ariane 5 launch vehicle result in a failure, or if for any reason there have not been at least two successful Ariane 5 launches prior to each of Company's scheduled launches, or if Arianespace postpones one of Company's launches for more than six months due to a delay in the development of the Ariane 5 program, then, under the terms of the Arianespace Launch Contract, the Company has the right to require Arianespace to negotiate in good faith an amendment to the Arianespace Launch Contract to provide for launches using the Ariane 4 launch vehicle, with launch dates on the first available Ariane 4 launch opportunities after the scheduled launch dates, unless the Company agrees to earlier launch dates.


     Assuming use of an Ariane 5 launch vehicle, if a Company satellite is lost or destroyed during launch, or if, due to an anomaly occurring during launch caused by the launch vehicle or a co-passenger satellite, a Company satellite loses more than 50% of its operational capacity, Arianespace has agreed to perform a replacement launch at no cost. If, under the same circumstances, the Company satellite loses more than 20% but not more than 50% of its operational capacity, Arianespace is required to pay Company an amount based on the percent of lost capacity. If the Company purchases launch insurance on the commercial market, these percentages will be amended to match those contained in the insurance policy. If, following launch, a satellite should fail for any reason, including reasons unrelated to the launch, within 27 months after launch, the Company is entitled to purchase at the then applicable price a replacement launch from Arianespace with a one-month launch slot that falls within ten months of the request for the replacement launch.

     The Company will rely upon Arianespace for the timely launch of the satellites. Failure of Arianespace to launch the satellites in a timely manner could materially adversely affect the Company's business. The Arianespace Launch Contract entitles Arianespace to postpone either of Company's launches for a variety of reasons, including technical problems, lack of co-passenger(s) for the Company's launch, the need to conduct a replacement launch for another customer, a launch of a scientific satellite whose mission may be degraded by delay, or a launch of another customer's satellite whose launch was postponed. Although the Arianespace Launch Contract provides liquidated damages for delay, depending on the length of the delay, and entitles the Company to terminate the agreement for delay exceeding 12 months, there can be no assurance that these remedies will adequately mitigate any damage to the Company's business caused by launch delays.

     Under the terms of the Arianespace Launch Contract, the Company and Arianespace each agree to bear any damage to property or bodily injury that it or its associates may sustain caused by a launch or satellite failure. Arianespace is required to take out launch and in-orbit insurance policies to protect itself and the Company against liability for losses that third parties may sustain caused by a launch vehicle or any satellite on the launch vehicle, and to indemnify the Company against any such losses that exceed the limits of the insurance policy.

     Arianespace has assisted the Company in securing financing for the launch service prices through its subsidiary, AEF. The Company and AEF have entered into the AEF Agreements, which govern the provisions of such financing. See 'Description of Certain Indebtedness -- Vendor Financing.'

     Risk Management and Insurance. Two custom-designed, fully dedicated satellites are required to broadcast CD Radio. The Company has selected a launch service supplier that has achieved the most reliable launch record in its class in the industry. Each of the Company's two operational satellites will be launched separately. The Arianespace Launch Contract contains a provision entitling the Company to a replacement launch in the event of a launch failure caused by the Arianespace launch vehicle. In such event, the Company would utilize the spare satellite that will be constructed. Thus, the Company does not intend to insure for this contingency. The Company intends to insure against other contingencies, including a failure during launch caused by factors other than the launch vehicle and/or a failure involving the second satellite in a situation in which the spare satellite has been used to replace the first satellite. If the Company is required to launch the spare satellite due to failure of the launch of one of the operational satellites, its operational timetable would be delayed for approximately six months or more. The launch or in-orbit failure of two satellites would require the Company to arrange for additional satellites to be built and could delay the commencement or continuation of the Company's operations for three years or more. See 'Risk Factors -- Dependence upon Satellites,' 'Risk Factors -- Dependence upon Satellite and Launch Contractors' and 'Risk Factors -- Satellite Launch Risks.'


     Once properly deployed and operational, the historical risk of premature total satellite failure has been less than 1% for U.S. geosynchronous commercial communication satellites. Insurance against in-orbit failure is currently available and typically is purchased after the satellite is tested in orbit and prior to the expiration of launch insurance. In recent years, annual premiums have ranged from 1.3% to 2.5% of coverage. After the Company has launched the satellites and begun to generate revenues, the Company will evaluate the need for business interruption insurance.


     Satellites are designed to minimize the adverse effects of transmission component failure through the incorporation of redundant components which activate automatically or by ground command upon failure. If multiple component failures occur as the satellite ages, and the supply of redundant components is exhausted, the satellite generally will continue to operate, but at reduced capacity. In that event, signal quality may be preserved by reducing the number of channels broadcast until a replacement satellite can be launched. Alternatively, the number of broadcast channels may be preserved by reducing the signal quality until a replacement satellite can be launched.

THE RECEIVERS

     Subscribers to CD Radio will not need to replace their existing AM/FM car radios. Instead, they will be able to receive CD Radio in their vehicles using a radio card that has been designed to plug easily into the cassette or compact disc slot of their existing radio. Customers also will be able to receive CD Radio using an S-band radio. CD Radio reception with either a radio card or an S-band radio will be via a miniature silver dollar-sized satellite dish antenna mounted on a small base housing a wireless transmitter that will relay the CD Radio signal to the vehicle's radio card or S-band radio. Neither the radio cards, S-band radios nor the miniature satellite dish antennas currently are available and the Company is unaware of any manufacturer currently developing such products.

     The Company anticipates that radio cards will be easy to install because they will require no wiring or other assembly and will be installed simply by inserting the card into the radio's cassette or compact disc slot. Upon insertion of the card into the radio, listeners will be able to switch between AM, FM and CD Radio. The radio card can be removed by pushing the radio's 'eject' button. Radio cards are portable and will be able to be moved from car to car, if desired. S-band radios will be capable of receiving AM, FM and S-band radio transmissions. The Company anticipates that S-band radios will be similar to conventional AM/FM radios in size and appearance. Like existing conventional radios, a number of these radios may also incorporate cassette or compact disc players.

     In addition to a radio card or S-band radio, a vehicle must be equipped with a miniature satellite dish antenna in order to receive CD Radio. To satisfy this requirement, the Company has designed a miniature satellite dish antenna. The battery powered satellite dish antenna is approximately the size and shape of a silver dollar, measuring 2" in diameter and 1/8" thick. The base of the satellite dish antenna will have an adhesive backing, so that consumers will be able to easily attach the satellite dish antenna to a car's rear window. Miniature satellite dish antennas will also be sold separately, so that consumers will be able to receive CD Radio in a vehicle that has a satellite dish antenna attached to it simply by moving a radio card. The radio card, the S-band radio and the satellite dish antenna all use proprietary technology developed by the Company.

     The Company's miniature satellite dish antenna design is substantially 'non-directional,' meaning it does not need to be pointed directly at a satellite in order to receive CD Radio broadcasts. All that is required is that the satellite dish antenna be positioned upward on an unobstructed line-of-sight with one of the Company's satellites or be within range of a terrestrial repeating transmitter. The satellite dish antenna will be mounted on a small base housing a solar recharging battery and wireless transmitter that will relay the CD Radio signal to a vehicle's radio card or S-band radio. The CD Radio system is designed to permit CD Radio to be received by motorists in all outdoor locations where the vehicle has an unobstructed line-of-sight with one of the Company's satellites. In certain areas with high concentrations of tall buildings, such as urban cores, or in tunnels, signals from both satellites will be blocked and reception will be adversely affected. In such cases, the Company plans to install terrestrial repeating transmitters to broadcast CD Radio.


     A radio card or S-band radio tuned to CD Radio will have a visual display that will indicate the channel and format selected, as well as the title, recording artist and album title of the song being played. In order to reduce fraud, each radio card and S-band radio will contain a security circuit with an electronically encoded identification number. Upon verification of subscriber billing information, the Company will transmit a digital signal to activate the radio's S-band operation. This feature will help the Company to protect against piracy of the CD Radio signal. Through this feature, the Company can directly via satellite discontinue CD Radio and deactivate radio cards or S-band radios of subscribers who are delinquent in paying the monthly subscription fee.


     The Company expects radio cards, S-band radios and miniature satellite dish antennas to be sold through a variety of retail outlets, including consumer electronics, car audio, department and music stores. The Company currently expects that the radio card together with the satellite dish antenna can be sold at a retail price of approximately $200. Radio card or S-band activation will be accomplished directly via satellite by calling the Company's customer service center at 888-CD-RADIO. The Company currently expects to begin offering CD Radio in late 1999 at an initial subscription price of $10 per month.

     The Company believes that, when manufactured in quantity, S-band radios will be incrementally more expensive than today's car radios, while radio cards, which will have no installation costs if the customer has a radio with a cassette or compact disc slot, will be substantially less expensive. The Company expects that the satellite dish antenna will be substantially less expensive than the radio card for consumers wishing to purchase additional dish antennas separately. The Company believes that the availability and pricing of plug and play radio cards will be of prime importance to the Company's market penetration for a number of years.


     Neither the radio cards, S-band radios nor miniature satellite dish antennas currently are available, and the Company is unaware of any manufacturer currently developing such products. The Company has entered into non-binding memoranda of understanding with two major consumer electronics manufacturers, and has commenced discussions with several other such manufacturers, regarding the manufacture of radio cards, S-band radios and miniature satellite dish antennas for retail sale in the United States. The Company currently intends to select one manufacturer to manufacture radio cards, S-band radios and miniature satellite dish antennas for retail sale in the United States on an exclusive basis for the first year of CD Radio broadcasts. There can be no assurance that these discussions will result in a binding commitment on the part of any manufacturer to produce radio cards, S-band radios and miniature satellite dish antennas in a timely manner so as to permit the widespread introduction of CD Radio in accordance with the Company's business plan or that sufficient quantities of these will be available to meet anticipated consumer demand. Failure to have at least one manufacturer develop and widely market radio cards and the associated miniature satellite dish antennas, and to a lesser extent S-band radios, at affordable prices, or to develop and widely market such products upon the launch of

CD Radio, would have a material adverse effect on the Company's business. In addition, the IB Order conditions the Company's license on certification by the Company that its final receiver design is interoperable with respect to the final receiver design of the other licensee, which has proposed to use a significantly different transmission technology from that of the Company. The Company believes that it can design an interoperable receiver, but there can be no assurance that this effort will be successful or result in a commercially feasible receiver.


THE NATIONAL BROADCAST STUDIO


     The Company plans to originate its 50 channels of programming from its National Broadcast Studio, to be located in the New York metropolitan region. The National Broadcast Studio will house the Company's music library, facilities for programming origination, programming personnel and program hosts, as well as facilities to uplink programming to the satellites, to activate or deactivate service to subscribers and to perform the tracking, telemetry and control of the orbiting satellites.



     The Company's music library will be located at the National Broadcast Studio. The Company intends to create an extensive music library which will consist of a deep range of recorded music. In addition to updating its music library with new recordings as they are released, the Company will seek to acquire recordings that in certain cases are no longer commercially available.


     Programming will be originated at the National Broadcast Studio and transmitted to the Company's two satellites for broadcast to CD Radio subscribers. The Company expects that its broadcast transmissions will be uplinked to its satellites at frequencies in the 7025.0-7075.0 MHz band. The satellites will receive and convert the signal to the 2320.0-2332.5 MHz band. The satellites then will broadcast the signal to the United States, at a power sufficient to enable its receipt directly by the miniature satellite dish antennas to be used by subscribers.

     Service-related commands also will be relayed from the National Broadcast Studio to the Company's satellites for retransmission to subscribers' radio cards and S-band radios. These service-related commands include those required to (i) initiate and suspend subscriber service, (ii) change the encryption parameters in radio cards and S-band radios to reduce piracy of CD Radio and
(iii) activate radio card and S-band radio displays to show program-related information.

     Tracking, telemetry and control operations for the Company's orbiting satellites also will be performed from the National Broadcast Studio. These activities include controlling the routine station keeping, which involves twice-monthly satellite orbital adjustments and the continuous monitoring of the satellites.


     The Company expects that the National Broadcast Studio, which will include its executive offices, will be approximately 30,000 square feet in size. The Company currently is searching for appropriate space to lease and has commenced development of plans for its facility with a broadcast studio design firm.


DEMONSTRATIONS OF THE CD RADIO SYSTEM


     In support of the Company's application for the FCC License, the Company conducted a demonstration of its proposed radio service from November 1993 through November 1994. The demonstration involved the transmission of S-band signals to a prototype S-band radio and miniature satellite dish antenna installed in a car to simulate certain transmission techniques the Company intends to employ. Because there currently are no commercial satellites in orbit capable of transmitting S-band frequencies to the United States, the Company constructed a terrestrial simulation of its planned system. For this purpose, the Company selected a test range covering several kilometers near Washington, D.C. which included areas shadowed by buildings, trees and overpasses. The Company placed S-band transmitters on the rooftops of a number of tall buildings in such a way as to simulate the signal power and angle of arrival of satellite transmissions to be used for its proposed service. The Company also modified the standard factory installed sound system of an automobile to create a radio receiving AM, FM and S-band, and integrated the Company's satellite dish antenna into the car roof. The demonstrations included the reception of 30 channels of compact disc quality stereo music by the prototype radio while the car was driven throughout the range. Prior to testing with orbiting satellites, miniature satellite dish antennas and radio cards or S-band radios suitable for commercial production, there can be no assurance that the CD Radio system will function as intended. See 'Risk Factors -- Reliance on Unproven Technology.'

COMPETITION


     The Company expects to face competition from two principal sources: (i) conventional AM/FM radio broadcasting, including, when available, terrestrial digital radio broadcasting; and (ii) AMRC, the other holder of an FCC License.


     The AM/FM radio broadcasting industry is very competitive. Radio stations compete for listeners and advertising revenues directly with other radio stations within their markets on the basis of a variety of factors, including program content, on-air talent, transmitter power, assigned frequency, audience characteristics, local program acceptance and the number and characteristics of other radio stations in the market. Many of the Company's radio broadcasting competitors have substantially greater financial, management and technical resources than the Company.

     Unlike the Company, the radio industry has a well established market for its services and generally offers 'free' broadcast reception paid for by commercial advertising rather than by a subscription fee. In addition, certain AM and FM stations, such as National Public Radio, offer programming without commercial interruption. Many radio stations also offer information programming of a local nature, such as local news or traffic reports, which the Company will be unable to offer. CD Radio will compete with conventional radio stations on the basis of its targeted programming formats, nearly seamless signal coverage, freedom from advertising and compact disc quality sound, features which are largely unavailable on conventional broadcast radio.

     The Company believes that cassettes and compact discs generally are used in automobiles as supplements to radio rather than as substitutes, and that these media are used primarily as backup when radio reception is unavailable or unsatisfactory, or when desired programming is unavailable or unsatisfactory. Cassettes and compact discs lack the convenience of radio, as well as the spontaneity and freshness that characterize radio programming. According to a 1996 market study, although almost all vehicles contain either a cassette or compact disc player, 87% of automobile commuters listened to the radio an average of 50 minutes a day while commuting. Accordingly, the Company does not view its service as directly competitive with these media.

     Currently, radio stations broadcast by means of analog signals, as opposed to digital transmission. The Company believes, however, that prior to the commencement of CD Radio, terrestrial broadcasters may be able to place digital audio broadcasts into the bandwidth occupied by current AM and FM stations and simultaneously transmit both analog and digital signals on the AM and FM bands. The limited bandwidth assigned to AM stations will result in lower quality digital signals than can be broadcast by FM stations. As a result, the Company expects that the use of this technology will permit digital AM sound quality to approach monaural FM sound quality and permit digital FM broadcasts to approach compact disc sound quality. In order to receive these digital AM/FM broadcasts, listeners will need to purchase new digital radios which currently are not commercially available. While the development of digital broadcasting would eliminate one of the advantages of CD Radio over FM radio, the Company does not believe it would affect broadcasters' ability to address the other advantages of CD Radio. In addition, the Company views the growth of terrestrial digital broadcasting as a positive force that would be likely to encourage radio replacement and thereby facilitate the introduction of S-band radios.


     Although certain existing satellite operators currently provide music programming to customers at fixed locations, these operators are incapable of providing CD Radio type service to vehicles as a result of some or all of the following reasons: (i) these operators do not broadcast on radio frequencies suitable for reception in a mobile environment; (ii) CD Radio type service requires fully dedicated satellites; (iii) CD Radio type service requires a custom satellite system design and (iv) CD Radio type service requires regulatory approvals, which existing satellite operators do not have.



     AMRC, a subsidiary of AMSC, is the other holder of an FCC License. AMRC, in which WorldSpace, Inc. (a company that plans to provide satellite radio service outside of the United States) has a 20% interest, and AMSC, which is owned in part by the Hughes Electronics Corporation subsidiary of General Motors Corporation, have financial, management and technical resources that greatly exceed those of the Company. In addition, the FCC could grant new licenses which would enable further competition to broadcast satellite radio. Finally, there are many portions of the electromagnetic spectrum that are currently licensed for other uses and certain other portions for which licenses have been granted by the FCC without restriction as to use, and there can be no assurance that these portions of the spectrum could not be utilized for satellite radio broadcasting in the future. Although any such licensees would face cost and competition barriers, there can be no assurance that there will not be an increase in the number of competitors in the satellite radio industry. See 'Risk Factors -- Competition.'



TECHNOLOGY AND PATENTS



     The Company has been granted certain U.S. patents (U.S. Patent Nos. 5,278,863; 5,319,673; 5,485,485; 5,592,471) on various features of satellite radio technology. There can be no assurance, however, that any U.S. patent issued to the Company will cover the actual commercialized technology of the Company or will not be circumvented or infringed by others, or that if challenged would be held to be valid. The Company has filed patent applications covering CD Radio system technology in Argentina, Australia, Brazil, Canada, China, France, Germany, India, Italy, Japan, South Korea, Mexico, the Netherlands, Spain, Switzerland and the United Kingdom, and has been granted patents in a number of these countries. There can be no assurance that additional foreign patents will be awarded to the Company or, if any such patents are granted, that the laws of foreign countries where the Company receives patents will protect the Company's proprietary rights to its technology to the same extent as the laws of the United States. Although the Company believes that obtaining patent protection may provide benefits to the Company, the Company does not believe that its business is dependent on obtaining patent protection or successfully defending any such patents that may be obtained against infringement by others.


     Certain of the Company's know-how and technology are not the subject of U.S. patents. To protect its rights, the Company requires certain employees, consultants, advisors and collaborators to enter into confidentiality agreements. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure. In addition, the Company's business may be adversely affected by competitors who independently develop competing technologies.

     The Company's proprietary technology was developed by Robert D. Briskman, the Company's co-founder, and was assigned to the Company. The Company believes that Mr. Briskman independently developed the technology covered by the Company's issued patents and that it does not violate the proprietary rights of any person. There can be no assurance, however, that third parties will not bring suit against the Company for patent infringement or for declaratory judgment to have any patents which may be issued to the Company declared invalid.


     If a dispute arises concerning the Company's technology, litigation might be necessary to enforce the Company's patents, to protect the Company's trade secrets or know-how or litigation may occur to determine the scope of the proprietary rights of others. Any such litigation could result in substantial cost to, and diversion of effort by, the Company, and adverse findings in any proceeding could subject the Company to significant liabilities to third parties, require the Company to seek licenses from third parties or otherwise adversely affect the Company's ability to successfully develop and market CD Radio.


GOVERNMENT REGULATION

COMMUNICATIONS LAWS


     As an operator of a privately owned satellite system, the Company is subject to the regulatory authority of the FCC under the Communications Act. The FCC is the government agency with primary authority in the United States over satellite radio communications. The Company is currently subject to regulation by the FCC principally with respect to (i) the licensing of its satellite system; (ii) preventing interference with or to other users of radio frequencies; and (iii) compliance with rules that the FCC has established specifically for United States satellites and rules that the FCC has established for providing satellite radio service.



     On May 18, 1990, the Company proposed that the FCC establish a satellite radio service and applied for an FCC License. On March 3, 1997, the FCC adopted rules for the national satellite radio broadcast service (the 'FCC Licensing Rules'). Pursuant to the FCC Licensing Rules, an auction was held among the applicants on April 1 and 2, 1997. The Company was a winning bidder for one of the two FCC Licenses with a bid of $83 million. AMRC was the other winning bidder for an FCC License with a bid of $89 million. After payment of the full amount by the Company, the FCC's International Bureau issued the FCC License to the Company on October 10, 1997. Although the FCC License is effective immediately; however, for a period of 30 days following the grant of the FCC License, those parties that had filed comments or petitions to deny in connection with the Company's application for an FCC License may petition the International Bureau to reconsider its decision to grant the FCC License to the Company or request review of the decision by the full FCC. During the same 30 day period, entities that did not file comments or petitions to deny in connection with the Company's application for an FCC License also may petition the International Bureau to reconsider its decision. In addition to presenting a factual case, these entities must demonstrate why they did not file comments or petitions to deny in connection with the Company's application for an FCC License. If the International Bureau denies reconsideration, such entities may thereafter request review by the full FCC. The Company cannot predict whether any such petitions will be filed or, if a petition is filed, the ultimate outcome of any related proceeding. If any of the foregoing parties seeks review by the full FCC and such petitions are denied, the complaining party may file an appeal with the U.S. Court of Appeals which must find that the decision of the FCC was not supported by substantial evidence, or was arbitrary, capricious or unlawful in order to overturn the grant of the Company's FCC License.



     Pursuant to the FCC Licensing Rules, the Company is required to meet certain progress milestones. Licensees are required to begin satellite construction within one year of the grant of the FCC License; to launch and begin operating their first satellites within four years; and to begin operating their entire system within six years. The IB Order states that failure to meet those milestones will render the FCC License null and void. On May 6, 1997, the Company notified the FCC that it had begun construction on the first of its satellites. On March 27, 1997, a third party requested reconsideration of the FCC Licensing Rules, seeking, among other things, that the time period allotted for these milestones be shortened. The Company cannot predict the outcome of this petition.



     The term of the FCC License for each satellite is eight years, commencing from the time each satellite is declared operational after having been inserted into orbit. Upon the expiration of the term with respect to each satellite, the Company will be required to apply for a renewal of the relevant FCC License. Although the Company anticipates that, absent significant misconduct on the part of the Company, the FCC Licenses will be renewed in due course to permit operation of the satellites for their useful lives, and that a license would be granted for any replacement satellites, there can be no assurance of such renewal or grant.


     Satellite orbit locations are registered internationally for each country. To the Company's knowledge, no other nations in the Western Hemisphere are seeking to use the S-band for satellite radio, and the Company does not anticipate difficulty in obtaining international registration or renewing or extending such registrations. There can be no assurance, however, that such registrations will be obtained.


     The spectrum allocated for satellite radio is used in Canada and Mexico for terrestrial microwave links, mobile telemetry and other purposes. The United States government must coordinate the United States' use of this spectrum with the Canadian and Mexican governments before any United States satellite may become operational. The Company has performed analyses which show that its proposed use will not cause undue interference to most Canadian stations and can be coordinated with others by various techniques. The FCC Licensing Rules require that the licensees successfully complete detailed frequency coordination with existing operations in Canada and Mexico, and the IB Order conditions the FCC License on such coordination. There can be no assurance that the licensees will be able to coordinate the use of this spectrum with Canadian or Mexican operators or will be able to do so in a timely manner.



     In order to operate its satellites, the Company also will have to obtain a license from the FCC to operate its uplink facility. Normally, such approval is sought after issuance of the FCC License. Although there can be no assurances that such licenses will be granted, the Company does not expect difficulties in obtaining a feeder link frequency and ground station approval in the ordinary course.



     In the future, any assignments or transfers of control of the FCC License must be approved by the FCC. There can be no assurance that the FCC would approve any such transfer or assignment.

     The CD Radio system is designed to permit CD Radio to be received by motorists in all outdoor locations where the vehicle has an unobstructed line-of-sight with one of the Company's satellites. In certain areas with high concentrations of tall buildings, such as urban cores, or in tunnels, signals from both satellites will be blocked and reception will be adversely affected. In such cases, the Company plans to install terrestrial repeating transmitters to broadcast CD Radio. The FCC has not yet established rules governing the application procedure for obtaining authorizations to construct and operate terrestrial repeating transmitters. A rulemaking on the subject was initiated by the FCC on March 3, 1997. The deadline for the public to file comments was June 13, 1997 and the deadline for filing reply comments was June 27, 1997. Several comments were received by the FCC that sought to cause the FCC to consider placing restrictions on the Company's ability to deploy its terrestrial repeating transmitters. However, the Company believes that the FCC will neither prohibit it from deploying such transmitters nor place unreasonable requirements upon such deployment.


     The Communications Act prohibits the issuance of a license to a foreign government or a representative thereof, and contains limitations on the ownership of common carrier, broadcast and certain other radio licenses by non-U.S. citizens. Pursuant to the FCC Licensing Rules, the Company is regulated as a private carrier. The IB Order determined that, as a private carrier, the Company is not subject to the current provisions of the Communications Act restricting ownership in the Company by non-U.S. private citizens or organizations. The Executive Branch of the U.S. government has expressed interest in changing this policy, which could lead to restrictions on foreign ownership of the Company's shares in the future. The IB Order stated that its finding that the Company is not subject to the foreign ownership restrictions of the Communications Act is subject to being revisited in a future proceeding. As a private carrier, the Company is free to set its own prices and serve customers according to its own business judgment, without economic regulation.



     The other holder of an FCC License has proposed to use a significantly different transmission technology from that of the Company. The IB Order conditions the Company's license on certification by the Company that its final receiver design is interoperable with respect to the final receiver design of the other licensee. The Company believes that it can design an interoperable receiver, but there can be no assurance that this effort will be successful or result in a commercially feasible receiver.



     The foregoing discussion reflects the application of current communications law, FCC regulations and international agreements to the Company's proposed service in the United States. Changes in law, regulations or international agreements relating to communications policy generally or to matters affecting specifically the services proposed by the Company could adversely affect the Company's ability to retain the FCC License and obtain or retain other approvals required to provide CD Radio or the manner in which the Company's proposed service would be regulated. Further, actions of the FCC are subject to judicial review and there can be no assurance that if challenged, such actions would be upheld.


OTHER REGULATORY MATTERS

     The Company's business operations as currently contemplated may require a variety of permits, licenses and authorizations from governmental authorities other than the FCC, but the Company has not identified any such permit, license or authorization that it believes could not be obtained in the ordinary course of business.

PERSONNEL


     As of October 1, 1997, the Company had 11 employees, of whom three were involved in technology development, three in business development and five in administration. In addition, the Company relies upon a number of consultants and other advisors. By commencement of operations, the Company expects to have approximately 100 employees. The extent and timing of the increase in staffing will depend on the availability of qualified personnel and other developments in the Company's business. None of the Company's employees is represented by a labor union, and the Company believes that its relationship with its employees is good.


PROPERTY

     The Company's executive offices are located at Sixth Floor, 1001 22nd Street, N.W., Washington, D.C. 20037, and are leased pursuant to a lease agreement that will expire on October 31, 1998.

LEGAL PROCEEDINGS

     The Company is not a party to any material litigation.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information concerning the directors, executive officers and certain key employees of the Company.


                  NAME                     AGE                        POSITION(S) WITH COMPANY
----------------------------------------   ---   ------------------------------------------------------------------

David Margolese.........................   40    Chairman, Chief Executive Officer and Director
Robert D. Briskman......................   65    Executive Vice President, Engineering and Operations and Director
Andrew J. Greenebaum....................   35    Executive Vice President and Chief Financial Officer
Keno V. Thomas..........................   39    Executive Vice President, Marketing
Joseph S. Capobianco....................   48    Executive Vice President, Content
Paul Sharma.............................   49    Executive Director, Space Segment
Brian Stockwell.........................   61    Executive Director, Launch Services
Lawrence F. Gilberti(1)(2)..............   46    Director and Secretary
Peter K. Pitsch(1)......................   45    Director
Jack Z. Rubinstein(1)...................   48    Director
Ralph V. Whitworth(1)(2)................   41    Director


------------


(1) Member of the Audit Committee.



(2) Member of the Compensation Committee.


     All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Officers are elected by and serve at the discretion of the Board of Directors.


     David Margolese. Mr. Margolese was elected Chief Executive Officer of the Company in November 1992 and Chairman in August 1993 and has served as a director since August 1991. In 1991, Mr. Margolese founded a consortium with AT&T Corp. and Hutchison Telecommunications Ltd., a subsidiary of Hutchison Whampoa Limited, a diversified conglomerate based in Hong Kong, to bid for Israel's national cellular telephone license and served as Chairman of this consortium until June 1993. From 1987 until August 1991, Mr. Margolese was a private investor. In 1982, Mr. Margolese co-founded Cantel Inc., Canada's national cellular telephone company, and served as Vice President, RCC Operations, until 1984. In 1980, Mr. Margolese co-founded Canadian Telecom Inc., a radio paging company, and served as that company's President until its sale in 1987.


     Robert D. Briskman. Mr. Briskman has served as Executive Vice President, Engineering and Operations and as a director of the Company since October 1991 and as President of Satellite CD Radio, Inc., a subsidiary of the Company, since September 1994. In addition, Mr. Briskman served as Chief Executive Officer of the Company from April to November 1992. From March 1991 to June 1992, Mr. Briskman was President of Telecommunications Engineering Consultants, which provided engineering and consulting services to the Company. From March 1986 to March 1991, Mr. Briskman was Senior Vice President, Engineering and Operations at Geostar Corporation, a satellite company, responsible for the development, design, implementation and operation of a nationwide satellite message communication service. Prior to 1986, Mr. Briskman held senior management positions at Communications Satellite Corporation ('COMSAT'), a satellite operator, where he was employed for over 20 years. Prior to joining COMSAT, Mr. Briskman was a communications specialist with IBM and the National Aeronautics and Space Administration. Mr. Briskman holds a bachelor's degree in engineering from Princeton and a master's degree in electrical engineering from the University of Maryland. He has published over 50 technical papers, holds a number of U.S. patents, and is a Fellow of the Institute of Electrical and Electronics Engineers and the American Institute of Aeronautics and Astronautics.


     Andrew J. Greenebaum. Mr. Greenebaum has served as Executive Vice President and Chief Financial Officer of the Company since August 1997. From August 1989 to August 1997, he held a variety of senior management positions with The Walt Disney Company. From March 1996 to August

1997, Mr. Greenebaum was Vice President, Corporate Finance in charge of corporate and project finance. From May 1995 to March 1996, he was Corporate Strategic Planning Director, Corporate Development. From October 1992 to May 1995, he was Director, Corporate Finance and from April 1991 to October 1992, he was Manager, Corporate Finance. From August 1989 to April 1991, he was a Senior Treasury Analyst, Foreign Exchange. From October 1984 to June 1987, Mr. Greenebaum was a financial analyst with L.F. Rothschild & Co., Inc., an investment bank.

     Keno V. Thomas. Mr. Thomas has served as Executive Vice President, Marketing of the Company since April 1997. From July 1995 to April 1997, he was an independent management consultant to the media and entertainment industry. From January 1994 to July 1995, Mr. Thomas was Executive Vice President, Marketing at DMX Inc., a cable radio company. From February 1992 to January 1994, he served as Vice President of Programming at DIRECTV, a satellite television company. From December 1986 to February 1992, he held senior management positions, including Vice President, International at ESPN Enterprises, Inc., a cable television sports network. From May 1982 to December 1986, he held senior management positions, including Vice President, Marketing at Times Mirror Cable, an operator of cable television systems and a subsidiary of the Times Mirror Company.

     Joseph S. Capobianco. Mr. Capobianco has served as Executive Vice President, Content of the Company since April 1997. From 1981 to April 1997, he was an independent consultant providing programming, production, marketing and strategic planning consulting services to media and entertainment companies, including Home Box Office, a cable television service and a subsidiary of Time Warner Entertainment Company, L.P., and the ABC Radio Networks. From May 1990 to February 1995, he served as Vice President of Programming at Music Choice, which operates a 40-channel music service available to subscribers to DIRECTV, and is partially owned by Warner Music Group Inc., Sony Music Entertainment Inc. and EMI.

     Paul Sharma. Mr. Sharma has served as Executive Director, Space Segment of the Company since April 1997. From November 1988 to April 1997, he was an independent consultant providing project management services for numerous major satellite programs worldwide. From 1982 to 1988, he served as Deputy Projects Director for the Direct Broadcast Satellite program at COMSAT, a satellite operator.

     Brian Stockwell. Mr. Stockwell has served as Executive Director, Launch Services of the Company since April 1997. He has provided management consulting services to the space industry since 1992. From June 1981 to January 1992, he served as President of Willis Corroon Inspace, an aerospace insurance company. From January 1979 to May 1981, he was Deputy Head of the Ariane Launch Vehicle Program for the European Space Agency. Prior to that, he was Communications Satellite Systems Manager with the European Space Agency from September 1969.

     Lawrence F. Gilberti. Mr. Gilberti was elected Secretary of the Company in November 1992 and has served as a director since September 1993. Since December 1992, he has been the Secretary and sole director of, and from December 1992 to September 1994 was the President of, Satellite CD Radio, Inc. Mr. Gilberti has been a partner in the law firm of Fischbein Badillo Wagner Harding since August 1994, and has provided legal services to the Company since 1992. From 1987 to August 1994, Mr. Gilberti was an attorney with the law firm of Goodman Phillips & Vineberg.

     Peter K. Pitsch. Mr. Pitsch became a director of the Company in January 1995. Since September 1989, Mr. Pitsch has been the principal of Pitsch Communications, a telecommunications law and economic consulting firm that has rendered legal services to the Company since 1991. From April 1987 to August 1989, he served as Chief of Staff at the Federal Communications Commission. From November 1981 to April 1987, he served as Chief of the Office of Plans and Policy at the Federal Communications Commission. He is an adjunct fellow at the Hudson Institute, Inc.

     Jack Z. Rubinstein. Mr. Rubinstein became a director of the Company in January 1995. Since May 1991, Mr. Rubinstein has been the General Partner of Dica Partners, L.P., a hedge fund based in Hartsdale, New York. From September 1988 to October 1990, Mr. Rubinstein was a consultant to institutional clients at Morgan Stanley & Co. Incorporated, an investment bank. From February 1978 to September 1988, he was an Associate Director at Bear Stearns & Co. Inc., an investment bank, responsible for corporate insider portfolio management.

     Ralph V. Whitworth. Mr. Whitworth became a director of the Company in March 1994. Since April 1996, he has been a managing member at Relational Investors, LLC, a financial management firm. In January 1997, Mr. Whitworth became a partner of Batchelder & Partners, Inc., a financial advisory firm. From August 1988 to December 1996, he was President of Whitworth and Associates, a Washington, D.C.-based consulting firm. Mr. Whitworth was President of United Shareholders Association, a shareholders' association, from its founding in 1986 to 1993. From 1989 to 1992, he served as President of Development of United Thermal Corporation, the owner of the district heating systems for the cities of Baltimore, Philadelphia, Boston and St. Louis.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
EXECUTIVE OFFICERS

     The following table sets forth the compensation for services rendered during the three-year period ending December 31, 1996 for the executive officers of the Company whose 1996 salary and bonus exceeded $100,000.

                           SUMMARY COMPENSATION TABLE


                                                                                                       LONG-TERM
                                                                                                      COMPENSATION
                                                                      ANNUAL COMPENSATION                AWARDS
                                                             -------------------------------------    ------------
                                                                                         OTHER         SECURITIES
                                                   FISCAL                                ANNUAL        UNDERLYING
          NAME AND PRINCIPAL POSITION               YEAR      SALARY        BONUS     COMPENSATION      OPTIONS
------------------------------------------------   ------    --------      -------    ------------    ------------

David Margolese ................................     1996    $ 95,833      $ --         $ --             400,000
     Chairman of the Board                           1995     100,000        --           --              --
     and Chief Executive Officer                     1994     122,000(1)     --           26,052(2)      300,000
Robert D. Briskman .............................     1996     106,249       20,000       190,938          60,000
     Executive Vice President,                       1995     100,000        --            1,340          --
     Engineering and Operations                      1994     122,000        --           --             192,500


------------

(1) In October 1994, Mr. Margolese waived his base salary payable for the three-month period ended December 31, 1994.

(2) The Company reimbursed Mr. Margolese for the following expenses incurred in establishing residency in the United States: $18,521 for tax advice, $2,311 for moving expenses and $5,220 for real estate commissions.

DIRECTORS


     Commencing in 1994, directors of the Company who are not full-time employees of the Company were entitled to receive a director's fee of $20,000 per year for serving on the Company's Board of Directors. In June 1994, all directors entitled to receive directors' fees agreed to forgo any payments for their services as directors of the Company. Pursuant to the Company's 1994 Directors' Nonqualified Stock Option Plan (the 'Directors' Plan'), each director who is not a full-time employee of the Company is entitled to an option to purchase 15,000 shares of Common Stock upon becoming a director (or upon the effective date of the plan in the case of non-employee directors who become directors prior to the effective date) and to an automatic annual grant of an option to purchase 10,000 shares of Common Stock. The exercise price for annual grants is fair market value of the Company's Common Stock on the date of grant. Prior to the implementation of the Directors' Plan, the Company from time to time granted options to certain non-employee directors. See ' -- Employee and Director Stock Options.' The Company reimburses each director for reasonable expenses incurred in attending meetings of the Board of Directors.


     The Company has retained Pitsch Communications to provide legal services to the Company for a monthly retainer of $5,000. The retainer may be terminated by either party at any time. The principal of Pitsch Communications, Peter K. Pitsch, is a director of the Company. The monthly retainer was terminated in May 1997.

     The Company has retained Jack Z. Rubinstein to provide consulting services to the Company for a monthly retainer of $5,000. The retainer may be terminated by either party at any time. Jack Z. Rubinstein is a director of the Company.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with its executive officers.

     Effective January 1, 1994, the Company entered into an employment agreement to employ David Margolese as Chairman and Chief Executive Officer of the Company for a term of five years. The agreement provided for an annual base salary of $300,000, subject to increase from time to time by the Board of Directors. An amendment to this agreement, dated as of June 8, 1994, provided for an annual base salary of $100,000, effective June 8, 1994. Subsequently, Mr. Margolese waived his base salary payable for the three-month period ended December 31, 1994. In January 1997, the Board of Directors increased Mr. Margolese's annual base salary to $150,000. In July 1997, the Board of Directors increased Mr. Margolese's annual base salary to $400,000. Under his original employment agreement and pursuant to the Company's 1994 Stock Option Plan, the Company granted to Mr. Margolese an option to purchase 300,000 shares of Common Stock at $5.00 per share, which option is fully vested and exercisable. If Mr. Margolese is terminated without Cause, as defined in the agreement, or if Mr. Margolese resigns for 'Good Reason,' as defined in the agreement, the Company is obligated to pay to Mr. Margolese the sum of $800,000. In January 1994, Mr. Margolese was paid $162,000 for deferred salary earned in 1993 and $216,000 in recognition of his service without pay in 1992. The employment agreement restricts Mr. Margolese from engaging in any business involving the transmission of radio entertainment programming in North America for a period of two years after the termination of his employment.

     Effective January 1, 1994, the Company entered into an agreement to employ Robert D. Briskman as the Vice President and Chief Technical Officer of the Company. The agreement provided for an annual base salary of $150,000. An amendment to this agreement, dated as of June 8, 1994, provided for an annual base salary of $100,000, effective June 8, 1994. In October 1996, the Board of Directors increased Mr. Briskman's annual base salary to $150,000 and in January 1997, extended the term of the agreement until January 1, 1998. In addition, under his original employment agreement and pursuant to the Company's 1994 Stock Option Plan, the Company granted to Mr. Briskman an option to purchase 80,000 shares of Common Stock at $1.00 per share, which option is fully vested and exercisable. In May 1997, the Board of Directors named Mr. Briskman the Company's Executive Vice President, Engineering and Operations and extended the term of the agreement until December 31, 2000. The Board of Directors also increased Mr. Briskman's annual base salary to $235,000, effective May 1, 1997, with an additional increase to $260,000, effective January 1, 1998. The original employment agreement also provides for the grant to Mr. Briskman of options to purchase 112,500 shares of Common Stock at $1.00 per share upon completion of certain milestones prior to December 31, 1994. Such options were granted to Mr. Briskman on December 23, 1994 and are fully vested and exercisable. In January 1996, Mr. Briskman exercised options to purchase 80,000 shares of the Company's Common Stock. On July 9, 1997, the Board of Directors granted Mr. Briskman further options to purchase up to 57,500 shares of Common Stock at a price per share of $14.50. The options will vest and become exercisable in two stages contingent upon Mr. Briskman's continued employment with the Company and the replenishment of the 1994 Stock Option Plan by the Company. If Mr. Briskman's employment is terminated for any reason other than cause, as defined in the agreement, the Company is obligated to pay to Mr. Briskman a sum equal to 50% of his then annual salary and, at Mr. Briskman's option, to repurchase all of the shares of Common Stock then owned by him at a price of $1.25 per share. The Company also has entered into a proprietary information and non-competition agreement with Mr. Briskman. Under this agreement, Mr. Briskman may not (i) disclose any proprietary information of the Company during or after his employment with the Company or (ii) engage in any business directly competitive with any business of the Company in North America for a period of one year after termination of his employment.

     Effective August 25, 1997, the Company entered into an employment agreement with Andrew J. Greenebaum which provides for his employment as Executive Vice President and Chief Financial

Officer of the Company. The agreement has a term of three years. Pursuant to the agreement with Mr. Greenebaum, the Company will pay Mr. Greenebaum an annualized base salary of $250,000 per year for the period of his employment with the Company through December 31, 1997 and thereafter an annualized base salary of $275,000, subject to any increases approved by the Board of Directors. Upon the commencement of his employment with the Company, the Company paid Mr. Greenebaum an additional sum of $90,000. The Company has also granted Mr. Greenebaum options to purchase up to 175,000 shares of Common Stock at a price per share of $15.125; however, the options relating to 10,500 of such shares are subject to replenishment of the Plan by the Company. The options will vest and be exercisable in three stages contingent upon the continued employment of Mr. Greenebaum with the Company at predetermined dates. The dismissal of Mr. Greenebaum other than for 'cause' (as defined in the agreement) subsequent to the passing of certain milestones, however, will cause the options otherwise exercisable only at the end of that stage to vest immediately notwithstanding the dismissal. If Mr. Greenebaum's employment is terminated for any reason other than by the Company for 'Cause,' as defined in the agreement, or by Mr. Greenebaum voluntarily, Mr. Greenebaum will be entitled to receive, in addition to any other sums then due to him, an amount equal to his annualized base salary then in effect. The Company and Mr. Greenebaum also have entered into a proprietary information and non-competition agreement. Under this agreement, Mr. Greenebaum may not (i) during his employment with the Company and for three years thereafter disclose any proprietary information of the Company or (ii) during his employment with the Company and for one year thereafter engage in any business involving any satellite radio broadcast service or any subscription-based digital audio radio service delivered to cars or other mobile vehicles in North America.



     The Company has entered into employment and non-competition agreements to employ Joseph S. Capobianco as Executive Vice President, Content, and Keno V. Thomas as Executive Vice President, Marketing, both for terms of three years. The agreement with Mr. Capobianco, effective April 16, 1997, provided for an annual base salary of $200,000, subject to increase from time to time by the Board of Directors. The agreement with Mr. Thomas, effective April 28, 1997, provided for an annualized base salary of $225,000 through December 31, 1997, increasing to an annualized base salary of $250,000 thereafter through the term of the agreement, subject to increase from time to time by the Board of Directors. The Company has granted each of Mr. Capobianco and Mr. Thomas an option to purchase 50,000 shares of Common Stock at $13 and $12.875 per share, respectively, each such option to vest pursuant to the schedule set forth in the applicable option agreement. On July 9, 1997, the Company granted each of Messrs. Capobianco and Thomas further options to purchase up to 25,000 shares of Common Stock at a price per share of $14.50. These options will vest and become exercisable in two stages contingent upon Messrs. Capobianco's and Thomas' respective continued employment with the Company and the replenishment of the number of shares of Common Stock in the 1994 Stock Option Plan by the Company. If either Mr. Capobianco or Mr. Thomas is terminated except by the Company for 'Cause,' as defined in the agreement, or by the applicable executive voluntarily, the Company will be obligated to pay to Mr. Capobianco an amount equal to one-third of his then annual salary if the termination is on or prior to October 16, 1997 and one-half of his then annual salary thereafter, and to pay to Mr. Thomas an amount equal to one-half of his then annual salary. The Company also has entered into a proprietary information and non-competition agreement with each of Mr. Capobianco and Mr. Thomas. Under these agreements each of Mr. Capobianco and Mr. Thomas may not (i) disclose any proprietary information of the Company during his employment with the Company and for three years thereafter or (ii) during their respective employment and for one year thereafter, engage in any business involving any satellite radio broadcast service or any subscription-based digital audio radio service delivered to cars or other mobile vehicles in North America.


EMPLOYEE AND DIRECTOR STOCK OPTIONS AND STOCK GRANTS

     In February 1994, the Company adopted its 1994 Stock Option Plan (the '1994 Plan') and its Director's Plan. The Director's Plan was amended by the Board of Directors in December 1994 and January 1995 and approved at the annual meeting of stockholders on June 27, 1995 to extend the exercise period of the option after termination for reason other than death or disability and to increase the initial option grants and annual option grants to non-employee directors.

     The 1994 Plan, as amended, provides for options to purchase Common Stock and is administered by the Plan Administrator, which may be either the Company's Board of Directors or a committee designated by the Board of Directors. In accordance with the 1994 Plan, the Plan Administrator determines the employees to whom options are granted, the number of shares subject to each option, the exercise price and the vesting schedule of each option. Options generally vest over a four-year period, but may vest over a different period at the discretion of the Plan Administrator. Under the 1994 Plan, outstanding options vest, unless they are assumed by an acquiring entity, upon the occurrence of certain transactions, including certain mergers and other business combinations involving the Company. Options granted under the 1994 Plan are exercisable for a period of ten years from the date of grant, except that incentive stock options granted to persons who own more than 10% of the Common Stock terminate after five years. Unless otherwise provided at the time of grant, vested options terminate 90 days after the optionee's termination of employment with the Company for any reason other than death or disability, and one year after termination upon death or disability. Unless otherwise determined by the Plan Administrator, the exercise price of options granted under the 1994 Plan must be equal to or greater than the fair market value of the Common Stock on the date of grant. Upon exercise, the aggregate exercise price may be paid to the Company
(i) in cash, (ii) upon approval of the Plan Administrator, by delivering to the Company shares of Common Stock previously held by such Optionee, or (iii) by complying with any other payment mechanism approved by the Plan Administrator from time to time.

     The Directors' Plan provides that current non-employee directors of the Company and persons who become non-employee directors of the Company shall be granted options to purchase 15,000 shares of Common Stock upon becoming directors (or upon the effective date of the Director's Plan in the case of non-employee directors who became directors prior to the effective date), and thereafter shall annually be granted options to purchase 10,000 shares of Common Stock on the first business day following the Company's annual meeting. The exercise price for annual grants is the fair market value of the Company's Common Stock on the date of grant. Options granted under the Directors' Plan vest immediately upon grant and are exercisable for a period of ten years from the date of grant. Options terminate 18 months after a director's termination as a director of the Company for any reason other than death or disability, and one year after termination upon death or disability. Upon exercise, the exercise price may be paid (i) in cash, (ii) in shares of Common Stock, or (iii) by the Company withholding that number of shares of Common Stock with a fair market value on the date of exercise equal to the aggregate exercise price of the option.

     In June 1995, the Company adopted its 1995 Stock Compensation Plan (the 'Stock Compensation Plan'). Pursuant to the terms of the Stock Compensation Plan, all employees of the Company or a Related Company (as defined in the Stock Compensation Plan) are eligible to receive awards under the Stock Compensation Plan. Bonuses granted pursuant to the Stock Compensation Plan are made by a plan administrator. The plan administrator, in its absolute discretion, determines the employees to whom, and the time or times at which, Common Stock awards are granted, the number of shares within each award and all other terms and conditions of the awards. The terms, conditions and restrictions applicable to the awards made under the Stock Compensation Plan need not be the same for all recipients, nor for all awards. The plan administrator may grant to any officer of the Company the authority to make awards or otherwise administer the Stock Compensation Plan solely with respect to persons who are not subject to the reporting and liability provisions of Section 16 of the Exchange Act.


     In September 1996, the Stock Compensation Plan was amended to allow the plan to be administered by the entire Board of Directors, and if so authorized by the Board of Directors, a committee of at least two non-employee directors. Prior to this amendment, the plan permitted the administration only by a committee of the Board of Directors. The purpose of the amendment was to comply more readily with the new rules under Section 16 of the Securities Act, which changed the eligibility requirements for these committees. The new rules under
Section 16 allow either the entire Board of Directors or a committee composed of two or more 'non-employee' directors to act as Plan Administrator. Amending the Stock Compensation Plan provided more flexibility for the Company in the administration of the Stock Compensation Plan.

     Awards under the Stock Compensation Plan may not exceed 175,000 shares of Common Stock in the aggregate, subject to certain adjustments. Shares awarded may be from authorized but unissued shares or from Company treasury shares of Common Stock. All shares of Common Stock received by employees pursuant to bonuses under the Stock Compensation Plan (except for shares received by executive officers or other persons who are subject to the reporting and liability provisions of Section 16 of the Exchange Act) are freely transferable. Nevertheless, the shares of Common Stock granted to recipients may be subject to such terms and conditions as the Committee, in its sole discretion, deems appropriate. During 1996, 67,500 shares of the Company's Common Stock were issued pursuant to this Compensation Plan.

     As of December 31, 1996, 162,500 shares of Common Stock have been issued under the Stock Compensation Plan, and 12,500 shares of Common Stock remain available for issuance thereunder.

     An aggregate of 1,600,000 shares of Common Stock were available for issuance pursuant to the 1994 Plan and the Directors' Plan. As of July 31, 1997, options to purchase all of the 1,600,000 shares of Common Stock had been granted pursuant to the 1994 Plan and the Directors' Plan and a further 133,000 options have been issued subject to the replenishment of these Plans by the Company prior to any of such options vesting.

STOCK OPTION INFORMATION


     In April 1996, the Company granted to David Margolese pursuant to the 1994 Plan a stock option to purchase 400,000 shares of Common Stock which are now exercisable following the grant of the FCC License. In April 1996, the Company also granted to Robert Briskman pursuant to the 1994 Plan a stock option to purchase 60,000 shares of Common Stock, 30,000 shares of which are exercisable upon the FCC's grant of a license to the Company and the remaining 30,000 shares of which were exercisable on September 18, 1997 if, as of such date, the FCC had granted the FCC License and if Mr. Briskman was still employed by the Company. In recognition of Mr. Briskman's services to the Company and in view of the unexpected delay by the FCC in awarding the Company's FCC License, on October 15, 1997, the Compensation Committee of the Board of Directors granted Mr. Briskman options to purchase 30,000 shares of Common Stock at a price of $8.5625 per share under the 1994 Plan. Such options are exercisable immediately.


     The following table sets forth certain information for the fiscal year ended December 31, 1996, with respect to options granted to the individuals named in the Summary Compensation table above.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                 INDIVIDUAL GRANTS                                 POTENTIAL REALIZABLE
                                  -----------------------------------------------                VALUE AT ASSUMED ANNUAL
                                                 PERCENT OF                                        RATES OF STOCK PRICE
                                                    TOTAL                                         APPRECIATION FOR STOCK
                                    NUMBER     OPTIONS GRANTED                                             TERM
                                  OF OPTIONS   TO EMPLOYEES IN   EXERCISE OR BASE   EXPIRATION   ------------------------
              NAME                 GRANTED       FISCAL YEAR     PRICE PER SHARE       DATE          5%           10%
--------------------------------  ----------   ---------------   ----------------   ----------   ----------    ----------

David Margolese.................    400,000          87%             $ 8.5625         4/24/06    $2,398,624    $5,848,148
Robert Briskman.................     60,000          13%             $ 8.5625         4/24/06    $  359,794    $  877,222

     The following table sets forth certain information with respect to the number of shares covered by both exercisable and unexercisable stock options held by the individuals named in the Summary Compensation table above as of the fiscal year ended December 31, 1996. Also reported are values for 'in-the-money' stock options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of the Common Stock as of December 31, 1996 ($4.125 per share).

            AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                                                                  VALUE OF UNEXERCISED
                                   SHARES                           NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS
                                  ACQUIRED                        OPTIONS AT FISCAL YEAR END       AT FISCAL YEAR END
             NAME                ON EXERCISE    VALUE REALIZED    EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
------------------------------   -----------    --------------    --------------------------    -------------------------

David Margolese...............           0         $      0          300,000/400,000                  $0/$0
Robert Briskman...............      80,000         $202,500          132,500/60,000                $414,063/$0

LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS OF THE COMPANY


     As permitted by the Delaware General Corporation Law, the Company's Amended and Restated Certificate of Incorporation provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derives an improper personal benefit. In addition, the Company's Amended and Restated Bylaws provide that the Company shall indemnify all directors and officers and may indemnify employees and certain other persons to the full extent and in the manner permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and, therefore, is unenforceable. The Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the Company may, to the full extent permitted by law, purchase and maintain insurance on behalf of any director, officer, employee or agent of the Company against any liability which may be asserted against him or her and the Company currently maintains such insurance.

                             PRINCIPAL STOCKHOLDERS





     The following tables set forth certain information regarding beneficial ownership of the Company's Common Stock and 5% Preferred Stock, as of September 30, 1997, by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock or 5% Preferred Stock,
(ii) in relation to the Common Stock, each director of the Company, (iii) in relation to the Common Stock, each executive officer of the Company and (iv) in relation to each of the Common Stock and the 5% Preferred Stock, all directors and executive officers as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock and 5% Preferred Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. The table of beneficial ownership of Common Stock also sets forth information concerning the number of shares of Common Stock issuable upon conversion of shares of the Company's 5% Preferred Stock to holders of the 5% Preferred Stock.


                       BENEFICIAL OWNERS OF COMMON STOCK


                                                                           NUMBER OF SHARES       PERCENT OF TOTAL
                          NAME AND ADDRESS OF                              OF COMMON STOCK         OF COMMON STOCK
                  BENEFICIAL OWNER OF COMMON STOCK(1)                     BENEFICIALLY OWNED    BENEFICIALLY OWNED(2)
-----------------------------------------------------------------------   ------------------    ---------------------
Directors, Executive Officers and 5% Stockholders
Darlene Friedland (3) .................................................        2,734,500                21.7%
  110 Wolseley Road
  Point Piper 2027
  Sydney, Australia
Loral Space & Communications Ltd. (4) .................................        1,905,488                 15.2
  600 Third Avenue
  New York, New York 10017
David Margolese(5) ....................................................        1,900,000                 15.1
  c/o CD Radio Inc.
  Sixth Floor
  1001 22nd Street, N.W.
  Washington, D.C. 20037
Robertson, Stephens & Co., et al.(6) ..................................        1,467,500                 11.7
  555 California Street, Suite 2600
  San Francisco, CA 94104
Robert D. Briskman(7)..................................................          132,500                  1.1
Jack Z. Rubinstein(8)..................................................          227,000                  1.8
Peter K. Pitsch(9).....................................................           70,000                   *
Lawrence F. Gilberti(10)...............................................           35,000                   *
Ralph V. Whitworth(11).................................................           35,000                   *
Joseph Capobianco(12)..................................................                0                   *
Keno V. Thomas(13).....................................................                0                   *
Andrew J. Greenebaum(14)...............................................           59,000                   *
  All Executive Officers and Directors
  as a Group (9 persons)(l5)...........................................        2,458,500                 19.5
Holders of 5% Delayed Convertible Preferred Stock(16)
Everest Capital International, Ltd.(17) ...............................        2,194,368                 14.9
  c/o Morgan Stanley & Co. Incorporated
  One Pierpont Plaza, 10th Floor
  Brooklyn, NY 11201
Continental Casualty Company(18) ......................................        2,150,881                 14.6
  c/o Chase Manhattan Bank
  4 New York Plaza
  New York, NY 10004-2477
Mackay-Shields Financial Corporation(19) ..............................        1,309,012                  9.5
  9 West 57th Street
  New York, NY 10019


                                                  (table continued on next page)

(table continued from previous page)


                                                                           NUMBER OF SHARES       PERCENT OF TOTAL
                          NAME AND ADDRESS OF                              OF COMMON STOCK         OF COMMON STOCK
                  BENEFICIAL OWNER OF COMMON STOCK(1)                     BENEFICIALLY OWNED    BENEFICIALLY OWNED(2)
-----------------------------------------------------------------------   ------------------    ---------------------
Jess M. Ravich (20) ...................................................          913,244                  6.8
  c/o Libra Investments, Inc.
  11766 Wilshire Boulevard
  Suite 870
  Los Angeles, CA 90025
Grace Brothers, Ltd.(21) ..............................................          869,399                  6.5
  Bradford Whitmore
  1560 Sherman Avenue, Suite 900
  Evanston, IL 60201
Everest Capital Fund, L.P.(22) ........................................          824,020                  6.2
  c/o Morgan Stanley & Co. Incorporated
  One Pierpont Plaza, 10th Floor
  Brooklyn, NY 11201


------------

* Less than 1%


(1) This table is based upon information supplied by directors, officers and principal stockholders. Percentage of ownership is based on 12,577,884 shares of Common Stock outstanding on September 30, 1997. Unless otherwise indicated, the address of the beneficial owner is the Company.


(2) Determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Under this rule, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from September 30, 1997 upon the exercise of options, and each beneficial owner's percentage ownership is determined by assuming that options that are held by such person (but not those held by any other person) and that are exercisable within 60 days from September 30, 1997 have been exercised. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.


(3) Darlene Friedland is the spouse of Robert Friedland. Robert Friedland was a director of the Company from June 1993 until October 1993. From May 1992, Mr. Friedland and Ivanhoe Capital Corporation, a venture capital firm he controls, collectively were the Company's largest shareholder until their shares were transferred to Darlene Friedland in October 1993.


(4) Subject to demand registration rights after the Company's two satellites are launched and operational.


(5) Includes 300,000 shares issuable pursuant to stock options that are exercisable within 60 days. Does not include 400,000 shares issuable pursuant to stock options that are not exercisable within 60 days. Pursuant to a voting trust agreement entered into by Darlene Friedland, as grantor, David Margolese, as trustee, and the Company, Mr. Margolese will have the power to vote in his discretion all shares of Common Stock owned or hereafter acquired by Darlene Friedland and certain of her affiliates (currently 2,734,500 shares) for a period of five years commencing on the first to occur of the closing dates of the Stock Offerings or Notes Offering (both as defined below) or the consummation of the Exchange Offer.


(6) Shares are owned by a group including the following: The Robertson Stephens Orphan Fund (which has shared voting and shared dispositive power over 1,069,200 shares), The Robertson Stephens Orphan Offshore Fund (with shared voting and shared dispositive power over 226,800 shares), The Robertson Stephens Global Low-Priced Stock Fund (with shared voting and shared dispositive power over 70,000 shares), The Robertson Stephens & Company Investment Management L.P. (with shared voting and shared dispositive power over 1,366,000 shares), Bayview Investors, LTD (with shared voting and shared dispositive power over 1,069,200 shares), Robertson, Stephens & Company, Incorporated ('RS&Co.') (with shared voting and shared dispositive power over 1,366,000 shares), and RS&Co.'s five shareholders, namely Paul H. Stephens (with sole voting and sole dispositive power over 96,880 shares, and shared voting and shared dispositive power over 1,366,000 shares), Sanford R. Robertson (with sole voting and sole dispositive power over 11,620 shares, and shared voting and shared dispositive power over 1,366,000 shares), Michael G. McCaffery, G. Randy Hecht and Kenneth R. Fitzsimmons (the three of whom have shared voting and shared dispositive power over 1,366,000 shares). Messrs. Stephens, Robertson, McCaffery, Hecht and Fitzsimmons disclaim any beneficial ownership with respect to shares of the Company that RS&Co. may be deemed to beneficially own. The source of the information in this footnote is the Schedule 13D dated August 13, 1997 filed by Robertson, Stephens & Company LLC, et al.

(7) Includes 132,500 shares of Common Stock issuable pursuant to stock options exercisable within 60 days. Does not include 117,500 shares issuable pursuant to stock options that are not exercisable within 60 days of such date.

(8) Includes 195,000 shares of Common Stock issuable pursuant to stock options exercisable within 60 days and 7,700 shares of Common Stock held in trust for his daughters. Excludes 20,000 shares held by DICA Partners, L.P. of which Mr. Rubinstein is the General Partner.

(9) Includes 60,000 shares of Common Stock issuable pursuant to stock options exercisable within 60 days.

(10) Represents 35,000 shares of Common Stock issuable pursuant to stock options exercisable within 60 days.

(11) Represents 35,000 shares of Common Stock issuable pursuant to stock options exercisable within 60 days.

(12) Does not include 75,000 shares issuable pursuant to stock options that are not exercisable within 60 days.

                                              (footnotes continued on next page)

(footnotes continued from previous page)

(13) Does not include 75,000 shares issuable pursuant to stock options that are not exercisable within 60 days.

(14) Represents 59,000 shares of Common Stock issuable pursuant to stock options exercisable within 60 days. Does not include 116,000 shares of Common Stock issuable pursuant to stock options not exercisable within 60 days.


(15) Includes 732,500 shares of Common Stock issuable pursuant to stock options exercisable within 60 days. Does not include 857,500 shares issuable pursuant to options that are not exercisable within 60 days.



(16) Estimated solely for the purposes of this table. Such beneficial ownership represents an estimate of the number of shares of Common Stock issuable upon the conversion of shares of 5% Preferred Stock beneficially owned by such person, assuming a conversion date of September 30, 1997 and that all dividends on shares of the 5% Preferred Stock are paid, in lieu of cash, in additional shares of 5% Preferred Stock. The number of shares of Common Stock issuable upon conversion of the shares of the 5% Preferred Stock would equal the liquidation preference of the shares being converted plus any cash payments divided by the then-effective conversion price applicable to the Common Stock (the 'Conversion Price'). The Conversion Price, as of any date up to and including November 15, 1997, is determined in accordance with a formula based on market prices of the Common Stock or actual prices at which the converting holder sold the Common Stock, in either case multiplied by an amount equal to 1 minus an applicable percentage. The actual number of shares of Common Stock upon conversion is subject to adjustment and could be materially less or more than the estimated amount indicated depending upon factors which cannot be predicted by the Company at this time, including, among others, application of the conversion provisions based on market prices prevailing at the actual date of conversion and whether dividends on shares of 5% Preferred Stock are paid in cash or added to the liquidation preference. This presentation is not intended to constitute a prediction as to the future market price of the Common Stock or as to when holders will elect to convert shares of the 5% Preferred Stock into shares of Common Stock. See 'Description of Capital Stock -- 5% Delayed Convertible Preferred Stock.'


(17) Includes 1,137,155 shares of 5% Preferred Stock. The following limitations (the 'Standstill Agreement') apply to Everest Capital International, Ltd. and Everest Capital Fund, L.P. (the 'Everest Funds') and their affiliates, and to certain transferees. Until the date one year after the execution of a certain Commitment Term Sheet between such Everest Funds and the Company, the Everest Funds and their affiliates (i) shall not acquire Common Stock, including by means of conversion of their 5% Preferred Stock or exercise any other right, if, upon such acquisition or exercise, the Everest Funds and their affiliates will have or share, directly or indirectly, voting or investment power over ten percent or more of the Common Stock (for purposes of this clause (i), a right to acquire upon exercise or conversion will not be deemed to confer voting or investment power over the underlying security in the absence of an exercise or conversion), and (ii) shall not sell or otherwise dispose of warrants or 5% Preferred Stock to any purchaser, if, following such sale or disposition, the purchaser and its affiliates would be beneficial owners of ten percent or more of the Common Stock, except for a sale or disposition of warrants or 5% Preferred Stock to a purchaser who, for itself and its affiliates, agrees to be bound by the limitations set forth in the Standstill Agreement.


(18) Includes 1,114,630 shares of 5% Preferred Stock held on its own behalf and on behalf of its Designated A/C High Yield Fund.



(19) Includes 678,350 shares of 5% Preferred Stock held by the Mainstay Funds, on behalf of its High Yield Corporate Bond Fund Series, for which Mackay-Shields Financial Corporation acts as financial advisor. Such Funds and such advisor share investment and voting power with respect to such shares. The Fund has agreed that it will not, following any conversion of its shares, be the beneficial owner of more than 9.99% of the outstanding Common Stock unless it chooses to waive this restriction upon 61 days prior notice to the Company.



(20) Represents 64,757 shares of 5% Preferred Stock beneficially owned by Mr. Ravich, 146,800 shares of 5% Preferred Stock that are issuable pursuant to warrants to be issued to Libra Investments, Inc. ('Libra') and 261,700 shares of 5% Preferred Stock that are issuable pursuant to warrants to be issued to The Ravich Revocable Trust of 1989 (the 'Ravich Trust'). Jess M. Ravich is the Chairman, Chief Executive Officer and the controlling shareholder of Libra and a trustee of the Ravich Trust. Mr Ravich disclaims beneficial ownership in the shares issuable to Libra except to the extent of his ownership interest in Libra. Libra and the Ravich Trust have agreed that they will not, following any conversion of their shares of 5% Preferred Stock, be the beneficial owner of more than 4.99% of the outstanding Common Stock unless they choose to waive this restriction upon 61 days prior notice to the Company. Amount does not include warrants to purchase 60,000 shares of Common Stock to be issued to the Ravich Trust at a purchase price of $50.00 per share. The warrants are exercisable from June 15, 1998 through and including June 15, 2005.



(21) Includes 450,536 shares of 5% Preferred Stock. Grace Brothers, Ltd. has agreed that it will not, following any conversion of its shares, be the beneficial owner of more than 9.99% of the outstanding Common Stock unless it chooses to waive this restriction upon 61 days prior notice to the Company.



(22) Includes 427,020 shares of 5% Preferred. Does not include shares of Common Stock issuable pursuant to warrants to be issued to Everest Capital Fund, L.P. or an affiliate thereof to purchase 1,740,000 shares of Common Stock at a purchase price of $50.00 per share. The warrants are exercisable from June 15, 1998 through and including June 15, 2005. See footnote (17) above for further commentary.

                    BENEFICIAL OWNERS OF 5% PREFERRED STOCK


                                                                  NUMBER OF SHARES             PERCENT OF TOTAL
                    NAME AND ADDRESS OF                        OF 5% PREFERRED STOCK         OF 5% PREFERRED STOCK
         BENEFICIAL OWNER OF 5% PREFERRED STOCK(1)               BENEFICIALLY OWNED          BENEFICIALLY OWNED(2)
-----------------------------------------------------------   ------------------------    ---------------------------

Directors, Executive Officers and 5% Stockholders
Everest Capital International, Ltd.  ......................           1,137,155                      21.8%
  c/o Morgan Stanley & Co. Incorporated
  One Pierpont Plaza, 10th Floor
  Brooklyn, NY 11201
Continental Casualty Company ..............................           1,114,630                       21.3
  c/o Chase Manhattan Bank
  4 New York Plaza
  New York, NY 10004-2477
Mackay-Shields Financial Corporation ......................             678,350                       13.0
  9 West 57th Street
  New York, NY 10019
Jess M. Ravich ............................................             473,257                        9.1
  c/o Libra Investments, Inc.
  11766 Wilshire Boulevard
  Suite 870
  Los Angeles, CA 90025
Grace Brothers, Ltd.  .....................................             450,536                        8.6
  Bradford Whitmore
  1560 Sherman Avenue, Suite 900
  Evanston, IL 60201
Everest Capital Fund, L.P.  ...............................             427,020                        8.2
  c/o Morgan Stanley & Co. Incorporated
  One Pierpont Plaza, 10th Floor
  Brooklyn, NY 11201
All Executive Officers and Directors as a Group (9                   --                                 *
  persons)(3) .............................................


------------

*  Less than 1%

(1) This table is based upon information supplied by principal stockholders. Percentage of ownership is based on 5,222,608 shares of 5% Preferred Stock outstanding on September 30, 1997. Unless otherwise indicated, the address of the Beneficial Owner is the Company.

(2) Determined in accordance with Rule 13D-3 under the Securities Exchange Act of 1934, as amended. Under this rule, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from September 30, 1997 upon the exercise of options, and each beneficial owner's percentage ownership is determined by assuming that options that are held by such person (but not those held by any other person) and that are exercisable within 60 days from September 30, 1997 have been exercised. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of 5% Preferred Stock beneficially owned by them.

(3) No executive officer or director of the Company beneficially owns any shares of 5% Preferred Stock.

VOTING TRUST AGREEMENT

     The Company is a party to a voting trust agreement dated August 26, 1997 (the 'Voting Trust Agreement') by and among Darlene Friedland, as grantor, David Margolese, as the voting trustee thereunder, and the Company. The following summary description of the Voting Trust Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text thereof, a copy of which has been filed with the SEC as an exhibit to the Issuer Tender Offer Statement on Schedule 13E-4 and incorporated herein by reference.


     The Voting Trust Agreement provides for the establishment of a trust (the 'Trust') into which shall be deposited (i) all of the shares of Common Stock owned by Mrs. Friedland on August 26, 1997 and (ii) any shares of Common Stock acquired by Mrs. Friedland, her spouse Mr. Robert Friedland, any member of either of their immediate families or any entity directly or indirectly controlled by Mrs. Friedland, her spouse or any member of either of their immediate families (the 'Friedland Affiliates') between the date shares are initially deposited and the termination of the Trust. The voting trust will terminate on the fifth anniversary of the initial deposit of shares into the Trust.

     The Voting Trust Agreement does not restrict the ability of Mrs. Friedland or any of the Friedland Affiliates to sell, assign, transfer or pledge any of the shares deposited into the Trust, nor does it prohibit Mrs. Friedland or the Friedland Affiliates from purchasing additional shares of Common Stock, provided those shares become subject to the Trust, as described above.

     Under the Voting Trust Agreement, the trustee will have the power to vote shares held in the Trust in relation to any matter upon which the holders of such stock would have a right to vote, including without limitation the election of directors. For so long as David Margolese remains trustee of the Trust, he may exercise such voting rights in his discretion. Any successor trustee or trustees of the Trust must vote as follows: (i) on the election of directors, the trustee(s) must vote the entire number of shares held by the Trust, with the number of shares voted for each director (or nominee for director) determined by multiplying the total number of votes held by the Trust by a fraction, the numerator of which is the number of votes cast for such person by other stockholders of the Company and the denominator of which is the sum of the total number of votes represented by all shares casting any votes in the election of directors; (ii) if the matter under Delaware law or the Certificate of Incorporation or the Bylaws of the Company requires at least an absolute majority of all outstanding shares of Common Stock of the Company in order to be approved, the trustee(s) must vote all of the shares in the Trust in the same manner as the majority of all votes that are cast for or against the matter by all other stockholders of the Company; and (iii) on all other matters, including without limitation any amendment of the Voting Trust Agreement for which a stockholder vote is required, the trustee(s) must vote all of the shares in the Trust for or against the matter in the same manner as all votes that are cast for or against the matter by all other stockholders of the Company.

     The Voting Trust Agreement may not be amended without the prior written consent of the Company, acting by unanimous vote of the Board of Directors, and approval of the Company's stockholders, acting by the affirmative vote of two-thirds of the total voting power of the Company, except in certain limited circumstances where amendments to the Voting Trust Agreement are required to comply with applicable law.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS


SENIOR DISCOUNT NOTES DUE 2007



     The Notes are expected to have the following terms when issued. The Notes will mature in 2007, are expected to be issued, together with the Warrants, for approximately $150 million aggregate gross proceeds and will be unsecured obligations of the Company. The Notes will accrete the original issue discount for five years at a rate to be determined, and thereafter will bear interest at the same rate, payable in cash semiannually in arrears. The Indenture will not provide for a sinking fund. The Notes will be subject to redemption at any time on or after a date to be determined in 2002, at the option of the Company, in whole or in part, in amounts of principal at maturity of $1,000 or an integral multiple of $1,000 at declining redemption prices set forth in the Indenture. Notwithstanding the foregoing, during the first 36 months after the date of the Indenture, the Company will be permitted to redeem up to 33% of the aggregate principal amount at maturity of the Notes with the net proceeds of any Public Equity Offerings (as defined in the Indenture) at a redemption price to be determined.



     Upon a change of control of the Company, or in the event of asset sales in certain circumstances, the Company will be required by the terms of the Indenture to make an offer to purchase the outstanding Notes at a purchase price equal to, or at a premium to, the accreted value thereof.



     The indebtedness of the Company evidenced by the Notes will rank pari passu in right of payment with all other existing and future unsubordinated indebtedness of the Company and senior in right of payment to all existing and future obligations of the Company expressly subordinated in right of payment to the Notes. The Indenture will contain a number of covenants restricting the operations of the Company and its subsidiaries, including those restricting the incurrence of indebtedness; the making of restricted payments (in the form of the declaration or payment of certain dividends or distributions, the purchase, redemption or other acquisition of any capital stock of the Company, the voluntary prepayment of pari passu or subordinated indebtedness and the making of certain investments, loans and advances); transactions with stockholders and affiliates; the incurrence of liens; sale-leaseback transactions; the transfer of assets; issuances and sales of capital stock of subsidiaries; the incurrence of guarantees by subsidiaries; dividend and other payment restrictions affecting subsidiaries; and consolidation, merger or sale of substantially all of the Company's assets and requiring the purchase of Notes, at the option of the holder, upon the occurrence of a change in control.



     The events of default under the Indenture will include provisions that are typical of senior debt financings, including a cross-acceleration to a default by the Company or any material subsidiary on any indebtedness that has an aggregate principal amount in excess of certain levels. Upon the occurrence of such an event of default, the trustee or the holders of not less than 25% in principal amount at maturity of the outstanding Notes may immediately accelerate the maturity of all the Notes as provided in the Indenture.


VENDOR FINANCING

     On July 22, 1997, the Company entered into the AEF Agreements with AEF to finance approximately $105 million of the estimated $176 million price of the launch services to be provided by Arianespace for the Company's two satellites. Under the AEF Agreements, the Company is able to borrow funds to meet the progress payments due to Arianespace for the construction of each launch vehicle and other launch costs (the 'Tranche A Loans'). Interest on the Tranche A Loans will be capitalized and will accrue at a rate of 3% per annum above the rate at which dollar deposits are offered in the London interbank market for three months or, during a certain time period following the Conversion Commitment Date (defined below), one month (the 'Interest Basis'). Unless the Company satisfies the conditions for conversion of the Tranche A Loans to long-term loans, the Company will be required to repay the Tranche A Loans in full, together with accrued interest and all fees and other amounts due, approximately three months before the applicable launch date, which will be prior to the time CD Radio commences commercial operations. There can be no assurance that the Company will have sufficient funds to make such repayment.

     If the Company satisfies certain conditions set forth in the AEF Agreements and otherwise meets the requirements of AEF by a specified date prior to the applicable launch (the 'Conversion Commitment Date'), Tranche A Loans representing up to 60% of the launch costs may be converted ('Conversion') on the launch date into term loans (the 'Tranche B Loans') which will amortize over a period not to exceed seven years. However, not more than $80 million of the Tranche A Loans may be converted in the aggregate under the AEF Agreements.

     Prior to Conversion, based on documents and materials to be submitted by the Company, including its business plan, AEF will place the Company into one of three pre-established borrower categories for the purpose of determining the conditions to Conversion that the Company must satisfy. It is anticipated that the Company will be placed in the category for which the conditions to Conversion are the most restrictive ('Category 3'). If the Company is placed in Category 3, AEF, at its discretion, may impose conditions to Conversion and require covenants in addition to those initially set forth in AEF Agreements. There can be no assurance that the Company will be able to satisfy the conditions to Conversion.

     Interest on the Tranche B Loans will accrue at a rate of 3.5% per annum above the Interest Basis and will be payable quarterly (or, in certain time periods, monthly) in arrears. Any amounts due and payable by the Company which are not paid on their due date will accrue interest at a default rate of 2% above the interest rate otherwise applicable at such time.

     The Company may, at any time, prepay the Tranche A Loans or the Tranche B Loans by providing prior irrevocable written notice to AEF. The Company will be required to prepay the loans in full, together with accrued interest and all fees and other amounts due, if certain events occur, including the following:
(i) any of the applicable AEF Agreements, the Launch Services Agreement or the related Multiparty Agreement among the Company, AEF and Arianespace is terminated; (ii) following a launch failure, the Company does not request a replacement launch within 180 days after the original launch date or a replacement launch is not accomplished within two years following the original launch date; (iii) an initial launch has not occurred by April 12, 2002; (iv) a replacement launch results in a launch failure; or (v) the satellite fails to enter commercial service within eight months following launch. The Company also will be required to make a prepayment of the loans in proportion to any prepayment

(whether voluntary or mandatory) made by the Company under any other financing agreement relating to the construction, launch and operation of the satellites. Following Conversion, the Company will be required to apply a percentage of its excess cash flow (cash flow not needed to service debt, pay taxes or fund capital expenditures) to prepay the Tranche B Loans on certain specified dates, with the percentage so applied decreasing as the outstanding principal amount of the Tranche B loan decreases.

     If Conversion occurs, the Company will not be permitted to pay any dividends on any shares of its stock or purchase any capital stock or other equity interest in, or make any loan to or investment in, any of its affiliates unless the aggregate amount of all such payments for the applicable time period is less than or equal to the amount of the Company's excess cash flow for such period minus the amounts needed to make required prepayments of the Tranche B loans and not used during such period to make loans, investments, capital expenditures, scheduled payments on subordinated indebtedness or other purposes.

     If Conversion occurs, it is anticipated that the Tranche B Loans will be amortized as set forth in the following schedule, with the final payment of principal to be made no later than April 14, 2009 (the 'maturity date'):

                                                       PERCENTAGE OF PRINCIPAL AMOUNT
                  QUARTERLY PERIOD                        OF TRANCHE B LOANS TO BE
               FOLLOWING LAUNCH DATE                         REPAID PER QUARTER
----------------------------------------------------   ------------------------------

 1 and 2............................................            No Repayment
 3 and 4............................................                1.0%
 5 through 8........................................                2.0%
 9 through 12.......................................                2.5%
13 through maturity date............................                5.0%

     However, based on the business plan and other documents to be submitted by the Company during the review process required for Conversion, AEF may impose a shorter amortization schedule for the Tranche B Loans.

     If AEF determines that the Tranche A Loans are eligible for Conversion, the Company also will be prohibited from changing its capital structure (including the terms of its outstanding stock or other equity interests), permitting any change in the composition of its ownership, or changing its organizational documents, if such change could reasonably be expected to have a material adverse effect on the Company, its business, assets or financial condition or its ability to perform its obligations under any agreements relating to the financing or the value of the Collateral (as defined below) or the license granted under the Collateral Documents (as defined below). The Company will also be prohibited from merging, consolidating or combining with any other entity.

     As a condition to Conversion, the Company will be required to create, in favor of a security agent (and on behalf of AEF, a bank group providing funding to AEF to on-lend to the Company and any other lender to the project), liens on specified assets of the Company, including the satellites, the Company's interests in gateway, ground reception and similar facilities and the FCC License (the 'Collateral'). In connection with such liens, the Company must execute certain agreements (the 'Collateral Documents'), including an assignment and security agreement granting the liens to the security agent, a mortgage on any tracking, telemetry, control and monitoring equipment owned by the Company and an intercreditor agreement. All obligations of the Company under the AEF Agreements will be secured by such liens from and following the date of execution of the Collateral Documents, subject to the condition that neither AEF nor any member of the bank group providing funds to AEF may direct the security agent to exercise rights with respect to the Collateral prior to Conversion. From and following the date of execution of any Collateral Document, the Company will be prohibited from creating or incurring any lien on the Collateral other than liens in favor of AEF (or the other parties to the intercreditor agreement) and certain specified permitted liens. From such date, the Company will be prohibited from selling or transferring any Collateral having an aggregate fair market value in excess of $1.0 million.

     Following the Conversion Commitment Date, neither the Company nor its subsidiaries may sell or transfer any assets (other than permitted dispositions of the Collateral), except for (i) sales of inventory in the ordinary course of business, (ii) the trade-in of machinery or equipment in connection with the acquisition of similar machinery or equipment, (iii) the sale of obsolete or worn-out property having a value not exceeding $1.5 million in the aggregate in any fiscal year and (iv) sales or transfers of assets that
(x) do not exceed in the aggregate 2% of the Company's total assets in any fiscal year, (y) together with all prior permitted sales or transfers do not exceed in the aggregate 5% of the Company's total assets at the time of such action or (z) do not have a fair market value in excess of $1.0 million per item.

     Commencing on the Conversion Commitment Date, prior to incurring additional indebtedness in an aggregate principal amount of $10.0 million or more, the Company will be required to deliver to AEF a certificate stating that no default will occur as a result of the incurrence of such indebtedness. From and after Conversion, the Company also will be required to maintain certain financial ratios relating to its ability to service debt. If the Company is placed in Category 3 (as anticipated), it will be in breach of the AEF Agreements if its ratio of earnings before interest, tax, depreciation and amortization ('EBITDA') to total interest accrued or payable for any period of four fiscal quarters ending on the relevant date of calculation is less than: (i) at any time after the first anniversary and on or prior to the second anniversary of Conversion,
1.0 to 1, (ii) thereafter, through and including the third anniversary of Conversion, 1.5 to 1, (iii) thereafter, through and including the fourth anniversary of Conversion, 2.0 to 1, (iv) thereafter, through and including the fifth anniversary of Conversion, 2.5 to 1, and (v) any time thereafter, 3.0 to 1.

     The Company will also be prohibited from permitting its ratio of EBITDA to the sum of (a) total interest accrued or payable and (b) scheduled principal payments for any period of four fiscal quarters ending on the relevant date of calculation to be less than: (i) at any time after the first anniversary and on or prior to the third anniversary of Conversion, 1.0 to 1, (ii) thereafter, through and including the fourth anniversary of Conversion, 1.5 to 1, (iii) thereafter, through and including the fifth anniversary of Conversion, 2.0 to 1, and (iv) at any time thereafter, 2.5 to 1.

     In addition, the Company may not permit its ratio of indebtedness to EBITDA for the four fiscal quarters ending on the relevant calculation date to exceed:
(i) at any time after the first anniversary and on or prior to the second anniversary of Conversion, 6.0 to 1, (ii) thereafter, through and including the third anniversary of Conversion, 5.5 to 1, (iii) thereafter, through and including the fourth anniversary of Conversion, 5.0 to 1, (iv) thereafter, through and including the fifth anniversary of Conversion, 4.0 to 1, and (v) at any time thereafter, 3.0 to 1.

     From and following the Conversion Commitment Date, the Company may not make any advances or loans other than (i) extensions of credit for a period not exceeding ninety days in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business, and (ii) if no default exists or would result therefrom, (x) loans or extensions of credit in the ordinary course of business to affiliates, not exceeding $2.5 million in an aggregate principal amount outstanding at any one time and (y) loans or extension of credit to the Company's key management employees, not exceeding $1.25 million in an aggregate principal amount outstanding at any one time.

     Neither the Company nor any of its subsidiaries may make any payments in respect of any indebtedness subordinated to the prior payment of all amounts payable by the Company under any of the AEF Agreements, except for regularly scheduled payments of principal and interest required by the instruments evidencing such subordinated indebtedness.


     A default under either of the AEF Agreements, which includes the non-payment of principal and interest and breaches of covenants, will constitute a default under the other AEF Agreement. In addition, the AEF Agreements will be cross-defaulted to a default by the Company under any other financing agreement relating to the project or any other agreement or instrument relating to indebtedness in an aggregate principal amount exceeding five million dollars. If the Company is subject to more restrictive cross-default provisions under any other agreement providing for long-term, asset-based financing, those more restrictive cross-default provisions will be deemed to be set forth in the AEF Agreements. Upon the occurrence of an event of default, AEF may terminate all commitments to make advances to the Company or convert loans, declare all unpaid principal and interest immediately due and payable, and exercise its rights with respect to any security.

     Pursuant to a Multiparty Agreement to be executed among the Company, AEF and Arianespace in connection with the AEF Agreements, if the Company is unable to obtain sufficient financing to complete the construction and launch of the satellites, and if the Company terminates the Arianespace Launch Contract, the Company will be required to pay Arianespace a termination fee ranging from 5% to 40% of the launch services price, based on the proximity of the date of termination to the scheduled launch date. The termination fee will be payable prior to the time the Company commences commercial operations and there can be no assurance that the Company will have sufficient funds to pay this fee.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's Amended and Restated Certificate of Incorporation provides for authorized capital of 250,000,000 shares, consisting of 200,000,000 shares of Common Stock, par value $0.001 per share, and 50,000,000 shares of Preferred Stock, par value $0.001 per share.



COMMON STOCK


     As of September 30, 1997, the Company had 12,577,884 shares of Common Stock outstanding held of record by 105 persons, and had reserved for issuance 3,763,000 shares of Common Stock with respect to outstanding options and warrants, including 1,800,000 shares pursuant to warrants exercisable at $50.00 per share and expiring in 2005.


     Holders of the Company's Common Stock are entitled to cast one vote for each share held of record on all matters acted upon at any stockholders' meeting and to dividends if, as and when declared by the Board of Directors out of funds legally available therefor. There are no cumulative voting rights. In the event of any liquidation, dissolution or winding up of the Company, each holder of the Company's Common Stock will be entitled to participate, subject to the rights of any outstanding Preferred Stock, ratably in all assets of the Company remaining after payment of liabilities. Holders of the Company's Common Stock have no preemptive or conversion rights. All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be when issued against the consideration set forth in this prospectus, fully paid and non-assessable.


     The Company's Common Stock is quoted on the Nasdaq National Market under the symbol 'CDRD.'


PREFERRED STOCK

     The Board of Directors has the authority to issue shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof including dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences and the number of shares constituting any series, without any further vote or action by the stockholders. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock. In addition, because the terms of such Preferred Stock may be fixed by the Board of Directors without stockholder action, the Preferred Stock could be designated and issued quickly in the event the Company determines to issue preferred stock to raise additional equity capital. The Preferred Stock could also be designated and issued with terms calculated to deter, delay or defeat a proposed takeover of the Company, or with terms making the removal of management more difficult. Under certain circumstances, this could have the effect of decreasing the market price of the Common Stock. Otherwise, the Company currently has no plans to issue Preferred Stock.

5% DELAYED CONVERTIBLE PREFERRED STOCK


     On March 19, 1997, the Board of Directors authorized the issuance of up to 8,000,000 shares of the 5% Preferred Stock. As of September 30, 1997, there were 5,222,608 shares of the 5% Preferred Stock outstanding held of record by 37 entities. The Company has agreed to grant a warrant to purchase an additional 486,000 shares of 5% Preferred Stock at a price of $25.00 per share to Libra Investments, Inc. ('Libra'), the original placement agent for the 5% Preferred Stock. If the Exchange Offer is consummated, the Company will instead grant Libra a warrant to purchase 121,500 shares of Series C Preferred Stock at a price of $100.00 per share.

10 1/2% SERIES C CONVERTIBLE PREFERRED STOCK



     On October 13, 1997, the Board of Directors authorized the issuance of up to 7,000,000 shares of the 10 1/2% Series C Convertible Preferred Stock (the 'Series C Preferred Stock'). On October 16, 1997, the Company offered to exchange up to 1,932,073 shares of its Series C Preferred Stock for up to all of the outstanding shares of its 5% Preferred Stock upon the terms and subject to the conditions of the Exchange Offer.



     Dividends. The annual dividend rate per share of the Series C Preferred Stock will be an amount equal to 10.5% of the sum of (x) the Liquidation Preference (as defined herein) of the Series C Preferred Stock and (y) all accrued and unpaid dividends, if any, whether or not declared, from the date of issuance of the shares of Series C Preferred Stock to the applicable dividend payment date. Dividends on the shares of Series C Preferred Stock will be cumulative, accruing quarterly and, when and as declared by the Board of Directors of the Company, will be payable quarterly initially on November 15, 2002 (the 'First Scheduled Dividend Payment Date') and on February 15, May 15, August 15 and November 15 of each year (each, a 'Dividend Payment Date') in each year thereafter. In addition, accrued dividends on the shares of Series C Preferred Stock will be paid on the redemption date of any share of Series C Preferred Stock redeemed by the Company, on the purchase date of any share of Series C Preferred Stock purchased by the Company pursuant to an Offer to Purchase (as defined herein) or on the conversion date of any share of Series C Preferred Stock converted into shares of Common Stock on or after the First Scheduled Dividend Payment Date. No accrued dividends will be paid on any shares of Series C Preferred Stock that are converted by the holders thereof prior to the First Scheduled Dividend Payment Date, unless such shares of Series C Preferred Stock are converted on or prior to a redemption date by holders thereof electing to convert such shares after having received a notice of redemption for such shares. Dividends may be paid in cash, shares of Common Stock or any combination thereof, at the option of the Company. Common Stock issued to pay dividends will be valued at the average closing price of the Common Stock as reported in The Wall Street Journal for the 20 consecutive trading days immediately preceding the date of such payment. Dividends with respect to any share of Series C Preferred Stock will accumulate from November 15, 1997.



     If and so long as any full cumulative dividends payable on the shares of Series C Preferred Stock in respect of all prior dividend periods will not have been paid or set apart for payment, the Company will not pay any dividends or make any distributions of assets on or redeem, purchase or otherwise acquire for consideration shares of capital stock of the Company ranking junior to or on a par with the Series C Preferred Stock in payment of dividends.



     Redemption. Except as described below, the shares of Series C Preferred Stock may not be redeemed by the Company at its option prior to November 15, 2002. From and after November 15, 1999 and prior to November 15, 2002, the Company may redeem shares of Series C Preferred Stock, in whole or in part, at any time at a redemption price of 100% of the Liquidation Preference of the shares of Series C Preferred Stock redeemed, plus accrued and unpaid dividends, if any, whether or not declared, to the redemption date, if the average closing price of the Common Stock as reported in The Wall Street Journal for the 20 consecutive trading days prior to the notice of redemption thereof equals or exceeds $31.50 per share (subject to adjustments). From and after November 15, 2002, the Company may redeem shares of Series C Preferred Stock, in whole or in part, at the following redemption prices per share, expressed as percentages of the Liquidation Preference thereof, if redeemed during the 12-month period beginning November 15 in the year indicated below:



                                 YEAR                                     PERCENTAGE
-----------------------------------------------------------------------   ----------

2002...................................................................      105.25%
2003...................................................................      103.50
2004...................................................................      101.75
2005 and thereafter....................................................      100.00



plus, in each case, accrued and unpaid dividends, if any, to the redemption date.


     Following the issuance of the Series C Preferred Stock, within 30 days of the closing date of the first offering by the Company of debt securities in excess of $50,000,000 pursuant to a registration statement filed with the Commission under the Securities Act or pursuant to Rule 144A under the Securities Act, the Company may redeem up to 50% of the outstanding shares of Series C Preferred Stock at a redemption price of 100% of the Liquidation Preference of the shares of Series C Preferred Stock redeemed, plus accrued and unpaid dividends, if any, whether or not declared, to the redemption date. On November 15, 2012 (the 'Mandatory Redemption Date'), the Company is required to redeem all outstanding shares of Series C Preferred Stock at a redemption price of 100% of the Liquidation Preference of the shares of Series C Preferred Stock, plus accrued and unpaid dividends, if any, whether or not declared, to the Mandatory Redemption Date.



     The amount paid to the holders of shares of Series C Preferred Stock upon redemption which is allocable to the Liquidation Preference of the shares of Series C Preferred Stock shall be paid in cash and the amount of any accrued and unpaid dividends to be paid on the shares of Series C Preferred Stock redeemed shall be paid in cash, shares of Common Stock or any combination thereof at the option of the Company.



     Change in Control. Upon the occurrence of a Change in Control, the Company must make an offer to purchase (an 'Offer to Purchase') all then outstanding shares of Series C Preferred Stock at a purchase price (the 'Change in Control Purchase Price') in cash equal to 101% of their Liquidation Preference, plus all accrued and unpaid dividends (paid in cash), if any, whether or not declared, to the date such shares are purchased (the 'Change in Control Purchase Date'). A 'Change in Control' is defined as the occurrence of any of the following events:
(a) any 'person' or 'group' (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Loral Space, Arianespace or David Margolese is or becomes the 'beneficial owner' (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have 'beneficial ownership' of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total outstanding voting stock of the Company; (b) the Company consolidates with, or merges with or into another person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with or merges with or into the Company, in any such event, pursuant to a transaction in which the outstanding voting stock of the Company is converted into or exchanged for cash, securities or other property, other than, at all times when the Notes are outstanding, those transactions that are not deemed a 'Change of Control' under the terms of the Indenture; (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of the Company, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (d) the Company is liquidated or dissolved or a special resolution is passed by the shareholders of the Company approving the plan of liquidation or dissolution, other than, at all times when the Notes are outstanding, those transactions that are not deemed a 'Change of Control' under the terms of the Indenture.



     Conversion. Each share of Series C Preferred Stock may be converted at any time, at the option of the holder, unless previously redeemed, into a number of shares of Common Stock calculated by dividing the Liquidation Preference of the Series C Preferred Stock (without accrued and unpaid dividends) by a conversion price (the 'Conversion Price') equal to (x) prior to the date of the first underwritten public offering of the Company's Common Stock following the initial issuance of the Series C Preferred Stock, $21.00 and (y) thereafter, the lower of $21.00 per share or the issue price per share of the Common Stock in such underwritten public offering. The Conversion Price will not be adjusted at any time for accrued and unpaid dividends on the shares of Series C Preferred Stock, but will be subject to adjustment for the occurrence of certain corporate events affecting the Common Stock. Upon conversion, at any time after the First Scheduled Dividend Payment Date, holders of the Series C Preferred Stock will be entitled to receive all accrued and unpaid dividends upon the shares of Series C Preferred Stock converted payable in cash or shares of Common Stock, or a combination thereof, at the option of the Company. No accrued dividends will be paid on any shares of Series C Preferred Stock that are converted by the holders thereof prior to the First Scheduled Dividend Payment Date, unless such shares of Series C Preferred Stock are converted prior to a redemption date by holders thereof electing to convert such shares after having received a notice of redemption for such shares. Common Stock issued to pay dividends will be valued at the average closing price of the Common Stock as reported in The Wall Street Journal for the 20 consecutive trading days immediately preceding the date of such payment.



     The Conversion Price for shares of Series C Preferred Stock is subject to adjustment in certain events, including (i) dividends and other distributions payable in Common Stock on any class of capital stock of the Company, (ii) the issuance to all holders of Common Stock of rights or warrants entitling them to subscribe for or purchase Common Stock at less than fair market value, (iii) subdivisions, combinations and reclassifications of the Common Stock, (iv) distributions to all holders of Common Stock of evidences of indebtedness of the Company or assets and (v) a consolidation or merger to which the Company is a party or the sale or transfer of all or substantially all of the assets of the Company.



     Automatic Exchange. If the Company has not consummated one or more Qualifying Offerings yielding gross proceeds in an aggregate cash amount of at least $100 million by May 15, 1998 (the 'Automatic Exchange Date'), all outstanding shares of Series C Preferred Stock shall be exchanged automatically (the 'Automatic Exchange') for shares of the Series D Preferred Stock, with an initial liquidation preference of $102.50 on the Automatic Exchange Date, at an exchange rate of one share of Series D Preferred Stock for each $100 of Automatic Exchange Rate Liquidation Preference represented by the shares of Series C Preferred Stock held by any holder. The 'Automatic Exchange Rate Liquidation Preference' for the shares of Series C Preferred Stock shall be $69.6145 per share (the amount determined by multiplying (x) the Liquidation Preference for the Series C Preferred Stock (without accrued and unpaid dividends thereon), by (y) 0.696145.) The Company will pay cash to holders of Series C Preferred Stock in lieu of issuing fractional shares of Series D Preferred Stock in the Automatic Exchange. Although holders of Series C Preferred Stock will not be entitled to receive accrued dividends thereon on or after the Automatic Exchange Date, shares of Series D Preferred Stock will be issued with an initial liquidation preference equal to $102.50. For a description of the terms, preferences and rights of the Series D Preferred Stock, see ' -- Series D Preferred Stock.'



     In the event of an Automatic Exchange, the Company will give written notice to the holders of record on the Automatic Exchange Date of shares of Series C Preferred Stock at their addresses appearing on the books of the Company that the shares of Series C Preferred Stock have been automatically exchanged into shares of Series D Preferred Stock. The notice of exchange will specify the number of shares of Series D Preferred Stock into which the shares of Series C Preferred Stock have been automatically exchanged and the place where the holders are to deliver the certificates evidencing shares of Series C Preferred Stock in exchange for certificates evidencing shares of Series D Preferred Stock. Thereafter, the holders will surrender their certificates evidencing shares of Series C Preferred Stock at the place designated in the notice of exchange. As promptly as practicable after receipt of such certificates, the Company will issue and deliver to each holder a certificate or certificates for the number of shares of Series D Preferred Stock to which such holder is entitled. Shares of Series D Preferred Stock will be deemed to have been exchanged immediately prior to the close of business on the Automatic Exchange Date and the holders of the Series C Preferred Stock of record on such date shall be treated for all purposes as the record holders of the Series D Preferred Stock at such time.



     Voting Rights. Other than the consent rights described below with respect to certain corporate actions, and except as otherwise provided by applicable law, holders of shares of Series C Preferred Stock will have no voting rights. Consent of the holders of a majority of the outstanding shares of Series C Preferred Stock will be required before the Company may take certain corporate actions, including (i) any amendment, alteration or repeal of any of the provisions of the Company's Certificate of Incorporation or Bylaws which affects adversely the voting powers, rights or preferences of the holders of the shares of Series C Preferred Stock, (ii) the authorization or creation of, or the increase in authorized amount of, any shares of any class or series of equity securities that ranks senior to or on a parity with the Series C Preferred Stock with respect to dividend rights and rights upon liquidation, winding up or dissolution and (iii) the merger or consolidation of the Company with or into any other entity, unless the resulting corporation will thereafter have no class or series of shares and no other securities either authorized or outstanding ranking prior to, or on a parity with, the Series C Preferred Stock in the payment of dividends or the distribution of its assets on liquidation, dissolution or winding up. In addition, in the event that (i) after the First Scheduled Dividend Payment Date, dividends payable on the shares of Series C Preferred Stock shall be in arrears in an aggregate amount equal to at least six quarterly dividend payments, (ii) the Company fails to redeem all of the outstanding shares of Series C Preferred Stock on the Mandatory Redemption Date, or (iii) the Company fails to make an Offer to Purchase upon a Change in Control, the holders of a majority of the outstanding shares of Series C Preferred Stock, voting as a class, will be entitled to elect (i) one director in the event that there are seven or fewer directors on the Board of Directors at such time or (ii) two directors in the event that there are eight or more directors on the Board of Directors at such time.



     In exercising the voting rights set forth herein or when otherwise granted voting rights by operation of law, each share of Series C Preferred Stock will be entitled to one vote per share.



     No consent of the holders of the Series C Preferred Stock will be required for (i) the creation of any indebtedness of any kind of the Company or (ii) the authorization or issuance of any class of capital stock of the Company ranking junior to the Series C Preferred Stock in payment of dividends or upon liquidation, dissolution or winding up of the Company.



     Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, before any distribution of the assets of the Company to the holders of shares of Common Stock or any other capital stock of the Company ranking junior to the Series C Preferred Stock upon liquidation, dissolution or winding up of the Company, the holders of shares of Series C Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings, an amount per share of Series C Preferred Stock equal to $100.00 (the 'Liquidation Preference'), plus accrued and unpaid dividends on such share of Series C Preferred Stock, if any, to the date of final distribution.



     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, before any distribution of assets of the Company to the holders of shares of Series C Preferred Stock or any capital stock of the Company ranking on a par with the shares of Series C Preferred Stock, the holders of any shares of capital stock of the Company ranking senior to the Series C Preferred Stock and such parity stock (including the shares of 5% Preferred Stock in the event not all shares of 5% Preferred Stock are exchanged or otherwise redeemed in the Exchange Offer) shall be entitled to receive out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings, an amount per share of such senior stock equal to the liquidation preference thereof, plus accrued and unpaid dividends thereon, if any, to the date of final distribution.



     If, upon any liquidation, dissolution or winding up of the Company, the amounts payable with respect to the shares of Series C Preferred Stock or any capital stock ranking on a par with the shares of Series C Preferred Stock are not paid in full, then such holders will share ratably in any such distribution of assets, or proceeds thereof, in proportion to the full respective preferential amounts to which they are entitled. Neither a consolidation nor a merger of the Company with one or more other corporations, nor a sale or a transfer of all or substantially all of the assets of the Company, will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Company.



SERIES D PREFERRED STOCK



     On October 13, 1997, the Board of Directors approved the issuance of up to 7,000,000 shares of Series D Preferred Stock. Shares of Series D Preferred Stock will be issued in the event of an Automatic Exchange with respect to the New Preferred Stock. See ' -- 10 1/2% Series C Convertible Preferred
Stock -- Automatic Exchange.'








NEW CONVERTIBLE PREFERRED STOCK



     Pursuant to a binding Summary Term Sheet/Commitment (the 'Commitment') dated June 15, 1997 among Everest Capital International, Ltd., Everest Capital Fund, L.P., The Ravich Revocable Trust of 1989 (together, 'Everest') and the Company, Everest committed to purchase from the Company, and the Company committed to sell to Everest in a private placement, up to $58 million of a new series of convertible preferred stock (the 'New Convertible Preferred Stock') in conjunction with a financing by the Company to yield gross proceeds of $150 million or more in 'new money,' subject to certain conditions. Everest can satisfy its obligation to purchase the New Convertible Preferred Stock by either exchanging some or all of the 5% Preferred Stock it currently holds or by paying cash. The terms of the New Convertible Preferred Stock differ substantially from the terms of the New Preferred Stock. If Everest pursues its right to purchase the New Convertible Preferred Stock pursuant to the Commitment and seeks to enforce the Company's obligations thereunder, the Company may be required to issue the New Convertible Preferred Stock. Everest has not made known to the Company its intentions with respect to the Commitment and its current holding of 5% Preferred Stock.



PREFERRED STOCK PURCHASE RIGHTS



     On October 22, 1997, the Board of Directors adopted a stockholders rights plan and, in connection with the adoption of such plan, declared a dividend distribution of one 'Right' for each outstanding share of Common Stock (a 'Common Share') of the Company to stockholders of record at the close of business on November 3, 1997 (the 'Rights Record Date'). Except as set forth below, each Right will entitle the registered holder thereof to purchase from the Company one one-hundredth of a share of Series B Preferred Stock, par value $0.001 per share (the 'Series B Shares'), at a purchase price of $115.00 (the 'Purchase Price'), subject to adjustment. The Purchase Price shall be paid in cash. The description and terms of the Rights will be set forth in a Rights Agreement (the 'Rights Agreement') to be entered into by the Company and Continental Stock Transfer & Trust Company, as Rights Agent.



     Initially, no separate Right Certificates will be distributed and the Rights will be evidenced, with respect to any Common Shares outstanding on the Rights Record Date, by the certificates representing such Common Shares. Until the Separation Date (as defined below), the Rights will be transferred with, and only with, Common Share certificates. Until the earlier of the Separation Date and the redemption or expiration of the Rights, new Common Share certificates issued after the Rights Record Date will contain a notation incorporating the Rights Agreement by reference. The Rights are not exercisable until the earlier to occur of (a) 10 business days following a public announcement that a person or group of affiliated or associated persons (an 'Acquiring Person') has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Common Shares (except by reason of (i) exercise by such person of stock options granted to such person by the Company pursuant to any stock option or similar plan of the Company (ii) the exercise of conversion rights contained in specified classes of Preferred Stock, or (iii) the exercise of Warrants owned on the date of the Rights Agreement to acquire Common Shares deemed to be benefically owned by such person on such date, which will include warrants to acquire 1,740,000 Common Shares to be issued to an affiliate of Everest Capital Fund, Ltd.) or (b) 15 business days following the commencement of a tender offer or exchange offer by any person (other than the Company, any subsidiary of the Company or any employee benefit plan thereof) if, upon consummation hereof, such person or group would be the beneficial owner of 15% or more of such outstanding Common Shares (the earlier of such dates being called the 'Separation Date'), and will expire on October 22, 2002, unless earlier redeemed by the Company as described below. As soon as practicable following the Separation Date, separate certificates evidencing the Rights ('Right Certificates') will be mailed to holders of record of the Common Shares as of the close of business on the Separation Date and, thereafter, such separate Right Certificates alone will evidence the Rights. A holder of 15% or more of the Common Stock as of the date of the Rights Agreement will be excluded from the definition of 'Acquiring Person' unless such holder increases the aggregate percentage of its and its affiliates' beneficial ownership interest in the Company by an additional 1%.



     In the event that, at any time following the Separation Date, (a) the Company is the surviving corporation in a merger with an Acquiring Person and the Company's Common Shares are not changed or exchanged, (b) a person (other than the Company, any subsidiary of the Company or any employee benefit plan thereof), together with its Affiliates and Associates (as defined in the Rights Agreement), becomes an Acquiring Person (in any manner, except pursuant to a transaction which, as described above, does not cause such person to become an Acquiring Person (except pursuant to a tender offer for any and all outstanding Common Shares made in accordance with applicable laws, which remains open for at least 40 Business Days and into which holders of 80% or more of the Company's outstanding Common Shares tender their shares), (c) an Acquiring Person engages in one or more 'self-dealing' transactions as set forth in the Rights

Agreement or (d) during such time as there is an Acquiring Person, an event occurs (e.g., a reverse stock split), that results in such Acquiring Person's ownership interest being increased by more than one percent, the Rights Agreement provides that proper provision shall be made so that each holder of a Right will thereafter be entitled to receive, upon the exercise thereof at the then current exercise price of the Right, Common Shares (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right.



     In the event that, at any time following the first date of public announcement by the Company or an Acquiring Person indicating that an Acquiring Person has become such (the 'Shares Acquisition Date'), (a) the Company consolidates or merges with another person and the Company is not the surviving corporation, (b) the Company consolidates or merges with another person and is the surviving corporation, but in such transaction its Common Shares are changed or exchanged or (c) 50% or more of the Company's assets or earning power is sold or transferred, the Rights Agreement provides that proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, common shares of the acquiring company having a value equal to two times the exercise price of the Right.



     The Board may, at its option, at any time after the right of the Board to redeem the Rights has expired or terminated (with certain exceptions), exchange all or part of the then outstanding and exercisable Rights (other than those held by the Acquiring Person and Affiliates and Associates of the Acquiring Person) for Common Shares at a ratio of one Common Share per Right, as adjusted; provided, however, that such Right cannot be exercised once a Person, together with such Person's Affiliates and Associates, becomes the beneficiary owner of 50% or more of the Common Shares then outstanding. If the Board authorizes such an exchange, the Rights will immediately cease to be exercisable.



     Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in the fourth and fifth paragraphs of this section, any Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or Affiliate or Associate thereof shall immediately become null and void. The Rights Agreement contains provisions intended to prevent the utilization of voting trusts or similar arrangements (except for the voting arrangement between two of the Company's principal stockholders and the Company) that could have the effect of rendering ineffective or circumventing the beneficial ownership rules set forth in the Rights Agreement.



     The Purchase Price payable, and the number of Series B Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (a) in the event of a dividend of Series B Shares on, or a subdivision, combination or reclassification of, the Series B Shares, (b) upon the grant to holders of the Series B Shares of certain rights or warrants to subscribe for Series B Shares or securities convertible into Series B Shares at less than the current market price of the Series B Shares or (c) upon the distribution to holders of the Series B Shares of debt securities or assets (excluding regular quarterly cash dividends and dividends payable in Series B Shares) or of subscription rights or warrants (other than those referred to above).



     At any time after the date of the Rights Agreement until ten Business Days (as defined in the Rights Agreement) (a period that can be extended) following the Shares Acquisition Date, the Board of Directors, with the concurrence of a majority of the Independent Directors (those members of the Board who are not officers or employees of the Company or of any Subsidiary of the Company and who are not Acquiring Persons or their Affiliates, Associates, nominees or representatives, and who either (a) were members of the Board prior to the adoption of the Rights Plan or (b) were subsequently elected to the Board and were recommended for election or approved by a majority of the Independent Directors then on the Board), may redeem the Rights, in whole but not in part, at a price of $0.01 per Right, subject to adjustment (the 'Redemption Price'). Thereafter, the Board may only redeem the Rights in certain specified circumstances including in connection with certain events not involving an Acquiring Person or an Affiliate or Associate of an Acquiring Person. In addition, the Company's right of redemption may be reinstated if (a) an Acquiring Person reduces its beneficial ownership to 10% or less of the outstanding Common Shares in a transaction or series of transactions not involving the Company and (b) there is at such time no other Acquiring Person. The Rights Agreement may also be amended, as described below, to extend the period of redemption.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to shareholders or to the Company, shareholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Shares (or other consideration) of the Company or for common shares of the Acquiring Person as set forth above.



     Other than those provisions relating to the principal economic terms of the Rights or imposing limitations on the right to amend the Agreement, any of the provisions of the Rights Agreement may be amended by the Board with the concurrence of a majority of the Independent Directors or by special approval of the stockholders of the Company prior to the Separation Date. Thereafter, the period during which the Rights may be redeemed may be extended (by action of the Board, with the concurrence of a majority of the Independent Directors or by special approval of the stockholders of the Company), and other provisions of the Rights Agreement may be amended by action of the Board with the concurrence of a majority of the Independent Directors or by special approval of the shareholders of the Company; provided, however, that (a) such amendment will not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person) and (b) no amendment shall be made at such time as the Rights are no longer redeemable (except for the possibility of the right of redemption being reinstated as described above).


DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

     Section 203 of the Delaware General Corporation Law ('Section 203') generally provides that a stockholder acquiring more than 15% of the outstanding voting stock of a corporation subject to the statute (an 'Interested Stockholder') but less than 85% of such stock may not engage in certain Business Combinations (as defined in Section 203) with the corporation for a period of three years after the time the stockholder became an Interested Stockholder unless (i) prior to such time, the corporation's board of directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder or (ii) the Business Combination is approved by the corporation's board of directors and authorized at a stockholders' meeting by a vote of at least two-thirds of the corporation's outstanding voting stock not owned by the Interested Stockholder. Under Section 203, these restrictions will not apply to certain Business Combinations proposed by an Interested Stockholder following the earlier of the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who was not an Interested Stockholder during the previous three years, who became an Interested Stockholder with the approval of the corporation's board of directors or who became an Interested Stockholder at a time when the restrictions contained in Section 203 did not apply for reasons specified in Section 203, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to such person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

     Section 203 defines the term 'Business Combination' to encompass a wide variety of transactions with or caused by an Interested Stockholder, including transactions in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, transactions with the corporation which increase the proportionate interest in the corporation directly or indirectly owned by the Interested Stockholder or transactions in which the Interested Stockholder receives certain other benefits.

     The provisions of Section 203, coupled with the Board's authority to issue preferred stock without further stockholder action, could delay or frustrate the removal of incumbent directors or a change in control of the Company. The provisions also could discourage, impede or prevent a merger, tender offer or proxy contest, even if such event would be favorable to the interests of stockholders. The Company's stockholders, by adopting an amendment to the Company's Amended and Restated Certificate of Incorporation (the 'Certificate'), may elect not to be governed by Section 203 effective 12 months after such adoption. Neither the Certificate nor the Company's Amended and Restated Bylaws exclude the Company from the restrictions imposed by Section 203.

TRANSFER AGENT

     The transfer agent and registrar for the Common Stock, the 5% Preferred Stock and the Series C Preferred Stock is Continental Stock Transfer & Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

SHARES ELIGIBLE FOR FUTURE SALE




     Upon the consummation of the Stock Offerings, the Company will have 16,077,884 shares of Common Stock outstanding, assuming no exercise of (i) the Underwriters' overallotment option , (ii) outstanding options and (iii) Warrants issued in connection with the Units Offering. Of these shares, 9,795,896 shares will be freely tradeable without restriction under the Securities Act unless such shares are purchased in the Stock Offerings by Affiliates. Of the remaining 6,281,988 shares of Common Stock, 3,547,488 shares are Restricted Shares. Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act. Up to 1,642,000 of the Restricted Shares held by the directors and certain officers of the Company will be eligible for sale, subject to the restrictions of Rule 144, upon expiration of the Lock-up Agreements, which shall expire, with respect to a Lock-up Agreement concerning 1,600,000 of such shares, on a cumulative basis as to 25% of such 1,600,000 shares at the expiration of each of the 15th, 18th, 21st and 24th month following August 26, 1997, and, with respect to Lock-up Agreements concerning the remaining 42,000 shares, 180 days after the effective date of the Stock Offerings. The remaining 1,905,488 Restricted Shares will not become eligible for resale until August 1998, and then only pursuant to the restrictions under Rule 144. In addition, the Company's largest stockholder has entered into a lock-up agreement relating to 2,734,500 shares lasting for a period ending, on a cumulative basis, as to 25% of the shares of Common Stock owned by such holder, on the expiration of the 15th, 18th, 21st and 24th month following August 26, 1997. As such shares become free of such lock-up, they will be eligible for sale without restriction.



     In general, under Rule 144 as currently in effect, beginning 90 days after the conclusion of the Stock Offerings, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year, including persons who may be deemed 'affiliates' of the Company, will be entitled to sell in any three month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or
(ii) the average weekly trading volume of the Common Stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are also subject to certain other requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the three months immediately preceding the sale is entitled to sell restricted shares pursuant to Rule 144(k) without regard to the limitations described above, provided that two years have expired since the later of the date on which such restricted shares were first acquired from the Company or from an affiliate of the Company. Certain of the Company's current stockholders have demand and incidental registration rights. See 'Principal Stockholders.'



     The Company has granted options to purchase 1,733,000 shares of Common Stock to certain directors, officers and key employees of the Company pursuant to the stock plans. Of the shares underlying these outstanding options, 1,705,000 are subject to the agreements described above restricting the sale of such shares for a period of 180 days after the date of this Prospectus. Following the Stock Offerings, the Company intends to file a registration statement under the Securities Act to register shares of Common Stock issuable upon the exercise of stock options granted under the Company's stock option plans. Except as limited by the agreements described above and by Rule 144 volume limitations applicable to affiliates, shares issued upon the exercise of stock options after the effective date of such registration statement generally will be available for sale in the open market.


     The Company is unable to predict the effect that sales made under Rule 144, pursuant to future registration statements, or otherwise, may have on any then prevailing market price for shares of the Common Stock. Nevertheless, sales of a substantial amount of Common Stock in the public market, or the perception that such sales could occur, could adversely affect market prices.

                                  UNDERWRITING





     Subject to the terms and conditions set forth in a U.S. purchase agreement (the 'U.S. Purchase Agreement') among the Company and each of the underwriters named below (the 'U.S. Underwriters') and concurrently with the sale of 700,000 shares of Common Stock to the International Managers (as defined below), the Company has agreed to sell to each of the U.S. Underwriters, and each of the U.S. Underwriters for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated ('Merrill Lynch'), Lehman Brothers Inc. and Unterberg Harris are acting as representatives (the 'U.S. Representatives'), has severally agreed to purchase from the Company, the number of shares of Common Stock set forth opposite its name below.



                                                                                   NUMBER
                                U.S. UNDERWRITERS                                 OF SHARES
----------------------------------------------------------------------------   ---------------

Merrill Lynch, Pierce, Fenner & Smith
            Incorporated...................................................
Lehman Brothers Inc........................................................
Unterberg Harris...........................................................

                                                                                --------------
              Total........................................................         2,800,000
                                                                                --------------
                                                                                --------------



     The Company has also entered into an international purchase agreement
(the 'International Purchase Agreement' and, together with the U.S. Purchase Agreement, the 'Purchase Agreements') with certain underwriters outside the United States and Canada (the 'International Managers' and, together with the U.S. Underwriters, the 'Underwriters') for whom Merrill Lynch International, Lehman Brothers Inc. and Unterberg Harris are acting as representatives (the 'International Representatives'). Subject to the terms and conditions set forth in the International Purchase Agreement, and concurrently with the sale of 2,800,000 shares of Common Stock to the U.S. Underwriters pursuant to the U.S. Purchase Agreement, the Company has agreed to sell to the International Managers, and the International Managers severally have agreed to purchase, an aggregate of 700,000 shares of Common Stock. The public offering price per share and the underwriting discount per share of Common Stock are identical under the U.S. Purchase Agreement and the International Purchase Agreement.



     In each Purchase Agreement, the several U.S. Underwriters and the several International Managers, respectively have agreed, subject to the terms and conditions set forth in such Purchase Agreement, to purchase all the shares of Common Stock offered hereby, if any are purchased. In the event of default by an Underwriter, the Purchase Agreement provides that, in certain circumstances, purchase commitments of the nondefaulting Underwriters may be increased or the Purchase Agreement may be terminated. The sale of Common Stock to the U.S. Underwriters is conditioned upon the sale of shares of Common Stock to the International Managers, and vice versa.



     The U.S. Underwriters and the International Managers have entered into an Intersyndicate agreement (the 'Intersyndicate Agreement') that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, the U.S. Underwriters and the International Managers are permitted to sell shares of Common Stock to each other for purposes of resale at the initial public offering price set forth on the cover page of this Prospectus, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are non-U.S. or non-Canadian persons, or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the International Managers and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to U.S.

persons or Canadian persons or to persons they believe intend to resell to U.S. persons or Canadian persons, except, in each case, for transactions pursuant to the Intersyndicate Agreement.



     The U.S. Representatives have advised the Company that the U.S. Underwriters propose initially to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus, and
to certain dealers at such price less a concession not in excess of $      per
share of Common Stock. The U.S. Underwriters may allow, and such dealers may
reallow, a discount not in excess of $      per share of Common Stock on sales
to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.



     The Company, its directors, executive officers and certain stockholders have agreed, subject to certain exceptions, not to directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any Common Stock or any securities convertible into or exchangeable or exercisable for any shares of Common Stock or request the filing of any registration statement under the Securities Act, with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly the economic consequence of ownership of Common Stock, whether any such swap transaction is to be settled by delivery of the Common Stock or other securities, in cash or otherwise without the prior written consent of Merrill Lynch, on behalf of the Underwriters, for a period of 180 days after the date of this Prospectus. In addition, certain stockholders have entered into lock-up agreements relating to an aggregate of 4,334,500 shares of Common Stock lasting for a period ending, on a cumulative basis, as to 25% of the shares of Common Stock owned by each such holder, on the expiration of the 15th, 18th, 21st and 24th month following August 26, 1997.



     The Company has granted an option to the U.S. Underwriters, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of 420,000 additional shares of Common Stock at the public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The U.S. Underwriters may exercise this option only to cover over-allotments, if any, made on the sale of the Common Stock offered hereby. To the extent that the U.S. Underwriters exercise this option, each U.S. Underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of Common Stock proportionate to such U.S. Underwriter's initial amount reflected in the foregoing table. The Company has also granted an option to the International Managers, exercisable for 30 days after the date of this Prospectus, to purchase up to an additional 105,000 shares of Common Stock to cover over-allotments, if any, on terms similar to those granted to U.S. Underwriters.



     The Company has agreed to indemnify the several U.S. Underwriters and the International Managers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.



     The Underwriters do not intend to confirm sales of Common Stock offered hereby to any accounts over which they exercise discretionary authority.



     Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the U.S. Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the U.S. Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.



     If the Underwriters create a short position in the Common Stock in connection with the Offerings, (i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus), the U.S. Representatives may reduce that short position by purchasing Common Stock in the open market. The U.S. Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.



     The U.S. Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the U.S. Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Stock Offerings.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security before the distribution is completed.



     The Underwriters and dealers may engage in passive market making transactions in the Common Stock in accordance with Rule 103 of Regulation M promulgated by the Commission. In general, a passive market maker may not bid for, or purchase, the Common Stock at a price that exceeds the highest independent bid. In addition, the net daily purchases made by any passive market maker generally may not exceed 30% of its average daily trading volume in the Common Stock during a specified two-month prior period or 200 shares, whichever is greater. A passive market maker must identify passive market making bids as such on the Nasdaq electronic inter-dealer reporting system. Passive market making may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.



     Neither the Company nor any of the Underwriters makes any representation or prediction, however, as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the U.S. Representatives will engage in such transaction or that such transactions, once commenced, will not be discontinued without notice.



     Pursuant to an agreement, dated October 21, 1992, Batchelder & Partners, Inc., the Company's financial advisor, will receive fees in the amount of 2% of the proceeds of the Stock Offerings.


                                 LEGAL MATTERS

     Certain legal matters relating to the securities offered hereby are being passed upon for the Company by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York. Certain regulatory matters arising under the Communications Act are being passed upon by Wiley, Rein & Fielding, Washington, D.C. Certain legal matters are being passed upon for the Underwriters by Shearman & Sterling, New York, New York.


                            INDEPENDENT ACCOUNTANTS


     The consolidated financial statements of the Company as of December 31, 1995 and 1996, for each of the three years in the period ended December 31, 1996, and for the period from May 17, 1990 (the date of inception) to December 31, 1996, incorporated herein by reference, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing.

Inside back cover

Photograph of car on highway and CD Radio logo

Caption:   50 Channels of Programming
           National Satellite Coverage
           Commercial-Free Music
           CD Quality Sound

_____________________________                      _____________________________

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------
                               TABLE OF CONTENTS


                                                                                                                               PAGE
                                                                                                                               ----

Additional Information......................................................................................................     5
Incorporation of Certain Documents by Reference.............................................................................     5
Special Note Regarding Forward-Looking Statements...........................................................................     6
Prospectus Summary..........................................................................................................     7
Risk Factors................................................................................................................    14
Use of Proceeds.............................................................................................................    24
Price Range of Common Stock.................................................................................................    26
Dividend Policy.............................................................................................................    26
Dilution....................................................................................................................    27
Capitalization..............................................................................................................    28
Selected Historical Financial
  Information...............................................................................................................    29
Management's Discussion and Analysis of Financial Condition and Results
  of Operations.............................................................................................................    30
Business....................................................................................................................    35
Management..................................................................................................................    51
Principal Stockholders......................................................................................................    59
Description of Certain Indebtedness.........................................................................................    63
Description of Capital Stock................................................................................................    67
Shares Eligible for Future Sale.............................................................................................    75
Underwriting................................................................................................................    76
Legal Matters...............................................................................................................    78
Independent Accountants.....................................................................................................    78


                                3,500,000 SHARES



                                     [LOGO]

                                  COMMON STOCK



                               -----------------
                                   PROSPECTUS
                               -----------------




                              MERRILL LYNCH & CO.
                                LEHMAN BROTHERS
                                UNTERBERG HARRIS

                                             , 1997

_____________________________                      _____________________________

                   INTERNATIONAL PROSPECTUS -- ALTERNATE PAGE

                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED OCTOBER 30, 1997


PROSPECTUS


                                3,500,000 SHARES
                                     [LOGO]

                                  COMMON STOCK


                            ------------------------

     All of the shares of common stock, par value $.001 per share (the 'Common Stock'), offered hereby are being offered by CD Radio Inc. (the 'Company'). Of the 3,500,000 shares of Common Stock offered hereby, 700,000 shares are being offered outside the United States and Canada (the 'International Offering') and 2,800,000 shares are being offered in the United States and Canada (the 'U.S. Offering' and, together with the International Offering, the 'Stock Offerings'). The public offering price per share and the underwriting discount per share will be identical for both Stock Offerings. See 'Underwriting.'


     The Stock Offerings are one component of a financing transaction which includes an offer to exchange (the 'Exchange Offer') shares of the Company's
10 1/2% Series C Convertible Preferred Stock (the 'Series C Preferred Stock') for shares of the Company's outstanding 5% Delayed Convertible Preferred Stock (the '5% Preferred Stock') and an underwritten public offering of Units (the 'Units') consisting of the Company's Senior Discount Notes due 2007 (the 'Notes') and warrants (the 'Warrants') to purchase Common Stock (the 'Units Offering' and, together with the Stock Offerings, the 'Offerings'). Separate registration statements have been filed for each of the Exchange Offer and the Units Offering, and such offers will be made by separate prospectuses. The consummation of the Stock Offerings is not conditioned upon the consummation of the Units Offering but is conditioned upon the consummation of the Exchange Offer and, after giving effect to the Stock Offerings, there having ocurred one or more Qualifying Offerings (as defined herein) yielding gross proceeds in an aggregate cash amount of at least $100 million.


     Since October 24, 1997, the Company's Common Stock has traded on the Nasdaq National Market under the symbol 'CDRD.' On October 23, 1997, the closing bid price of the Common Stock as reported on the Nasdaq SmallCap Market was $23 3/4 per share.


     SEE 'RISK FACTORS' BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.


                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED
             UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                                                      PRICE TO              UNDERWRITING            PROCEEDS TO
                                                       PUBLIC               DISCOUNT(1)              COMPANY(2)
Per Share....................................            $                       $                       $
Total(3).....................................            $                       $                       $



(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See 'Underwriting.'



(2) Before deducting expenses payable by the Company estimated to be
    $           .



(3) The Company has granted to the International Managers and the U.S. Underwriters options, exercisable within 30 days of the date hereof, to purchase up to an additional 105,000 and 420,000 shares of Common Stock, respectively, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting Discount and
    Proceeds to the Company will be $            , $            and
    $            , respectively. See 'Underwriting.'


                            ------------------------

     The shares of Common Stock are being offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York, New York on or
about                , 1997.

                            ------------------------




MERRILL LYNCH INTERNATIONAL
                                  LEHMAN BROTHERS
                                                                UNTERBERG HARRIS


                            ------------------------

                  The date of this Prospectus is                , 1997.

Information contained herein is subject to completion or amendment.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES
                  TO NON-UNITED STATES HOLDERS OF COMMON STOCK



     The following is a general discussion of certain U.S. Federal income and estate tax consequences of the ownership and disposition of Common Stock by a 'Non-United States Holder.' A 'Non-United States Holder' is a person or entity that, for U.S. Federal income tax purposes, is (i) a non-resident alien individual, (ii) a foreign corporation or partnership, or (iii) a non-resident fiduciary of a foreign estate or trust.



     This discussion is based on the Internal Revenue Code of 1986, as amended (the 'Code'), and administrative interpretations as of the date hereof, all of which may be changed either retroactively or prospectively. This discussion does not address all aspects of U.S. Federal income and estate taxation that may be relevant to Non-United States Holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.



     Prospective holders should consult their tax advisors with respect to the United States Federal, state, local and non-United States income and other tax consequences to them of holding and disposing of Common Stock.



DIVIDENDS



     Subject to the discussion below, dividends paid to a Non-United States Holder of Common Stock generally will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty unless the dividend is effectively connected with the conduct of a trade or business within the United States, or, if an income tax treaty applies, is attributable to a United States permanent establishment of the Non-United States Holder and the Non-United States Holder provides the payor with proper documentation (generally Form 4224).



     In order to claim the benefit of an applicable tax treaty rate, a Non-United States Holder may have to file with the Company or its dividend paying agent an exemption or reduced treaty rate certificate or letter in accordance with the terms of such treaty. Under United States Treasury regulations currently in effect, for purposes of determining whether tax is to be withheld at a 30% rate or at a reduced rate as specified by an income tax treaty, the Company ordinarily will presume that dividends paid to the address in a foreign country are paid to a resident of such country absent knowledge that such presumption is not warranted (the 'address rule'). However, on October 6, 1997, the U.S. Treasury Department issued final regulations on withholding of income tax payments to foreign persons, effective January 1, 1999, which will abolish the address rule. Effective January 1, 1999, a Non-United States Holder seeking a reduced rate of withholding under an income tax treaty would generally be required to provide to the Company a valid Internal Revenue Service Form W-8 certifying that such Non-United States Holder is entitled to benefits under an income tax treaty. The final regulations also provide special rules for determining whether, for purposes of assessing the applicability of an income tax treaty, dividends paid to a Non-United States Holder that is an entity should be treated as being paid to the entity itself or to the persons holding an interest in that entity. A Non-United States Holder who is eligible for a reduced withholding rate may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund with the Internal Revenue Service.



     In the case of dividends that are effectively connected with the Non-United States Holder's conduct of a trade or business with the United States or, if an income tax treaty applies, is attributable to a United States permanent establishment of the Non-United States Holder, the Non-United States Holder will generally be subject to regular U.S. income tax in the same manner as if the Non-United States Holder were a United States resident. A Non-United States corporation receiving effectively connected dividends also may be subject to an additional 'branch profits tax' which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) of the Non-United States corporation's 'effectively connected earnings and profits,' subject to certain adjustments.

GAIN ON DISPOSITION OF COMMON STOCK



     A Non-United States Holder generally will not be subject to U.S. Federal income tax with respect to gain realized on a sale or other disposition of Common Stock unless (i) the gain is effectively connected with a trade or business of such Non-United States Holder in the U.S., (ii) in the case of certain Non-United States Holders who are non-resident alien individuals and hold the Common Stock as a capital asset, such individuals are present in the U.S. for 183 or more days in the taxable year of the disposition and either (a) such individuals have a 'tax home' (as defined for United States Federal income tax purposes) in the U.S., or (b) the gain is attributable to an office or other fixed place of business maintained by such individuals in the U.S., (iii) the Non-United States Holder is subject to tax, pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates whose loss of U.S. citizenship has as one of its principal purposes the avoidance of U.S. taxes, or (iv) under certain circumstances if the Company is or has been during certain time periods a 'United States real property holding corporation' within the meaning of
Section 897(c)(2) of the Code and, assuming that the Common Stock is regularly traded on an established securities market for tax purposes, the Non-United States Holder held, directly or indirectly, at any time within the five-year period preceding such disposition more than 5% of the outstanding Common Stock. The Company is not, and does not anticipate becoming, a United States real property holding corporation.



INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING



     Under the United States Treasury regulations, the Company must report annually to the Internal Revenue Service and to each Non-United States Holder the amount of dividends paid to such holder and any tax withheld with respect to such dividends. These information reporting requirements apply regardless of whether withholding is required because the dividends were effectively connected with a trade or business in the United States of the Non-United States Holder or withholding was reduced or eliminated by an applicable income tax treaty. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-United States Holder is a resident under the provisions of an applicable income tax treaty or agreement.



     United States backup withholding (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) generally will not apply to (i) dividends paid to Non-United States Holders that are subject to the 30% withholding discussed above (or that are not so subject because a tax treaty applies that reduces or eliminates such 30% withholding) or
(ii) under current law, dividends paid to a Non-United States Holder at an address outside of the United States. However, under final United States Treasury regulations, effective as of January 1, 1999, a Non-United States Holder will generally be subject to United States withholding tax at a 31% rate, unless certain certification procedures (or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures) are satisfied, directly or through a foreign intermediary.



     Backup withholding and information reporting generally will apply to dividends paid to addresses inside the United States on shares of Common Stock to beneficial owners that are not 'exempt recipients' and that fail to provide in the manner required certain identifying information.



     The payment of the proceeds of the disposition of Common Stock to or through the U.S. office of a broker is subject to information reporting unless the disposing holder, under penalty of perjury, certifies its Non-United States status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the U.S. through a Non-United States office of a Non-United States broker. However, information reporting requirements (but probably, prior to January 1, 1999, not backup withholding) will apply to a payment of disposition proceeds outside the U.S. if (A) the payment is made through an office outside the U.S. of a broker that is either
(i) a U.S. person, (ii) a foreign person which derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S.,
(iii) a 'controlled foreign corporation' for U.S. Federal income tax purposes, or (iv) effective January 1, 1999, but probably not prior to such date, a foreign broker that is (1) a foreign partnership, one or more of whose partners are U.S. persons who, in the aggregate hold more than 50% of the income or capital interest in the partnership at any time during its tax year, or (2) a foreign partnership engaged at any time during its tax year in the conduct of a trade or business in the United States, and (B) the broker fails to maintain documentary evidence that the holder is a Non-United States Holder and that certain conditions are met, or that the holder otherwise is entitled to an exemption.



     Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the Internal Revenue Service.



FEDERAL ESTATE TAX



     An individual Non-United States Holder who is treated as the owner of or has made certain lifetime transfers of an interest in the Common Stock will be required to include the value thereof in his gross estate for U.S. Federal estate tax purposes, and may be subject to U.S. Federal estate tax unless an applicable estate tax treaty provides otherwise. Estates of non-resident aliens are generally allowed a statutory credit which generally has the effect of offsetting the U.S. Federal estate tax imposed on the first $60,000 of the taxable estate.



     THE FOREGOING DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY. ACCORDINGLY, EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT HIS TAX ADVISOR WITH RESPECT TO THE UNITED STATES FEDERAL INCOME TAX AND FEDERAL ESTATE TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF COMMON STOCK, INCLUDING THE APPLICATION AND EFFECT OF THE LAWS OF ANY STATE, LOCAL, FOREIGN, OR OTHER TAXING JURISDICTION.

                                  UNDERWRITING



     Subject to the terms and conditions set forth in an international purchase agreement (the 'International Purchase Agreement') among the Company and each of the underwriters named below (the 'International Managers') and concurrently with the sale of 2,800,000 shares of Common Stock to the U.S. Underwriters (as defined below), the Company has agreed to sell to each of the International Managers, and each of the International Managers for whom Merrill Lynch International ('Merrill Lynch'), Lehman Brothers Inc. and Unterberg Harris are acting as representatives (the 'International Representatives'), has severally agreed to purchase from the Company, the number of shares of Common Stock set forth opposite its name below.



                                                                                                 NUMBER
              INTERNATIONAL MANAGERS                                                            OF SHARES
              ----------------------                                                            ---------
Merrill Lynch International..................................................................
Lehman Brothers Inc..........................................................................
Unterberg Harris.............................................................................
                                                                                                ---------







              Total..........................................................................    700,000
                                                                                                ---------
                                                                                                ---------



     The Company has also entered into a U.S. purchase agreement (the 'U.S. purchase agreement' and, together with the International Purchase Agreement, the 'Purchase Agreements') with certain underwriters in the United States and Canada (the 'U.S. Underwriters' and, together with the International Managers, the 'Underwriters') for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Lehman Brothers Inc. and Unterberg Harris are acting as representatives (the 'U.S. Representatives'). Subject to the terms and conditions set forth in the U.S. Purchase Agreement, and concurrently with the sale of 700,000 shares of Common Stock to the International Managers pursuant to the International Purchase Agreement, the Company has agreed to sell to the U.S. Underwriters, and the U.S. Underwriters severally have agreed to purchase, an aggregate of 2,800,000 shares of Common Stock. The public offering price per share and the underwriting discount per share of Common Stock are identical under the International Purchase Agreement and the U.S. Purchase Agreement.



     In each Purchase Agreement, the several International Managers and the several U.S. Underwriters, respectively have agreed, subject to the terms and conditions set forth in such Purchase Agreement, to purchase all the shares of Common Stock offered hereby, if any are purchased. In the event of default by an Underwriter, the Purchase Agreement provides that, in certain circumstances, purchase commitments of the nondefaulting Underwriters may be increased or the Purchase Agreement may be terminated. The sale of Common Stock to the U.S. Underwriters is conditioned upon the sale of shares of Common Stock to the International Managers, and vice versa.



     The International Managers and the U.S. Underwriters have entered into an intersyndicate agreement (the 'Intersyndicate Agreement') that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, the International Managers and the U.S. Underwriters are permitted to sell shares of Common Stock to each other for purposes of resale at the initial public offering price set forth on the cover page of this Prospectus, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the International Managers and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to U.S. persons or Canadian persons or to persons they believe intend to resell to U.S. persons or Canadian persons, except, in each case, for transactions pursuant to the Intersyndicate Agreement.



     The International Representatives have advised the Company that the International Managers propose initially to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess
of $       per share of Common Stock. The International Managers may allow, and
such dealers may allow, a discount not in excess of $       per share of Common
Stock on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The Company, its directors, executive officers and certain stockholders have agreed, subject to certain exceptions, not to directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any Common Stock or any securities convertible into or exchangeable or exercisable for any shares of Common Stock, or request the filing of any registration statement under the Securities Act, with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Common Stock, whether any such swap transaction is to be settled by delivery of the Common Stock or other securities, in cash or otherwise without the prior written consent of Merrill Lynch, on behalf of the Underwriters, for a period of 180 days after the date of this Prospectus. In addition, certain stockholders have entered into lock-up agreements relating to an aggregate of 4,334,500 shares of Common Stock lasting for a period ending, on a cumulative basis, as to 25% of the shares of Common Stock owned by each such holder, on the expiration of the 15th, 18th, 21st and 24th month following August 26, 1997.



     The Company has granted an option to the International Managers, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of 105,000 additional shares of Common Stock at the public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The International Managers may exercise this option only to cover over-allotments, if any, made on the sale of the Common Stock offered hereby. To the extent that the International Managers exercise this option, each International Manager will be obligated, subject to certain conditions, to purchase a number of additional shares of Common Stock proportionate to such International Manager's initial amount reflected in the foregoing table. The Company has also granted an option to the U.S. Underwriters, exercisable for 30 days after the date of this Prospectus, to purchase up to an additional 420,000 shares of Common Stock to cover over-allotments, if any, on terms similar to those granted to International Managers.



     The Company has agreed to indemnify the several International Managers and the U.S. Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.



     The Underwriters do not intend to confirm sales of Common Stock offered hereby to any accounts over which they exercise discretionary authority.



     Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the U.S. Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the U.S. Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.



     If the Underwriters create a short position in the Common Stock in connection with the Offerings, (i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus), the U.S. Representatives may reduce that short position by purchasing Common Stock in the open market. The U.S. Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.



     The U.S. Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the U.S. Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Stock Offerings.



     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security before the distribution is completed.



     The Underwriters and dealers may engage in passive market making transactions in the Common Stock in accordance with Rule 103 of Regulation M promulgated by the Commission. In general, a passive market maker may not bid for, or purchase, the Common Stock at a price that exceeds the highest independent bid. In addition, the net daily purchases made by any passive market maker generally may not exceed 30% of its average daily trading volume in the Common Stock during a specified two-month prior period or 200 shares, whichever is greater. A passive market maker must identify passive market making bids as such on the Nasdaq electronic inter-dealer reporting system. Passive market making may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.



     Neither the Company nor any of the U.S. Underwriters makes any representation or prediction, however, as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transaction or that such transactions, once commenced, will not be discontinued without notice.



     Pursuant to an agreement, dated October 21, 1992, Batchelder & Partners, Inc., the Company's financial advisor, will receive fees in the amount of 2% of the proceeds of the Stock Offerings.



                                 LEGAL MATTERS



     Certain legal matters relating to the securities offered hereby are being passed upon for the Company by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York. Certain regulatory matters arising under the Communications Act are being passed upon by Wiley, Rein & Fielding, Washington, D.C. Certain legal matters are being passed upon for the Underwriters by Shearman & Sterling, New York, New York.



                            INDEPENDENT ACCOUNTANTS



     The consolidated financial statements of the Company as of December 31, 1995 and 1996, for each of the three years in the period ended December 31, 1996, and for the period from May 17, 1990 (the date of inception) to December 31, 1996, incorporated herein by reference, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing.

                [THIS PAGE INTENTIONALLY LEFT BLANK]

                   INTERNATIONAL PROSPECTUS -- ALTERNATE PAGE


_____________________________                      _____________________________


     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.



                            ------------------------
                               TABLE OF CONTENTS



                                                                                                                               PAGE
                                                                                                                               ----

Additional Information......................................................................................................     5
Incorporation of Certain Documents by Reference.............................................................................     5
Special Note Regarding Forward-Looking Statements...........................................................................     6
Prospectus Summary..........................................................................................................     7
Risk Factors................................................................................................................    14
Use of Proceeds.............................................................................................................    24
Price Range of Common Stock.................................................................................................    26
Dividend Policy.............................................................................................................    26
Dilution....................................................................................................................    27
Capitalization..............................................................................................................    28
Selected Historical Financial Information...................................................................................    29
Management's Discussion and Analysis of Financial Condition and Results of Operations.......................................    30
Business....................................................................................................................    35
Management..................................................................................................................    51
Principal Stockholders......................................................................................................    59
Description of Certain Indebtedness.........................................................................................    63
Description of Capital Stock................................................................................................    67
Shares Eligible for Future Sale.............................................................................................    75
Certain United States Federal Tax Consequences to Non-United States Holders of Common Stock.................................    76
Underwriting................................................................................................................    79
Legal Matters...............................................................................................................    81
Independent Accountants.....................................................................................................    81



                                3,500,000 SHARES
                                     [LOGO]



                                  COMMON STOCK






                               -----------------
                                   PROSPECTUS
                               -----------------



                          MERRILL LYNCH INTERNATIONAL
                                LEHMAN BROTHERS
                                UNTERBERG HARRIS



                                             , 1997


_____________________________                      _____________________________

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The cash expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are as follows:


Securities and Exchange Commission Registration Fee..........................................   $23,175
NASD Filing Fee..............................................................................     8,148
Nasdaq Listing Fees..........................................................................         *
Blue Sky Fees and Expenses (includes fees and expenses of counsel)...........................         *
Fees of Transfer Agent and Registrar.........................................................         *
Accounting Fees and Expenses.................................................................         *
Legal Fees and Expenses......................................................................         *
Printing, Engraving and Delivery Expenses....................................................         *
                                                                                                -------
          Total..............................................................................   $     *
                                                                                                -------
                                                                                                -------


------------

*  To be completed by amendment

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees and agents against certain liabilities they may incur in such capacities, including liabilities under the Securities Act, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. The Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws require the Company to indemnify its officers and directors to the full extent permitted by Delaware law.

     Section 102 of the Delaware General Corporation Law authorizes a corporation to limit or eliminate its directors' liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for (i) breaches of the duty of loyalty, (ii) acts or omissions involving bad faith, intentional misconduct or knowing violations of the law, (iii) unlawful payments of dividends, stock purchases or redemptions, or (iv) transactions from which a director derives an improper personal benefit. The Company's Amended and Restated Certificate of Incorporation contains provisions limiting the liability of the directors to the Company and to its shareholders to the full extent permitted by Delaware law.


     Section 145 of the Delaware General Corporation Law authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him or her in any such capacity, or arising out of his or her status as such. The Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the Company may, to the full extent permitted by law, purchase and maintain insurance on behalf of any director, officer, employee or agent of the Company against any liability which may be asserted against him or her and the Company currently maintains such insurance.



     The Purchase Agreements between the Company and the Underwriters with respect to the Stock Offerings registered hereunder will provide for indemnification of the registrant and its officers and directors by the Underwriters or agents, as the case may be, against certain liabilities including liabilities under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.


EXHIBIT                                                   DESCRIPTION
-------   ------------------------------------------------------------------------------------------------------------

  1.1**   -- Purchase Agreement.
  4.1     -- Description of Capital Stock contained in the Amended and Restated Certificate of Incorporation
             (incorporated by reference to Exhibit 3.1 to the Company's Form 10-Q for the period ended March 31, 1996).
  4.2     -- Description of Rights of Security Holders contained in the Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Company's Form 10-Q for the period ended March 31, 1996).
  4.3     -- Form of Certificate for Shares of Common Stock (incorporated by reference to Exhibit 4.3 to the Company's
             Form 10-Q for the period ended March 31, 1996).
  5.1**   -- Opinion of Paul, Weiss, Rifkind, Wharton & Garrison.
 23.1     -- Consent of Coopers & Lybrand L.L.P.
 23.2**   -- Consent of Paul, Weiss, Rifkind, Wharton & Garrison (to be included in Exhibit 5.1).
 24.1*    -- Power of Attorney (included on signature page).


------------


 * Previously filed.



** To be filed by amendment.


ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (a) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
     Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


          (c) (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.


          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 30, 1997.


                                          CD RADIO INC.

                                          BY:         /S/ DAVID MARGOLESE
                                              ..................................
                                                       DAVID MARGOLESE
                                                CHAIRMAN AND CHIEF EXECUTIVE
                                                         OFFICER





     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                SIGNATURE                                      TITLE                              DATE
------------------------------------------  --------------------------------------------   -------------------
           /s/ DAVID MARGOLESE              Chairman and Chief Executive Officer            October 30, 1997
 .........................................    (Principal Executive Officer)
            (DAVID MARGOLESE)

                    *                       Executive Vice President and Chief Financial    October 30, 1997
 .........................................    Officer (Principal Financial and
          (ANDREW J. GREENEBAUM)              Accounting Officer)

                    *                       Director                                        October 30, 1997
 .........................................
           (ROBERT D. BRISKMAN)

                    *                       Director                                        October 30, 1997
 .........................................
          (LAWRENCE F. GILBERTI)

                    *                       Director                                        October 30, 1997
 .........................................
            (PETER K. PITSCH)

                    *                       Director                                        October 30, 1997
 .........................................
           (JACK Z. RUBINSTEIN)

                    *                       Director                                        October 30, 1997
 .........................................
           (RALPH V. WHITWORTH)

*By:        /s/ DAVID MARGOLESE
 .........................................
             DAVID MARGOLESE
             ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


EXHIBIT                                               DESCRIPTION                                                PAGE
--------  ----------------------------------------------------------------------------------------------------   ----

  1.1**   -- Purchase Agreement...............................................................................
  4.1     -- Description of Capital Stock contained in the Amended and Restated Certificate of Incorporation
             (incorporated by reference to Exhibit 3.1 to the Company's Form 10-Q for the period ended March
             31, 1996).........................................................................................
  4.2     -- Description of Rights of Security Holders contained in the Amended and Restated Bylaws
             (incorporated by reference to Exhibit 3.2 to the Company's Form 10-Q for the period ended March
             31, 1996).........................................................................................
  4.3     -- Form of Certificate for Shares of Common Stock (incorporated by reference to Exhibit 4.3 to the
             Company's Form 10-Q for the period ended March 31, 1996)..........................................
  5.1**   -- Opinion of Paul, Weiss, Rifkind, Wharton & Garrison..............................................
 23.1     -- Consent of Coopers & Lybrand L.L.P. .............................................................
 23.2     -- Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in Exhibit 5.1)....................
 24.1*    -- Power of Attorney (included on signature page)...................................................


------------


 *Previously filed.



**To be filed by Amendment




                              STATEMENT OF DIFFERENCES
                              ------------------------

The degree symbol shall be expressed as ................... [d]